As filed with the Securities and Exchange Commission on                     , 2005
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ONLINE RESOURCES CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	52-1623052
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

4795 Meadow Wood Lane
Suite 300
Chantilly, Virginia 20151
(703) 653-3100
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Matthew P. Lawlor
Chairman and Chief Executive Officer
ONLINE RESOURCES CORPORATION
4795 Meadow Wood Lane
Suite 300
Chantilly, Virginia 20151
(703) 653-3100
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:
Mark J. Wishner, Esq.
Mintz Levin Cohn Ferris Glovsky and Popeo, P.C.
12010 Sunset Hills Road
Suite 900
Reston, Virginia 20190
(703) 464-4800

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 other than securities offered only in connection with dividend or interest reinvestment, check the following box.    ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering Price	Aggregate	Registration
Securities to be Registered	Registered	per Share(1)	Offering Price	Fee

Common Stock $0.0001 par value per share	875,306	$9.49	$8,306,654	$978

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the high and low prices for the common stock of Online Resources Corporation, on September 8, 2005, as reported on the Nasdaq National Market.
     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED                     , 2005
PRELIMINARY PROSPECTUS
875,306 Shares
Online Resources Corporation
Common Stock
        The selling stockholders listed beginning on page 48 are offering up to 875,306 shares of common stock. We will not receive any of the proceeds from the sale of shares by the selling stockholders.
      Our shares of common stock are listed on the Nasdaq National Market under the symbol “ORCC.” The last reported sales price of our common stock on the Nasdaq National Market on September 8, 2005 was $9.50 per share.
      The selling stockholders may sell the shares of common stock described in this prospectus in a number of different ways and at varying prices. See “Plan of Distribution” beginning on page 52 for more information about how the selling stockholders may sell their shares of common stock. We will not be paying any underwriting discounts or commissions in this offering.
      Please read this prospectus carefully before you invest.
       Investing in our common stock involves risks. See “Risk Factors” beginning on page 4 to read about factors and material risks that you should consider before buying our shares of common stock.
       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is                     , 2005

      You should rely only on the information contained in this prospectus. We have not, and the selling stockholders have not, authorized anyone to provide you with additional information or information different from that contained in this prospectus. We are not, and the selling stockholders are not, offering to sell, and seeking offers to buy, shares of our common stock only in those jurisdictions where those offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time and delivery of this prospectus or of any sale of shares of common stock offered by this prospectus.

PROSPECTUS SUMMARY
      You should read the following summary together with the more detailed business information and financial statements and related notes that appear elsewhere in this prospectus and in the documents that we incorporate by reference into this prospectus. This prospectus may contain certain “forward-looking” information within the meaning of the Private Securities Litigation Reform Act of 1995. This information involves risks and uncertainties. Our actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in “Risk Factors.”
Business Overview
      Online Resources provides Internet financial technology services to financial services provider clients nationwide. The majority of our services are provided on an outsourced basis and are branded to each client. We also license Internet banking and related software, which either the client installs on its internal systems or we host in our data center.
      Through our account presentation services, users may access and view their accounts online and perform a variety of self-service functions. Through our payment services, users transact electronic bill payments and account-to-account, person-to-person and other funds transfers. Through our relationship management services, clients may take advantage of our customer care and proprietary consumer marketing services to drive Internet channel adoption and cross-selling of additional products.
      Our services are packaged for three vertical financial services markets — banks and credit unions, credit card issuers and payment acquirers.

•	Our Quotiensm product line is designed for banks, credit unions and other depository financial institutions. We provide a fully integrated suite of web-based banking and payment services, giving clients a single point of accountability for the user experience and the marketing machinery to drive Internet channel adoption. We also provide bill payment services on a stand-alone basis and license Internet banking and related software applications.

•	Our Incurrentsm product line is designed for credit card issuers. Cardholders may access their account and transaction information, set up payments and perform self-service functions. We also provide card issuers with a low-cost, web-based payment inquiry service and a means to collect delinquent payments. Incurrent Solutions Inc. (“Incurrent”), which we acquired on December 22, 2004, and which now operates as a division of our company, developed our credit card issuer services.

•	Our CertnFundssm product line has been recently introduced and is designed for e-commerce providers, primarily payment acquirers and large online billers. Our patented EFT payments gateway has real-time payment links to over 50 ATM networks and core processors, which, in turn, have real-time links to virtually all the nation’s consumer checking accounts. By routing their Internet-originated consumer payments through the CertnFunds platform, payment acquirers and billers may lower their transaction costs and increase the speed and certainty of collections.
      We believe that our domain expertise in web-based, business-to-business-to-consumer financial services fulfills a large and growing need among specialized or community-based providers. We also believe there are significant barriers to entry in our business, as it requires the development and maintenance of a large biller database, a high degree of flexibility, real-time solutions and the ability to integrate financial information and transaction processing with a low tolerance for error.
      Our business model is based primarily on consumer and business usage. Multi-year service contracts with our clients provide us with recurring user fees, which in turn are leveraged over our relatively fixed cost base. Our strategy is focused on increasing user adoption of web-based financial services within our current clients and expanding our institutional client base within the financial services market. We also intend to make strategic acquisitions to expand distribution, increase volume over our relatively fixed cost base and add new product capabilities to sell through our distribution channels.
      We are a Delaware corporation with principal executive offices located at 4795 Meadow Wood Lane, Chantilly, Virginia. Our telephone number is 703-653-3100 and our website address is www.orcc.com. Through the Investor Relations section of our website, we make available free of charge our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports as soon as reasonably practical after such material is electronically filed with or furnished to the Securities and Exchange Commission. We include our web address in this prospectus only as an inactive textual reference and do not intend it to be an active link to our website.
The Offering

Common stock to be offered by selling stockholders	875,306 shares

Common stock outstanding as of September 8, 2005	25,024,285 shares

Use of proceeds	We will not receive any proceeds from the sale of the shares of common stock covered by this prospectus.

Risk factors	See “Risk Factors” beginning on page 4 of this prospectus for a discussion of factors that you should carefully consider before deciding to invest in our common stock.

Nasdaq National Market symbol	“ORCC”
      In addition to the 25,024,285 shares of common stock outstanding, and based upon the number of shares issued and options granted as of September 8, 2005, we had additional shares of common stock available for issuance under the following plans and arrangements:

•	4,862,998 shares underlying options outstanding at a weighted average exercise price of $5.93 per share, of which 3,236,624 were exercisable; and

•	2,028,576 shares available for future issuance under our restricted stock and option plans and stock purchase plan.

SUMMARY CONSOLIDATED FINANCIAL DATA
(In thousands, except per share data)
      The following tables set forth our summary historical consolidated financial information for the periods ended and as of the dates indicated. The summary statements of operations data for the six months ended June 30, 2005 and 2004 and the balance sheet data as of June 30, 2005 are derived from our unaudited financial statements. The summary statements of operations data for the years ended December 31, 2004, 2003 and 2002 and the balance sheet data as of December 31, 2004 and 2003 are derived from our audited financial statements included elsewhere in this document. The summary statements of operations data for the years ended December 31, 2001 and 2000 and the balance sheet data as of December 31, 2002, 2001 and 2000 are derived from our audited financial statements not included elsewhere in this document. We have prepared our unaudited consolidated financial statements on the same basis as our audited consolidated financial statements. You should read the following summary consolidated financial information along with the information contained in this document, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes included elsewhere in this prospectus.

	Six Months Ended June 30,		Year Ended December 31,

	2005	2004	2004	2003	2002	2001	2000

	(Unaudited)	(Unaudited)	(Restated)	(Restated)
		(Restated)
Consolidated Statement of Operations Data:
Revenues	$29,441	$19,836	$42,286	$38,408	$32,354	$24,635	$15,644
Gross profit	$17,437	$10,839	$25,051	$22,244	$17,726	$10,321	$2,473
Income (loss) from operations	$3,625	$1,177	$3,911	$3,352	$975	$(8,604)	$(19,116)
Net income (loss)	$3,771	$1,208	$3,947	$2,102	$(406)	$(9,813)	$(18,831)
Net income (loss) per share:
Basic	$0.17	$0.07	$0.22	$0.14	$(0.03)	$(0.82)	$(1.64)
Diluted	$0.16	$0.06	$0.20	$0.13	$(0.03)	$(0.82)	$(1.64)
Shares used in calculation of net income (loss) per share:
Basic	21,770	17,944	18,057	15,141	13,521	12,026	11,487
Diluted	24,124	20,085	20,128	16,686	13,521	12,026	11,487

		December 31,
	June 30,
	2005	2004	2003	2002	2001	2000

	(Unaudited)	(Restated)	(Restated)
Consolidated Balance Sheet Data:
Cash, cash equivalents and investments	$48,744	$4,641	$13,038	$6,786	$7,704	$21,460
Working capital	51,394	10,056	14,744	8,650	8,785	21,339
Total assets	93,530	44,533	26,735	21,330	21,522	35,128
Notes payable	—	—	—	12,000	13,000	20,000
Capital lease obligation, less current portion	—	—	11	111	349	232
Other non-current liabilities	2,406	1,998	303	356	567	1,193
Total liabilities	10,789	9,712	4,378	15,832	17,184	25,923
Stockholders’ equity	82,741	34,771	22,309	5,498	4,338	9,205

RISK FACTORS
      You should carefully consider the following risks before investing in our common stock. These are not the only risks that we may face. If any of the events referred to below actually occurs, our business, financial condition, liquidity and results of operations could suffer. In that case, the trading price of our common stock could decline and you may lose all or part of your investment. You should also refer to the other information in this prospectus and in the documents we incorporate by reference into this prospectus, including our consolidated financial statements and the related notes.
Risks Related to Our Business

Prior to the third quarter of 2002, we had a history of net losses; we have achieved net income profitability for all but two fiscal quarters since the third quarter of 2002 and cannot be sure that we will be profitable in all future periods.
      Although we achieved profitability under generally accepted accounting principles, or GAAP, in all but two of the fiscal quarters since the third quarter of 2002, we cannot be certain that we can be profitable in future periods. Although we believe we have achieved economies of scale, if growth in our revenues does not significantly outpace the increase in our expenses, we may not be profitable in future periods.

We are dependent on the financial services industry, and changes within that industry could reduce demand for our products and services.
      The large majority of our revenues are derived from banks, credit unions and credit card issuers. Unfavorable economic conditions adversely impacting those parts of the financial services industry we serve could have a material adverse effect on our business, financial condition and results of operations. For example, depository financial institutions have experienced, and may continue to experience, cyclical fluctuations in profitability as well as increasing challenges to improve their operating efficiencies. Due to the entrance of non-traditional competitors and the current environment of low interest rates, the profit margins of depository financial institutions have narrowed. As a result, some financial institutions have slowed, and may continue to slow, their capital spending, including spending on web-based products and solutions, which can negatively impact sales of our online payments, account presentation, marketing and support services to new and existing clients. Decreases in, or reallocation of, capital expenditures by our current and potential clients, unfavorable economic conditions and new or persisting competitive pressures could adversely affect our business, financial condition and results of operations.

The failure to retain existing end-users or changes in their continued use of our services will adversely affect our operating results.
      There is no guarantee that the number of end-users using our services will continue to increase. Because our fee structure is designed to establish recurring revenues through monthly usage by end-users of our clients, our recurring revenues are dependent on the acceptance of our services by end-users and their continued use of account presentation, payments and other financial services we provide. Failing to retain the existing end-users and the change in spending patterns and budgetary resources of financial services providers and their end-users will adversely affect our operating results.

Any failure of our clients to effectively market our services could have a material adverse effect on our business.
      To market our services to end-users, we require the consent, and often the assistance of, our clients. We generally charge our clients fees based on the number of their end-users who have enrolled with our clients for the services we provide. Therefore, end-user enrollment affects our revenue and is important to us. Because our clients offer our services under their name, we must depend on those clients to get their end-users to use our services. Although we offer extensive marketing programs to our clients, our clients may decide not to participate in our programs or our clients may not effectively market our services to their end-users. Any failure of our clients to allow us to effectively market our services could have a material adverse effect on our business.

Demand for low-cost or free online financial services and competition may place significant pressure on our pricing structure and revenues and may have an adverse effect on our financial condition.
      Account holders eligible to use many of the online services we offer, including account presentation, bill payments and relationship management, may demand that these services be offered for lower cost or free. Clients and prospects may therefore reject our services in favor of companies that can offer more competitive prices. Thus, demand and competition may place significant pressure on our pricing structure and revenues and may have an adverse effect on our financial condition.

If we are unable to expand or adapt our services to support our end-users’ needs, our business may be materially adversely affected.
      We may not be able to expand or adapt our services and related products to meet the demands of our clients and their end-users quickly or at a reasonable cost. The number of end-users registered for our services has increased considerably. This growth has placed, and is expected to continue to place, significant demands on our personnel, management and other resources. We will need to continue to expand and adapt our infrastructure, services and related products to accommodate additional clients and their end-users, increased transaction volumes and changing end-user requirements. This will require substantial financial, operational and management resources. If we are unable to scale our system and processes to support the variety and number of transactions and end-users who ultimately use our services, our business may be materially adversely affected.

If we lose a material client, our business may be adversely impacted.
      Loss of any material client contract could negatively impact our ability to increase our revenues and maintain profitability in the future. Additionally, the departure of a large client could impact our ability to attract and retain other clients.
      One of our clients, California Federal Bank, commonly known as Cal Fed, accounted for 9% and 15% of our revenues for the years ended December 31, 2003 and 2002, respectively. During 2002, Citigroup acquired Cal Fed and converted the Cal Fed end-users to the Citigroup banking and bill payment platform in the first quarter of 2003.
      Additionally, BB&T Corporation acquired our second largest client, First Virginia Banks, Inc. (“First Virginia”), in the third quarter of 2003. In the years ended December 31, 2003 and 2002, First Virginia accounted for 5% of our revenues. BB&T converted the First Virginia end-users to the BB&T banking and bill payment platform in the fourth quarter of 2003.

Consolidation of the financial services industry could negatively impact our business.
      The continuing consolidation of the financial services industry could result in a smaller market for our services. Consolidation frequently results in a change in the systems of, and services offered by, the combined entity. This could result in the termination of our services and related products if the acquirer has its own in-house system or outsources to competitive vendors. This would also result in the loss of revenues from actual or potential retail end-users of the acquired financial services provider.

Our failure to compete effectively in our markets would have a material adverse effect on our business.
      We may not be able to compete with current and potential competitors, many of whom have longer operating histories, greater name recognition, larger, more established end-user bases and significantly greater financial, technical and marketing resources. Further, some of our competitors provide or have the ability to provide the same range of services we offer. They could market to our client and prospective client base. Other competitors, such as core banking processors, have broad distribution channels that bundle competing products directly to financial services providers. Also, competitors may compete directly with us by adopting a similar business model or through the acquisition of companies, such as resellers, who provide complementary products or services.
      A significant number of companies offer portions of the services we provide and compete directly with us. For example, some companies compete with our web-based account presentation capabilities. Some software providers also offer some of the services we provide on an outsourced basis. These companies may use bill payers who integrate with their account presentation services. Also, certain services, such as Intuit’s Quicken.com and Yahoo! Finance, may be available to retail end-users independent of financial services providers.
      Many of our competitors may be able to afford more extensive marketing campaigns and more aggressive pricing policies in order to attract financial services providers. Our failure to compete effectively in our markets would have a material adverse effect on our business.

Our quarterly financial results are subject to fluctuations, which could have a material adverse effect on the price of our stock.
      Our quarterly revenues, expenses and operating results may vary from quarter to quarter in the future based upon a number of factors, many of which are not within our control. Our revenue model is based largely on recurring revenues derived from actual end-user counts. The number of our total end-users is affected by many factors, many of which are beyond our control, including the number of new user registrations, end-user turnover, loss of clients and general consumer trends. Our results of operations for a particular period may be adversely affected if the revenues based on the number of end-users forecasted for that period are less than expected. As a result, our operating results may fall below market analysts’ expectations in some future quarters, which could have a material adverse effect on the market price of our stock.

Our limited ability to protect our proprietary technology and other rights may adversely affect our ability to compete.
      We rely on a combination of patent, copyright, trademark and trade secret laws, as well as licensing agreements, third-party nondisclosure agreements and other contractual provisions and technical measures to protect our intellectual property rights. There can be no assurance that these protections will be adequate to prevent our competitors from copying or reverse-engineering our products, or that our competitors will not independently develop technologies that are substantially equivalent or superior to our technology. To protect our trade secrets and other proprietary information, we require employees, consultants, advisors and collaborators to enter into confidentiality agreements. We cannot assure that these agreements will provide meaningful protection for our trade secrets, know-how or other proprietary information in the event of any unauthorized use, misappropriation or disclosure of such trade secrets, know-how or other proprietary information. Although we hold registered United States patents covering certain aspects of our technology, we cannot be sure of the level of protection that these patents will provide. We may have to resort to litigation to enforce our intellectual property rights, to protect trade secrets or know-how, or to determine their scope, validity or enforceability. Enforcing or defending our proprietary technology is expensive, could cause diversion of our resources and may not prove successful.

Our failure to properly develop, market or sell new products could adversely affect our business.
      The expansion of our business is dependent, in part, on our developing, marketing and selling new financial products to financial services providers and their customers. If any new products we develop prove defective or if we fail to properly market these products to financial services providers or sell these products to these providers’ customers, the growth we envision for our company may not be achieved and our revenues and profits may be adversely affected.

If we are found to infringe the proprietary rights of others, we could be required to redesign our products, pay royalties or enter into license agreements with third parties.
      There can be no assurance that a third party will not assert that our technology violates its intellectual property rights. As the number of products offered by our competitors increases and the functionality of these products further overlap, the provision of web-based financial services technology may become increasingly subject to infringement claims. Any claims, whether with or without merit, could:

•	be expensive and time consuming to defend;

•	cause us to cease making, licensing or using products that incorporate the challenged intellectual property;

•	require us to redesign our products, if feasible;

•	divert management’s attention and resources; and

•	require us to pay royalties or enter into licensing agreements in order to obtain the right to use necessary technologies.
      There can be no assurance that third parties will not assert infringement claims against us in the future with respect to our current or future products or that any such assertion will not require us to enter into royalty arrangements (if available) or litigation that could be costly to us.

System failures could hurt our business and we could be liable for some types of failures the extent or amount of which cannot be predicted.
      Like other system operators, our operations are dependent on our ability to protect our system from interruption caused by damage from fire, earthquake, power loss, telecommunications failure, unauthorized entry or other events beyond our control. Currently, we have an agreement with an offsite disaster recovery facility. In March of this year, we intend to start maintaining our own offsite disaster recovery facility. In the event of major disasters, both our primary and backup locations could be equally impacted. We do not currently have sufficient backup facilities to provide full Internet services, if our primary facility is not functioning. We could also experience system interruptions due to the failure of our systems to function as intended or the failure of the systems we rely upon to deliver our services such as ATM networks, the Internet, or the systems of financial institutions, processors that integrate with our systems and other networks and systems of third parties. Loss of all or part of our systems for a period of time could have a material adverse effect on our business. We may be liable to our clients for breach of contract for interruptions in service. Due to the numerous variables surrounding system disruptions, we cannot predict the extent or amount of any potential liability.

Security breaches could have a material adverse effect on our business.
      Like other system operators, our computer systems may be vulnerable to computer viruses, hackers, and other disruptive problems caused by unauthorized access to, or improper use of, our systems by third parties or employees. We store and transmit confidential financial information in providing our services. Although we intend to continue to implement state-of-the-art security measures, computer attacks or disruptions may jeopardize the security of information stored in and transmitted through our computer systems of those of our clients and their end-users. Actual or perceived concerns that our systems may be vulnerable to such attacks or disruptions may deter financial services providers and consumers from using our services.
      Additionally, states have adopted, and are in the process of adopting, laws and regulations requiring that in-state account holders of a financial services provider be notified if their personal confidential information is compromised. In addition, federal bank and thrift regulatory agencies have jointly issued an interagency guidance requiring the same action. Also, the laws of certain states now require and the laws being adopted in other states may require that if the specific account holders whose information has been compromised cannot be identified, all in-state account holders of the provider must be notified. If any such notice is required of us, confidence in our systems’ integrity would be undermined and both financial services providers and consumers may be reluctant to use our services.
      Data networks are also vulnerable to attacks, unauthorized access and disruptions. For example, in a number of public networks, hackers have bypassed firewalls and misappropriated confidential information. It is possible that, despite existing safeguards, an employee could divert end-user funds while these funds are in our control, exposing us to a risk of loss or litigation and possible liability. In dealing with numerous end-users, it is possible that some level of fraud or error will occur, which may result in erroneous external payments. Losses or liabilities that we incur as a result of any of the foregoing could have a material adverse effect on our business.

The potential obsolescence of our technology or the offering of new, more efficient means of conducting account presentation and payments services could negatively impact our business.
      The industry for account presentation and payments services is relatively new and subject to rapid change. Our success will depend substantially upon our ability to enhance our existing products and to develop and introduce, on a timely and cost-effective basis, new products and features that meet the changing financial services provider and retail end-user requirements and incorporate technological advancements. If we are unable to develop new products and enhanced functionalities or technologies to adapt to these changes or, if we cannot offset a decline in revenues of existing products by sales of new products, our business would suffer.

We rely on internally developed software and systems as well as third-party products, any of which may contain errors and bugs.
      Our products may contain undetected errors, defects or bugs. Although we have not suffered significant harm from any errors or defects to date, we may discover significant errors or defects in the future that we may or may not be able to correct. Our products involve integration with products and systems developed by third parties. Complex software programs of third parties may contain undetected errors or bugs when they are first introduced or as new versions are released. There can be no assurance that errors will not be found in our existing or future products or third-party products upon which our products are dependent, with the possible result of delays in or loss of market acceptance of our products, diversion of our resources, injury to our reputation and increased expenses and payment of damages.

The failure to attract or retain our officers and skilled employees could have a material adverse effect on our business.
      If we fail to attract, assimilate or retain highly qualified managerial and technical personnel, our business could be materially adversely affected. Our performance is substantially dependent on the performance of our executive officers and key employees who must be knowledgeable and experienced in both financial services and technology. We are also dependent on our ability to retain and motivate high quality personnel, especially management and highly skilled technical teams. The loss of the services of any executive officers or key employees could have a material adverse effect on our business. Our future success also depends on the continuing ability to identify, hire, train and retain other highly qualified managerial and technical personnel. If our managerial and key personnel fail to effectively manage our business, our results of operations and reputation could be harmed.

We could be sued for contract or product liability claims and lawsuits may disrupt our business, divert management’s attention or have an adverse effect on our financial results.
      Financial services providers use our products and services to provide web-based account presentation, bill payment and other financial services to their end-users. Failures in a client’s system could result in an increase in service and warranty costs or a claim for substantial damages against us. There can be no assurance that the limitations of liability set forth in our contracts would be enforceable or would otherwise protect us from liability for damages. We maintain general liability insurance coverage, including coverage for errors and omissions in excess of the applicable deductible amount. There can be no assurance that this coverage will continue to be available on acceptable terms or will be available in sufficient amounts to cover one or more large claims, or that the insurer will not deny coverage as to any future claim. The successful assertion of one or more large claims against us that exceeds available insurance coverage, or the occurrence of changes in our insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could have a material adverse effect on our business, financial condition and results of operations. Furthermore, litigation, regardless of its outcome, could result in substantial cost to us and divert management’s attention from our operations. Any contract liability claim or litigation against us could, therefore, have a material adverse effect on our business, financial condition and results of operations. In addition, because many of our projects are business-critical projects for financial services providers, a failure or inability to meet a client’s expectations could seriously damage our reputation and affect our ability to attract new business.

Government regulation could interfere with our business.
      The financial services industry is subject to extensive and complex federal and state regulation. Financial institutions such as commercial banks, savings and loan associations, savings banks, and credit unions operate under high levels of governmental supervision. Our services and related products must work within the extensive and evolving regulatory requirements applicable to these institutions.
      We are not licensed by the Office of the Comptroller of the Currency, the Board of Governors of the Federal Reserve System, the Office of Thrift Supervision, the Federal Deposit Insurance Corporation, the National Credit Union Administration or other federal or state agencies that regulate or supervise depository institutions or other providers of financial services. Under the authority of the Bank Service Company Act, the Gramm Leach Bliley Act of 1999 and other federal laws that apply to depository financial institutions, federal depository institution regulators have taken the position that we are subject to examination resulting from the services we provide to the institutions they regulate. In order not to compromise our clients’ standing with the regulatory authorities, we have agreed to periodic examinations by these regulators, who have broad supervisory authority to remedy any shortcomings identified in any such examination.
      Federal, state or foreign authorities could also adopt laws, rules or regulations relating to the financial services industry that affect our business, such as requiring us or our clients to comply with data, record keeping and processing and other requirements. It is possible that laws and regulations may be enacted or modified with respect to the Internet, covering issues such as end-user privacy, pricing, content, characteristics, taxation and quality of services and products. If enacted or deemed applicable to us, these laws, rules or regulations could be imposed on our activities or our business, thereby rendering our business or operations more costly, burdensome, less efficient or impossible and requiring us to modify our current or future products or services.

If we cannot achieve and maintain a satisfactory rating from the federal depository institution regulators, we may lose existing clients and have difficulty attracting new clients.
      The examination reports of the federal agencies that examine us are distributed and made available to our depository clients. A less than satisfactory rating from any regulatory agency increases the obligation of our clients to monitor our capabilities and performance as a part of their own compliance process. It could also cause our clients and prospective clients to lose confidence in our ability to adequately provide services, thereby possibly causing them to seek alternate providers, which would have a corresponding detrimental impact on our revenues and profits.

We are exposed to increased costs and risks associated with complying with increasing and new regulation of corporate governance and disclosure standards.
      We are spending an increased amount of management time and external resources to comply with changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, new SEC regulations and Nasdaq Stock Market rules.
      In particular, Section 404 of the Sarbanes-Oxley Act of 2002 requires management’s annual review and evaluation of our internal control systems, and attestations of the effectiveness of these systems by our independent registered public accounting firm. We document and test our internal control systems and procedures and consider improvements that may be necessary in order for us to comply with the requirements of Section 404. This process requires us to hire outside advisory services and results in additional expenses for us. In addition, the evaluation and attestation processes required by Section 404 are new, and neither companies nor auditing firms have significant experience in testing or complying with these requirements. Although we believe we currently have adequate internal controls over financial reporting, in the event that our chief executive officer, chief financial officer or independent registered public accounting firm determines that our controls over financial reporting are not effective as defined under Section 404 in the future, investor perceptions of our company may be adversely affected and could cause a decline in the market price of our stock.
Risks Related to Acquisitions

We may face difficulties in integrating acquired businesses.
      We acquired Incurrent in December 2004 and Integrated Data Systems, Inc. (“IDS”) in June 2005 and may acquire additional businesses in the future. To achieve the anticipated benefits of these acquisitions, we need, and will need, to successfully integrate the acquired businesses with our operations, to consolidate certain functions and to integrate procedures, personnel, product lines and operations in an efficient and effective manner. The integration process may be disruptive to, and may cause an interruption of, or a loss of momentum in, our business as a result of a number of potential obstacles, such as:

•	the loss of key employees or end-users;

•	the need to coordinate diverse organizations;

•	difficulties in integrating administrative and other functions;

•	the loss of key members of management following the acquisition; and

•	the diversion of our management’s attention from our day-to-day operations.
      If we are not successful in integrating these businesses or if the integrations takes longer than expected, we could be subject to significant costs and our business could be adversely affected.

Our acquisitions increase the size of our operations and the risks described herein.
      Our acquisitions increase the size of our operations and may intensify some of the other risks described herein. There are also additional risks associated with managing a significantly larger company, including, among other things, the application of company-wide controls and procedures.

We made our acquisitions, and may make future acquisitions, on the basis of available information, and there may be liabilities or obligations that were not or will not be adequately disclosed.
      In connection with any acquisition, we conduct a review of information as provided by the management of that company. It may have incurred contractual, financial, regulatory or other obligations and liabilities that may impact us in the future, which are not adequately reflected in unaudited financial and other information upon which we based our evaluation of the acquisition. If the unaudited financial and other information on which we have relied in making our offer for that company proves to be materially incorrect or incomplete, it could have a material adverse effect on our consolidated businesses, financial condition and operations.

Acquired companies give us limited warranties and indemnities in connection with their businesses, which may give rise to claims by us.
      We rely upon limited representations and warranties of the companies we acquire. Although we put in place contractual and other legal remedies and limited escrow protection for losses that we may incur as a result of breaches of agreements, representations and warranties pertaining to the acquisition, we cannot assure you that our remedies will adequately cover any losses that we incur.
Risks Related to Our Capital Structure

Our stock price is volatile.
      The market price of our common stock has been subject to significant fluctuations and may continue to be volatile in response to:

•	actual or anticipated variations in quarterly operating results;

•	announcements of technological innovations;

•	new products or services offered by us or our competitors;

•	changes in financial estimates or ratings by securities analysts;

•	conditions or trends in the Internet and online commerce industries;

•	changes in the economic performance and market valuations of other Internet online service industries;

•	announcements by us of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

•	additions or departures of key personnel;

•	future equity or debt offerings or acquisitions or our announcements of these transactions; and

•	other events or factors, many of which are beyond our control.
      The stock market in general and the Nasdaq National Market have experienced extreme price and volume fluctuations and volatility that has particularly affected the market prices of many technology, emerging growth and developmental stage companies. Such fluctuations and volatility have often been unrelated or disproportionate to the operating performance of such companies. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted against a company. Litigation, if instituted, whether or not successful, could result in substantial costs and a diversion of management’s attention and resources, which would have a material adverse effect on our business.

We have a substantial number of shares of common stock, including shares that may be issued upon exercise of options under our equity compensation plan and issued in connection to certain acquisitions that, if sold, could affect the trading price of our common stock.
      We have approximately 5.1 million shares of common stock that may be issued upon exercise of stock options and participation in our employee stock purchase program. We have also issued shares of our common stock in connection to certain acquisitions and may issue additional shares of our common stock in connection to future acquisitions. We cannot predict the effect, if any, that future sales of shares of common stock or the availability of shares of common stock for future sale will have on the market price of our common stock. Sales of substantial amounts of common stock (including shares issued upon the exercise of stock options), or the perception that such sales could occur, may adversely affect prevailing market prices for our common stock.
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
      This prospectus and the documents incorporated by reference herein contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements relate to future events or our future financial performance and can be identified by terminology such as “may,” “will,” “should,” “expects,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of such terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under “Risk Factors,” that may cause our or our industry’s actual results, levels of activity, performance or achievements to vary from those expressed or implied by such forward-looking statements. Before deciding to purchase our common stock you should carefully consider the risks described in the “Risk Factors” section, in addition to the other information set forth in this prospectus and the documents incorporated by reference herein.
      Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of such statements. We do not intend to update any of the forward-looking statements after the date of this prospectus to conform such statements to actual results except as required by law.
      Any forward-looking statements represent our best judgment as of the date of this prospectus, and we caution third parties not to place undue reliance on such statements. Actual performance and results of operations may differ materially from those projected or suggested in the forward-looking statements due to certain risks and uncertainties, including, but not limited to, the risks and uncertainties described or discussed in the section “Risk Factors.” These risks include, among others, the following:

•	our history of prior losses and lack of certainty as to our continuing profitability;

•	possible fluctuations of our quarterly financial results;

•	our failure to retain or increase our end-users;

•	our dependence on the marketing efforts of third parties;

•	our dependence on our clients to market our services;

•	the possibility that we may not be able to expand to meet increased demand for our services and related products;

•	the potential adverse impact that a loss of a material client may have on our financial results;

•	our potential inability to compete with larger, more established businesses offering similar products or services;

•	our inability to attract and retain qualified management and technical personnel and our dependence on our executive officers and key employees;

•	possible security breaches or system failures disrupting our business and the liability associated with these disruptions;

•	the possibility of the development of defective new products;

•	reduction or elimination of the fees we charge for some services due to the consumer demand for low-cost or free online financial services;

•	the potential impact of the consolidation of the banking and financial services industry;

•	interference with our business from the adoption of government regulations;

•	our need to maintain satisfactory ratings from federal depository institution regulators;

•	the potential of litigation;

•	our volatile stock price; and

•	the trading of a substantial number of shares adversely impacting the price of our shares.
USE OF PROCEEDS
      The proceeds from the sale of common stock offered pursuant to this prospectus are solely for accounts of selling stockholders. We will not receive any proceeds from the sale of the shares of common stock.
PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY
      Our common stock is traded on the Nasdaq National Market under the symbol “ORCC.”
      The following table sets forth, for the periods indicated, the range of high and low sale prices for our common stock all as reported by the Nasdaq National Market. The quotations represent interdealer quotations, without adjustments for retail mark ups, mark downs, or commissions, and may not necessarily represent actual transactions.

	Price Range of
	Common Stock

	High	Low

Year Ended December 31, 2003:
First Quarter	$3.45	$2.50
Second Quarter	$6.37	$2.62
Third Quarter	$7.40	$5.24
Fourth Quarter	$7.98	$6.03
Year Ended December 31, 2004:
First Quarter	$8.28	$5.70
Second Quarter	$7.48	$5.75
Third Quarter	$7.27	$5.90
Fourth Quarter	$7.53	$6.70
Year Ended December 31, 2005:
First Quarter	$9.95	$7.25
Second Quarter	$11.59	$8.50
Third Quarter (through September 8, 2005)	$11.17	$9.18
      On September 8, 2005, the last reported sale price of our common stock on the Nasdaq National Market was $9.50 per share. As of September 8, 2005, there were approximately 190 holders of record of our common stock.
      We have not paid any cash dividends on our common stock and currently intend to retain any future earnings for use in our business. Accordingly, we do not anticipate declaring or paying any cash dividends on our common stock in the foreseeable future.

SELECTED CONSOLIDATED FINANCIAL DATA
(In thousands, except per share data)
      The following tables set forth our summary historical consolidated financial information for the periods ended and as of the dates indicated. The summary statements of operations data for the six months ended June 30, 2005 and 2004 and the balance sheet data as of June 30, 2005 are derived from our unaudited financial statements. The summary statements of operations data for the years ended December 31, 2004, 2003 and 2002 and the balance sheet data as of December 31, 2004 and 2003 are derived from our audited financial statements included elsewhere in this document. The summary statements of operations data for the years ended December 31, 2001 and 2000 and the balance sheet data as of December 31, 2002, 2001 and 2000 are derived from our audited financial statements not included elsewhere in this document. We have prepared our unaudited consolidated financial statements on the same basis as our audited consolidated financial statements. You should read the following summary consolidated financial information along with the information contained in this document, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes included elsewhere in this Prospectus.

	Six Months Ended June 30,		Year Ended December 31,

	2005	2004	2004	2003	2002	2001	2000

	(Unaudited)	(Unaudited)	(Restated)	(Restated)
		(Restated)
Statement of Operations Data:
Revenues:
Service fees	$26,120	$18,553	$39,202	$33,607	$29,603	$21,679	$13,311
Professional services and other	3,321	1,283	3,084	4,801	2,751	2,956	2,333

Total revenues	29,441	19,836	42,286	38,408	32,354	24,635	15,644
Costs and expenses:
Total costs of revenues	12,004	8,997	17,235	16,164	14,628	14,314	13,171

Gross profit	17,437	10,839	25,051	22,244	17,726	10,321	2,473

General and administrative	6,547	4,198	9,931	8,628	7,038	6,930	6,371
Sales and marketing	4,967	3,650	7,416	6,433	5,368	5,931	8,972
Systems and development	2,298	1,814	3,793	3,831	4,345	5,855	6,246
Non-recurring charges	—	—	—	—	—	209	—

Total expenses	13,812	9,662	21,140	18,892	16,751	18,925	21,589

Income from operations	3,625	1,177	3,911	3,352	975	(8,604)	(19,116)
Other income (expense), net	342	49	182	(1,234)	(1,381)	(2,292)	502
Gain from extinguishment of debt(1)	—	—	—	—	—	1,083	—

Income (loss) before change in accounting principle	3,967	1,226	4,093	2,118	(406)	(9,813)	(18,614)
Change in accounting principle(2)	—	—	—	—	—	—	(217)

Income (loss) before income tax provision	3,967	1,226	4,093	2,118	(406)	(9,813)	(18,831)
Income tax provision	196	18	146	16	—	—	—

Net income (loss)	$3,771	$1,208	$3,947	$2,102	$(406)	$(9,813)	$(18,831)

	Six Months Ended June 30,		Year Ended December 31,

	2005	2004	2004	2003	2002	2001	2000

	(Unaudited)	(Unaudited)	(Restated)	(Restated)
		(Restated)
Net income (loss) per share:
Basic	$0.17	$0.07	$0.22	$0.14	$(0.03)	$(0.82)	$(1.64)
Diluted	$0.16	$0.06	$0.20	$0.13	$(0.03)	$(0.82)	$(1.64)
Pro forma, assuming the change in accounting principle is accounted for retroactively(3):
Net loss							$(18,614)

Basic and diluted loss per share							$(1.62)
Shares used in calculation of net income (loss) per share:
Basic	21,770	17,944	18,057	15,141	13,521	12,026	11,487
Diluted	24,124	20,085	20,128	16,686	13,521	12,026	11,487

(1)	In May 2001, we used $2.2 million of our cash to repurchase $3.5 million of the 8% convertible subordinated notes, which payments resulted in a one-time gain of $1,083,153.

(2)	In the fourth quarter of 2000, we adopted a change in accounting principle for implementation fees, retroactive to January 1, 2000, under Staff Accounting Bulletin 101 (“SAB 101”), Revenue Recognition in Financial Statements.

(3)	Pro forma (as if) amounts, assuming retroactive application of SAB 101 for period of change.

		December 31,
	June 30,
	2005	2004	2003	2002	2001	2000

	(Unaudited)	(Restated)	(Restated)
Consolidated Balance Sheet Data:
Cash, cash equivalents and investments	$48,744	$4,641	$13,038	$6,786	$7,704	$21,460
Working capital	51,394	10,056	14,744	8,650	8,785	21,339
Total assets	93,530	44,533	26,735	21,330	21,522	35,128
Notes payable	—	—	—	12,000	13,000	20,000
Capital lease obligation, less current portion	—	—	11	111	349	232
Other non-current liabilities	2,406	1,998	303	356	567	1,193
Total liabilities	10,789	9,712	4,378	15,832	17,184	25,923
Stockholders’ equity	82,741	34,771	22,309	5,498	4,338	9,205

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OPERATIONS
      The following discussion may contain certain “forward-looking” information within the meaning of the Private Securities Litigation Reform Act of 1995. This information involves risks and uncertainties. Our actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in “Risk Factors.” See “Special Note Regarding Forward Looking Statements.”
Restatement of Consolidated Financial Statements
      On August 15, 2005, the Company concluded that the Company’s financial statements for fiscal periods ending December 31, 2004 and 2003 and the first interim period of 2005 should be restated to reflect an amendment of its accounting treatment for unclaimed bill payment checks.
      In the third quarter of 2003, the Company adopted a policy to recognize stale bill payment checks as assets and began withdrawing funds related to certain stale unclaimed bill payment checks from an escrow account held for bill payments. The Company believed that there was a basis for making a claim of ownership of these funds for unclaimed bill payment checks after reviewing an appropriate legal analysis. Based on the length of time that the unclaimed checks were outstanding, the Company would withdraw the cash from the escrow accounts and record an asset with a corresponding liability. The Company then reduced the liability in accordance with FASB Statement No. 5, Accounting for Contingencies, based on an analysis of its payment history related to stale unclaimed bill payments with a corresponding reduction to payment processing costs. The amount by which payment processing costs were reduced from July 1, 2003 through December 31, 2004 totaled $1.7 million. The Company has determined that under this policy, the liability for the unclaimed bill payments should not have been reduced as the liability was not legally extinguished under paragraph 16 of FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.
      Under its revised policy, the Company will either return unclaimed funds to its financial institution clients or surrender the funds to the appropriate state escheat funds. The policy was revised to derive consistency with that of other bill payment providers, to take cognizance of changes occurring in the adoption of unclaimed property laws and to resolve issues regarding the manner in which the Company accounted for unclaimed bill payment funds following the adoption of its initial policy.
      Following the restatement, unclaimed bill payment funds will no longer contribute to the Company’s financial performance or be reflected in its statements of operations. Unclaimed bill payment funds will no longer be used to reduce the Company’s service costs, thereby resulting in a corresponding decrease in the Company’s gross profits and net income. In addition, the Company will accrue a liability equal to the cash it obtained subsequent to the adoption of its initial policy to reflect its obligation to either return funds to its clients or to surrender the funds in accordance with unclaimed property laws. This cash and the corresponding liability will remain on the Company’s balance sheet until such funds have been disposed of in accordance with the new policy. As a result of this revised policy, the Company restated its financial statements, which resulted in a reduction to net income of $1.0 million and $0.7 million and reduced earnings per share by $0.05 and $0.04 for the years ended December 31, 2004 and 2003, respectively.

	Years Ended December 31,

	2004		2003

	Previously		Previously
	Reported	Restated	Reported	Restated

Service costs	$14,894,206	$15,927,447	$14,020,014	$14,681,696
Gross profit	26,083,914	25,050,673	22,905,051	22,243,369
Income from operations	4,944,392	3,911,151	4,013,635	3,351,953
Net income	4,980,293	3,947,052	2,763,769	2,102,087
Net income per share:
Basic	$0.28	$0.22	$0.18	$0.14
Diluted	$0.25	$0.20	$0.17	$0.13
Comprehensive income	$4,974,851	$3,945,450	$2,758,327	$2,143,784
      This Management’s Discussion and Analysis of Financial Condition and Results of Operations on and for the years ending December 31, 2004 and 2003 has been modified and updated to reflect the effects of these restatements.
OVERVIEW
      We provide Internet technology services consisting of account presentation, payment and relationship management services to financial services providers nationwide. Our services, branded in the clients’ name, integrate seamlessly into a single-vendor, end-to-end solution, supported by 24×7 customer care, targeted consumer marketing, training and other network and technical professional products and services.
      We manage our business through two reportable segments: banking and card. The operating results of the business segments exclude the allocation of intangible asset amortization.
      Registered end-users using account presentation, bill payment or both, are the major drivers of our revenues. Since June 30, 2004, the number of users using our account presentation services increased 557%, and the number of users using our payment services increased 32%, for an overall 272% increase in users. Exclusive of the 2.4 million users added through the acquisition of Incurrent, account presentation services users increased 10% and overall users increased 25%.

	Period Ended		Increase/
	June 30,		(Decrease)

	2005	2004	#	%

Account presentation users (000s):
Banking segment	481	439	42	10%
Card segment	2,405	—	2,405	N/A
Enterprise	2,886	439	2,447	557%
Payment services users (000s):
Banking segment	858	651	207	32%
Total users (000s):
Banking segment	1,213	972	241	25%
Card segment	2,405	—	2,405	N/A
Enterprise	3,618	972	2,646	272%
      We have long-term service contracts with our financial services provider clients. The majority of our revenues are recurring, though these contracts also provide for implementation, set-up and other non-recurring fees. Account presentation services revenues are based on either a monthly license fee, allowing our financial institution clients to register an unlimited number of customers, or a monthly fee for each registered customer. Payment services revenues are based on either a monthly fee for each customer enrolled, a fee per executed transaction, or a combination of both. Our clients pay nearly all of our fees and then determine if or how they want to pass these costs on to their users. They typically provide account presentation services to users free of charge, as they derive significant potential benefits including account retention, delivery and paper cost savings, account consolidation and cross-selling of other products. As of June 30, 2005 approximately 40% of our clients were charging their users for providing payment services.
      As a network-based service provider, we have made substantial up-front investments in infrastructure, particularly for our proprietary systems. While we continue to incur ongoing development and maintenance costs, we believe the infrastructure we have built provides us with significant operating leverage. In 2003 we began an effort to upgrade and rewrite certain of our applications infrastructure that will continue into 2006. We expect that this effort will require incremental capital expenditures, primarily for additional development labor, of between $3.0 million and $5.0 million over that period.
      We continue to automate processes and develop applications that allow us to make only small increases in labor and other operating costs relative to increases in customers and transactions. We believe our financial and operating performance will be based primarily on our ability to leverage additional end-users and transactions over this relatively fixed cost base.

Critical Accounting Policies
      The policies discussed below are considered by management to be critical to an understanding of our annual audited financial statements because their application places the most significant demands on management’s judgment, with financial reporting results relying on estimates about the effect of matters that are inherently uncertain. Specific risks for these critical accounting policies are described in the following paragraphs. For all of these policies, management cautions that future events rarely develop exactly as forecast, and the best estimates routinely require adjustment.
      The provision for losses on accounts receivable and allowance for doubtful accounts are recognized based on our estimate, which considers our historical loss experience, including the need to adjust for current conditions, and judgments about the probable effects of relevant observable data and financial health of specific customers.
      Property and equipment, including leasehold improvements, are recorded at cost. Software and hardware consisting of central processing systems and terminals represent the majority of the property and equipment and are potentially subject to technological changes and obsolescence. Depreciation is calculated using the straight-line method over the estimated useful lives of the related assets, which are generally three to five years. Equipment recorded under capital leases is amortized over the estimated useful life of the asset.
      We capitalize the cost of computer software developed or obtained for internal use in accordance with Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use (“SOP No. 98-1”). Capitalized computer software costs consist primarily of payroll-related and consulting costs incurred during the development stage. We expense costs related to preliminary project assessments, research and development, re-engineering, training and application maintenance as they are incurred. Capitalized software costs are being depreciated on a straight-line basis over a period of three years upon being placed in service. We periodically evaluate the assets for recoverability when events or circumstances indicate a potential impairment.
      We generate revenues from service fees, professional services, and other supporting services. Service fees are primarily composed of three business lines, account presentation services, payment services and relationship management services. Revenues from service fees include new user registration fees, account access fees, transaction fees, customer service fees and relationship marketing support fees. Revenues from service fees are recognized over the term of the contract as the services are provided.

      Professional services revenues consist of implementation fees associated with the linking of our financial institution client’s to our Quotiensm e-financial suite through various networks, web development and hosting fees, training fees and communication services. In accordance with Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements (“SAB No. 101”), which we adopted effective January 1, 2000, implementation fees and related direct implementation costs are recognized on a straight-line basis over the contract term as the services are provided, which typically range from one to five years (generally three years). Prior to 2000, we recognized nonrefundable implementation fees as revenue under the percentage of completion method as certain milestone output measures were completed. Due to the adoption of SAB No. 101, revenue that was previously recognized under our prior revenue recognition policy will be recognized under our revised revenue recognition policy through periods up to 2004 because some contract periods extend through 2004. During the years ended December 31, 2004, 2003 and 2002, we recognized revenue of $6,000, $37,000, and $275,000, respectively, and related direct incremental costs that were included in the cumulative effect adjustment at January 1, 2000. Revenues from web development, web hosting and training are recognized over the term of the contract as the services are provided.
      Other revenues consist of service fees associated with enhanced third-party solutions, termination fees and interest earned on bill payment escrow accounts. Service fees for enhanced third-party solutions include fully integrated bill payment and account retrieval through Intuit’s Quicken, check ordering, inter-institution funds transfer, account aggregation and check imaging. Revenues from these service fees are recognized over the term of the contract as the services are provided. Termination fees are recognized upon termination of a contract. We collect funds from end-users and aggregate them in clearing accounts which are not included on our consolidated balance sheets as we do not have ownership of the funds. For certain transactions, funds may remain in the clearing accounts until a payment check is deposited or other payment transmission is accepted by the receiving merchant. We earn interest on these funds for the period they remain in the clearing accounts. This interest totaled $0.6, $0.4 and $0.4 million for the years ended December 31, 2004, 2003 and 2002, respectively.
      In December 2002, Emerging Issues Task Force Issue (“EITF”) No. 00-21, Revenue Arrangements with Multiple Deliverables (“EITF No. 00-21”), was released effective for revenue arrangements entered into in fiscal periods beginning after June 15, 2003. EITF No. 00-21 establishes new requirements for determining whether an arrangement involving multiple deliverables contains more than one unit of accounting. We adopted EITF No. 00-21 and there has been no material impact on the financial position or results of operations from the adoption of EITF No. 00-21.
      We have a full valuation allowance on our deferred tax asset resulting from our net operating loss carryforwards since the likelihood of the realization of that asset cannot be determined. Our history of losses and relatively limited experience generating taxable income constitute significant negative evidence about the realization of the deferred tax asset. Our projection of future taxable income does not provide positive evidence of equal or greater significance to overcome the negative evidence. Therefore, in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 109, Accounting for Income Taxes (“SFAS No. 109”), we recognize a full valuation allowance on our net deferred tax assets until sufficient positive evidence exists that it is “more likely than not” that the benefit will be realized.

Results of Operations
      We have had two reportable segments, banking and card, since our acquisition of Incurrent in December 2004. The following table presents the summarized results of operations for our two segments (dollars in thousands):

	Six Months Ended June 30,

	2005		2004

	Dollars	%	Dollars	%

Revenues:
Banking	$24,970	85%	$19,836	100%
Card	4,471	15%	—	0%

Total	$29,441	100%	$19,836	100%

Gross profit:
Banking	$15,204	61%	$10,840	55%
Card	2,334	52%	—	0%
Unallocated	(100)		—

Total	$17,438	59%	$10,840	55%

Operating expenses:
Banking	$12,240	89%	$9,663	100%
Card	1,516	11%	—	0%
Unallocated	57	0%	—	0%

Total	$13,813	100%	$9,663	100%

Income from operations:
Banking	$2,964	12%	$1,177	6%
Card	818	18%	—	0%
Unallocated	(157)		—

Total	$3,625	12%	$1,177	6%

SIX MONTHS ENDED JUNE 30, 2005 COMPARED TO THE SIX MONTHS ENDED JUNE 30, 2004.
      We generate revenues from account presentation services, payment services, relationship management services and professional services and other revenues. Revenues increased $9.5 million, or 48%, to $29.4 million for the six months ended June 30, 2005, from $19.9 million for the same period of 2004.

This increase was attributable to a 26% increase in banking segment revenues and $4.5 million in revenues contributed by the new card segment acquired on December 22, 2004.

	Six Months		Increase/
	Ended June 30,		(Decrease)

	2005	2004	#	%

Revenues (in millions):
Account presentation services	$5.0	$1.6	$3.4	222%
Payment services	17.1	13.1	4.0	31%
Relationship management services	4.0	3.9	0.1	2%
Professional services and other	3.3	1.3	2.0	159%

Total revenues	$29.4	$19.9	$9.5	48%

Payment metrics:
Payment services clients	740	687	53	8%
Payment transactions (000s)	22,222	17,335	4,887	28%
Adoption rates:
Account presentation services — Banking(1)	28.1%	19.3%	8.8%	46%
Account presentation services — Card(1)	16.0%	N/A	N/A	N/A
Payment services(2)	9.5%	6.2%	3.3%	53%
Notes:

(1)	Represents the percentage of users subscribing to our account presentation services out of the total number of potential users enabled for account presentation services.

(2)	Represents the percentage of users subscribing to our payment services out of the total number of potential users enabled for payment services.
      Account Presentation Services. Both the banking and card segments contribute to account presentation services revenues, which increased $3.4 million compared to the same period of last year to $5.0 million. The inclusion of the new card segment in 2005 is the reason for the increase, with account presentation services revenue generated by the banking segment remaining flat compared to 2004. This is the result of our decision to fix price the account presentation service to our banking segment clients in an effort to drive adoption of those services. This allows our financial services provider clients to register an unlimited number of account presentation services users (as evidenced by the 46% increase in banking account presentation services adoption since June 30, 2005) to whom we can then attempt to up-sell our higher margin bill pay products and other services.
      Payment Services. Primarily composed of revenues from the banking segment, payment services revenues increased to $17.1 million for the six months ended June 30, 2005 compared to $13.1 million in the prior year. This was driven by a 32% increase in the number of period-end payment services users and a 28% increase in the number of payment transactions processed during the period. The increases in period-end payment services users and the number of payment transactions processed were driven by two factors: an increase in financial services provider clients using our payment services and an increase in payment services adoption. Compared to June 30, 2004, the number of financial services provider clients using our payment services increased from 687 clients to 740 clients. Additionally, we increased the adoption rate of our payment services from 6.2% at June 30, 2004 to 9.5% at June 30, 2005.
      Relationship Management Services. Consisting entirely of revenues from the banking segment, relationship management services revenues remained relatively flat, increasing $0.1 million to $4.0 million. This is the result of the loss of one of our largest clients in the first quarter of 2005, offset by an increase of 25% in the number of period-end banking segment end-users utilizing either account presentation or payment services compared to 2004. We expect relationship management services revenues growth to continue to be flat as more of our financial services provider clients move to a monthly license fee pricing model similar to the one we use for account presentation services.
      Professional Services and Other. Both the banking and card segments contribute to professional services and other revenues, which increased $2.0 million from $1.3 million in 2004 to $3.3 million in 2005. Of this increase, $0.9 million was the result of the inclusion of the new card segment in 2005. The remaining $1.1 million of the increase was due to increased termination fees and professional services work in the banking segment in 2005 compared to 2004.

Costs and Expenses

	Six Months		Increase/
	Ended June 30,		(Decrease)

	2005(1)	2004(1)	#(1)%

Revenues	$29.5	$19.9	$9.6	48%
Costs of revenues	12.0	9.0	3.0	33%

Gross profit	17.5	10.9	6.6	61%
Gross margin	59%	55%	4%	7%
Operating expenses
General & administrative	6.5	4.2	2.3	56%
Sales & marketing	5.0	3.7	1.3	36%
Systems & development	2.3	1.8	0.5	27%

Total operating expenses	13.8	9.7	4.1	43%

Income from operations	3.7	1.2	2.5	208%
Other income, net	0.1	—	0.1

Net income	$3.8	$1.2	$2.6	212%

Basic net income per share	$0.17	$0.07	$0.10	143%
Diluted net income per share	$0.16	$0.06	$0.10	167%
Notes:

(1)	In millions except for net income per share and per user metrics.
      Costs of Revenues. Costs of revenues encompass the direct expenses associated with providing our services. These expenses include telecommunications, payment processing, systems operations, customer service, implementation and professional services work. Costs of revenues increased by $3.0 million to $12.0 million for the six months ended June 30, 2005, from $9.0 million for the same period in 2004. In addition to the inclusion of $2.1 million in costs associated with the new card segment, $0.4 million of the increase resulted from increased amortization of software development costs capitalized in accordance with Statement of Position No. 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use (“SOP No. 98-1”), $0.4 million of the increase related to increases in volume-related payment processing, systems operations and telecommunications costs and $0.1 million was due to the amortization of purchased technology related to the acquisition of Incurrent in December 2004.
      Gross Profit. Gross profit increased to $17.5 million for the six months ended June 30, 2005 from $10.9 million for the same period of 2004. Of the $6.6 million increase, $2.3 million, or 35%, related to the inclusion of the new card segment, and the remaining $4.3 million, or 65%, related to growth in the banking segment. Gross margin increased to 59% due to increased service fees leveraged over our relatively fixed cost of revenues.
      General and Administrative. General and administrative expenses primarily consist of salaries for executive, administrative and financial personnel, consulting expenses and facilities costs such as office leases, insurance, and depreciation. General and administrative expenses increased $2.3 million, or 56%, to

$6.5 million for the six months ended June 30, 2005, from $4.2 million in the same period of 2004. Outside of the $0.6 million in additional expenses related to the inclusion of the new card segment, the remaining $1.7 million increase was attributable to increased depreciation expense, increased rent expense, increased fees related to Sarbanes-Oxley compliance and increased salary and benefits costs as a result additional headcount.
      Sales and Marketing. Sales and marketing expenses include salaries and commissions paid to sales and marketing personnel, consumer marketing costs, public relations costs, and other costs incurred in marketing our services and products. Sales and marketing expenses increased $1.3 million, or 36%, to $5.0 million for the six months ended June 30, 2005, from $3.7 million in 2004. In addition to the $0.9 million related to the inclusion of the new card segment, the increase was the result of increased salary and benefits costs as a result of the expansion of our sales and client services groups, increased remuneration expenses to our reseller partners owing to higher user and transaction volumes, increased marketing costs resulting from running a higher number of client-sponsored marketing programs and increased sales commissions due to higher sales activity in 2005.
      Systems and Development. Systems and development expenses include salaries, consulting fees and all other expenses incurred in supporting the research and development of new services and products and new technology to enhance existing products. Systems and development expenses increased $0.5 million to $2.3 million for the six months ended June 30, 2005. In addition to the $0.3 million related to the inclusion of the new card segment, the increase was the result of increased headcount, partially offset by an increase in the amount of costs capitalized in accordance with SOP No. 98-1. We capitalized $2.1 million of development costs associated with software developed or obtained for internal use during the six months ended June 30, 2005, compared to $1.3 million in 2004.
      Income from Operations. Income from operations increased $2.5 million, or 208%, to $3.7 million for the six months ended June 30, 2005. The increase was due to an increase in service fee revenues leveraged over relatively fixed costs, $0.8 million in operating income for the new card segment and $0.7 million in additional one-time termination fees received in 2005.
      Other Income, Net. Other income increased $0.1 million due to a $0.3 million increase in interest income resulting from interest earned on the proceeds from the secondary offering completed in April 2005, partially offset by a $0.2 million increase in income tax expense.
      Net Income. Net income was $3.8 million for the six months ended June 30, 2005, compared to $1.2 million for the same period of 2004. Basic net income per share was $0.17 and $0.07 for the six months ended June 30, 2005 and 2004, respectively, while diluted net income per share was $0.16 and $0.06 for the six months ended June 30, 2005 and 2004, respectively.
YEAR ENDED DECEMBER 31, 2004 COMPARED TO THE YEAR ENDED DECEMBER 31, 2003.

Revenues
      We generate revenue from account presentation services, payment services, relationship management services and professional services and other revenues. Revenues increased $3.9 million, or 10%, to $42.3 million for the year ended December 31, 2004, from $38.4 million for the same period of 2003. This was attributable to a 34% increase in payment services, partially offset by decreases of 25%, 7% and 36% in account presentation services, relationship management services and professional services and other revenues, respectively. Excluding from 2003’s revenue, a one time $2.2 million termination fee received from Cal Fed in the first quarter of 2003, revenues increased $6.1 million, or 17%, for the year ended December 31, 2004 compared to the year ended December 31, 2003.

	Year Ended
	December 31,		Change

	2004	2003	Difference	%

Revenues (in millions):
Account presentation services	$3.0	$4.1	$(1.1)	(25)%
Payment services	28.3	21.0	7.3	34%
Relationship management services	7.9	8.5	(0.6)	(7)%
Professional services and other	3.1	4.8	(1.7)	(36)%

Total revenues	$42.3	$38.4	$3.9	10%

Users and transactions (000s):(3)
Account presentation users	485	416	69	17%
Payment services users	776	528	248	47%
All services users	1,125	841	284	34%
Payment transactions	37,123	24,825	12,298	50%
Adoption rates:(3)
Account presentation services(1)	22.4%	16.8%	5.6%	33%
Payment services(2)	8.2%	5.1%	3.1%	61%
Notes:

(1)	Represents the percentage of users subscribing to our account presentation services out of the total number of checking accounts enabled for account presentation services.

(2)	Represents the percentage of users subscribing to our payment services out of the total number of checking accounts enabled for payment services.

(3)	Excludes card division users.
      Account Presentation Services. During 2004 account presentation services revenues decreased $1.1 million to $3.0 million, driven by the departures of Cal Fed and First Virginia in March and October 2003, respectively, and a decrease in the average monthly revenue per account presentation services user. Account presentation services revenues generated by our client base exclusive of Cal Fed and First Virginia decreased 7% versus 2003 even though the number of year-end account presentation services users increased by 17% compared to the prior year-end. This was the result of a 33% decrease in the average monthly revenue per account presentation services user. This decrease was attributable to the fact that we price our account presentation service largely using a monthly license fee pricing model in an effort to drive adoption of those services. This allows our financial institution clients to register an unlimited number of account presentation services users (as evidenced by the 33% increase in account presentation services adoption in 2004) to whom we can then attempt to up-sell our higher margin bill pay products and other services.
      Payment Services. Payment services revenues increased to $28.3 million in 2004 compared to $21.0 million in the prior year. Even with the departures of Cal Fed and First Virginia during 2003, who together accounted for 4% of payment services revenues in 2003, payment services revenues increased 34%. This was driven by a 47% increase in the number of year-end payment services users and a 50% increase in the number of payment transactions processed during the year. The increases in year-end payment services users and the number of payment transactions processed were driven by two factors: an increase in financial institution clients using our payment services and an increase in payment services adoption. During the 2004 year, the number of financial institution clients using our payment services increased from 633 clients to 716 clients. Additionally, we increased the adoption rate of our payment services from 5.1% at the end of 2003 to 8.2% at the end of 2004.

      Relationship Management Services. Relationship management services revenues decreased from $8.5 million in 2003 to $7.9 million in 2004 as a result of the departures of Cal Fed and First Virginia in March and October 2003, respectively. Relationship management services revenues generated by our remaining client base, however, increased 4% compared to 2003, driven by an increase of 34% in the number of year-end users utilizing either account presentation or payment services. We expect relationship management services revenues growth to continue to flatten as more of our financial institution clients move to a monthly license fee pricing model similar to the one we use for account presentation services.
      Professional Services and Other. Professional services and other revenues decreased $1.7 million from $4.8 million in 2003 to $3.1 million in 2004. This decrease was the result of a $2.2 million termination payment received from Cal Fed in 2003. We received $0.8 million in termination payments during the year ended December 31, 2004, compared to $2.8 million during the year ended December 31, 2003.

Costs and Expenses

	Year Ended
	December 31,		Change

	2004(1)	2003(1)	Difference(1)	% Difference

Revenues	$42.3	$38.4	$3.9	10%
Costs of revenues	17.3	16.1	1.2	7%

Gross profit	25.0	22.3	2.7	13%
Gross margin	59%	58%	1%	2%
Operating expenses
General & administrative	9.9	8.6	1.3	15%
Sales & marketing	7.4	6.5	0.9	15%
Systems & development	3.8	3.8	—	(1)%

Total operating expenses	21.1	18.9	2.2	12%

Income from operations	3.9	3.4	0.5	17%
Other expense, net	—	(1.3)	1.3

Net income	$3.9	$2.1	$1.8	88%

Diluted income per share	$0.20	$0.13	$0.07	54%
Notes:

(1)	In millions except for diluted income per share and per user metrics.
      Costs of Revenues. Costs of revenues encompass the direct expenses associated with providing our services. These expenses include telecommunications, payment processing, systems operations, customer service, implementation and professional service work. Costs of revenues increased by $1.2 million, or 7%, to $17.3 million for the year ended December 31, 2004, from $16.1 million for the same period in 2003. This increase was primarily attributable to $1.3 and $0.1 million increases in bill payment processing costs and systems operations support costs, respectively, partially offset by $0.2 and $0.1 million decreases in bank implementation costs and telecommunications costs, respectively. The increases in payment processing and systems operations support costs resulted from increases in the number of billable users and transactions and in the cost of supporting the systems on which our users conduct their transactions. The decrease in bank implementation costs is the result of lower cost per new client implementation, while the decrease in telecommunications costs is the result of cost reductions we received from our telecommunication vendors.
      Gross Profit. Gross profit increased to $25.0 million for the year ended December 31, 2004 from $22.3 million for the same period of 2003. Gross margin improved to 59% from 58% in the prior year, due to increased service fees leveraged over our relatively fixed cost of revenues.

      General and Administrative. General and administrative expenses primarily consist of salaries for executive, administrative and financial personnel, consulting expenses and facilities costs such as office leases, insurance, and depreciation. General and administrative expenses increased $1.3 million, or 15%, to $9.9 million in 2004, from $8.6 million in 2003. The increase in general and administrative expenses was primarily attributable to increased depreciation expenses resulting from an increase in capital expenditures, increased fees related to Sarbanes-Oxley compliance, increased rent due to overlapping lease terms related to the move of our corporate headquarters and increased salary and benefits costs as a result of additional headcount and increased executive salaries.
      Sales and Marketing. Sales and marketing expenses include salaries and commissions paid to sales and marketing personnel, consumer marketing costs, public relations costs, and other costs incurred in marketing our services and products. Sales and marketing expenses increased $0.9 million, or 15%, to $7.4 million in 2004, from $6.4 million in 2003. The primary reasons for the increase in sales and marketing expenses was increased salary and benefits costs as a result of increased headcount, increased remuneration expenses to our reseller partners owing to higher user and transaction volumes and higher consumer marketing expenses.
      Systems and Development. Systems and development expenses include salaries, consulting fees and all other expenses incurred in supporting the research and development of new services and products and new technology to enhance existing products. Systems and development expenses remained unchanged at $3.8 million in 2004. Although salaries and benefits costs and consulting costs increased compared to 2003, these increased costs were incurred working on capitalizable projects as defined by SOP No. 98-1. These projects included major enhancements to our applications infrastructure, development of new applications utilizing our patented pin-less debit gateway and development of new application programming interfaces that will create more alternatives for our billpay-only clients to access our platform. We capitalized $2.7 million of development costs associated with software developed or obtained for internal use in 2004, compared to $1.6 million in 2003.
      Income from Operations. Income from operations increased $0.5 million, or 17%, to $3.9 million for the twelve months ended December 31, 2004 from $3.4 million in 2003. The increase in income from operations was due to an increase in service fee revenues leveraged over relatively fixed costs.
      Other Expense, Net. Interest income increased $68,000, or 86%, to $147,000 for the twelve months ended December 31, 2004, from $79,000 for the same period of 2003. The increase was due to higher average cash balances compared to 2003 and rising interest rates. Interest expense and debt repurchase/conversion expense decreased $1.3 million to $3,000 in 2004, as the result of lower interest expense and amortization of debt issuance costs due to the repurchase and conversion of the entire $12.0 million of Convertible Notes in 2003.
      Net Income Per Share. Net income was $3.9 million for the year ended December 31, 2004, compared to $2.1 million for the same period of 2003. Basic income per share was $0.22 and $0.14 for the years ended December 31, 2004 and 2003, respectively, while diluted income per share was $0.20 and $0.13 for the years ended December 31, 2004 and 2003, respectively.
YEAR ENDED DECEMBER 31, 2003 COMPARED TO THE YEAR ENDED DECEMBER 31, 2002.

Revenues
      We generate revenues from account presentation services, payment services, relationship management services and professional services and other revenues. Revenues increased $6.0 million, or 19%, to $38.4 million for the year ended December 31, 2003, from $32.4 million for the same period of 2002. This increase was attributable to 38% and 75% increases in payment services and professional services and other revenues, respectively, partially offset by 23% and 6% decreases in account presentation services and relationship management services revenues, respectively. Excluding from 2003’s revenue a one time $2.2 million termination fee received from Cal Fed in the first quarter of 2003, revenues increased

$3.8 million, or 12%, for the year ended December 31, 2003 compared to the year ended December 31, 2002.

	Year Ended
	December 31,		Change

	2003	2002	Difference	%

Revenues (in millions):
Account presentation services	$4.1	$5.3	$(1.2)	(23)%
Payment services	21.0	15.3	5.7	38%
Relationship management services	8.5	9.0	(0.5)	(6)%
Professional services and other	4.8	2.8	2.0	75%

Total revenues	$38.4	$32.4	$6.0	19%

Users and transactions (000s):(3)
Account presentation users	416	403	13	3%
Payment services users	528	327	201	61%
All services users	841	623	218	35%
Payment transactions	24,825	16,491	8,334	51%
Adoption rates:(3)
Account presentation services(1)	16.8%	11.2%	5.6%	50%
Payment services(2)	5.1%	4.2%	0.9%	21%
Notes:

(1)	Represents the percentage of users subscribing to our account presentation services out of the total number of checking accounts enabled for account presentation services.

(2)	Represents the percentage of users subscribing to our payment services out of the total number of checking accounts enabled for payment services.

(3)	Excludes card division users.
      Account Presentation Services. During 2003 account presentation services revenues decreased $1.2 million to $4.1 million, driven by the departures of Cal Fed and First Virginia in March and October 2003, respectively, and a decrease in the average monthly revenue per account presentation services user. Account presentation services revenues generated by our client base exclusive of Cal Fed and First Virginia remained flat versus 2002 even though the number of year-end account presentation services users increased by 3% compared to the prior year-end. This was the result of a 33% decrease in the average monthly revenue per account presentation services user. This decrease was attributable to our decision to move from a monthly user fee pricing model to a monthly license fee pricing model for account presentation services in an effort to drive adoption of those services. This allows our financial institution clients to register an unlimited number of account presentation services users (as evidenced by the 50% increase in account presentation services adoption in 2003) to whom we can then attempt to up-sell our higher margin bill pay products and other services.
      Payment Services. Payment services revenues increased to $21.0 million in 2003 compared to $15.3 million in the prior year. Even with the departures of Cal Fed and First Virginia during 2003, payment services revenues increased 38%, driven by a 61% increase in the number of year-end payment services users and a 51% increase in the number of payment transactions processed during the year. The increases in year-end payment services users and the number of payment transactions processed were driven by two factors: an increase in financial institution clients using our payment services and an increase in payment services adoption. During 2003, the number of financial institution clients using our payment services increased from 534 clients to 633 clients. Additionally, we increased the adoption rate of our payment services from 4.2% at the end of 2002 to 5.1% at the end of 2003.

      Relationship Management Services. Relationship management services revenues decreased from $9.0 million in 2002 to $8.5 million in 2003 as a result of the departures of Cal Fed and First Virginia in March and October 2003, respectively. Relationship management services revenues generated by our remaining client base, however, increased 20% compared to 2002, driven by an increase of 35% in the number of year-end users utilizing either account presentation or payment services.
      Professional Services and Other. Professional services and other revenues increased $2.0 million from $2.8 million in 2002 to $4.8 million in 2003. This increase was the result of a $2.2 million termination payment received from Cal Fed. Including this payment, we received $2.8 million in termination payments during the year ended December 31, 2003, compared to $0.5 million during the year ended December 31, 2002. This increase in termination payments during 2003 resulting from the Cal Fed termination payment was offset by a decrease in implementation fee revenue resulting from lower average implementation fees per enabled bank.

Costs and Expenses

	Year Ended
	December 31,		Change

	2003(1)	2002(1)	Difference(1)	% Difference

Revenues	$38.4	$32.4	$6.0	19%
Costs of revenues	16.1	14.7	1.4	10%

Gross profit	$22.3	$17.7	$4.6	26%
Gross margin	58%	55%	3%	5%
Operating expenses
General & administrative	8.6	7.0	$1.6	23%
Sales & marketing	6.5	5.4	1.1	20%
Systems & development	3.8	4.3	(0.5)	(12)%

Total operating expenses	18.9	16.7	2.2	13%

Income from operations	3.4	1.0	2.4	248%
Other expense, net	(1.3)	(1.4)	0.1

Net income (loss)	$2.1	$(0.4)	$2.5

Diluted income (loss) per share	$0.13	$(0.03)	$0.16
Notes:

(1)	In millions except for diluted income (loss) per share and per user metrics.
      Costs of Revenues. Costs of revenues are the direct expenses associated with providing our services. These expenses include telecommunications, payment processing, systems operations, customer service, implementation and professional service work. Costs of revenues increased by $1.4 million, or 10%, to $16.1 million for the year ended December 31, 2003, from $14.7 million for 2002. This increase was primarily attributable to a $1.4 million increase in bill payment processing costs, a $0.5 million increase in systems operations support costs and a $0.3 million increase in telecommunications costs, offset by a $0.8 million decrease in customer service costs. The increases in payment processing, systems operations support and telecommunications costs resulted from increases in the number of billable users and transactions and in the cost of supporting the systems on which our users conduct their transactions. The decrease in customer service costs was due to reductions in headcount resulting from technological efficiencies implemented over the past two years.
      Gross Profit. Gross profit increased to $22.3 million for the year ended December 31, 2003 from $17.7 million for the same period of 2002. Gross margin improved to 58% from 55% in the prior year, due to increased service fees leveraged over our relatively fixed cost of revenues and the $2.2 million termination fee received from Cal Fed. Gross profit also improved as a result of improved efficiency from technology development and cost control initiatives.

      General and Administrative. General and administrative expenses primarily consist of salaries for executive, administrative and financial personnel, consulting expenses and facilities costs such as office leases, insurance, and depreciation. General and administrative expenses increased $1.6 million, or 23%, to $8.6 million in 2003, from $7.0 million in 2002. The increase in general and administrative expenses was primarily attributable to increased salary and benefits costs, including the implementation of a profit sharing plan in 2003, and increased depreciation expenses.
      Sales and Marketing. Sales and marketing expenses include salaries and commissions paid to sales and marketing personnel, consumer marketing costs, public relations costs, and other costs incurred in marketing our services and products. Sales and marketing expenses increased $1.1 million, or 20%, to $6.5 million in 2003, from $5.4 million in 2002. The primary reason for the increase in sales and marketing expenses was increased salary and benefits costs, including the implementation of a profit sharing plan in 2003.
      Systems and Development. Systems and development expenses include salaries, consulting fees and all other expenses incurred in supporting the research and development of new services and products and new technology to enhance existing products. Systems and development expenses decreased $0.5 million, or 12%, to $3.8 million in 2003, from $4.3 million in 2002. The decrease in our systems and development expenses was due to an increase in work associated with capitalizable projects as defined by SOP No. 98-1. These projects included major enhancements to our applications infrastructure and development of our Money HQsm product. We capitalized $1.6 million of development costs associated with software developed or obtained for internal use in 2003, compared to $1.1 million in 2002. The decrease in expenses related to this shift in work was partially offset by an increase in salary and benefits costs, including the implementation of a profit sharing plan in 2003.
      Income from Operations. Income from operations increased $2.4 million, or 248%, to $3.4 million for the year ended December 31, 2003 from $1.0 million in 2002. The significant increase in income from operations was primarily due to increases in service fee revenues leveraged over relatively fixed costs and the $2.2 million termination fee received from Cal Fed in 2003.
      Other Expense, Net. Interest income decreased $48,000, or 38%, to $79,000 in 2003, from $127,000 for 2002. The decrease was due to lower interest rates. Interest and other expense decreased $0.4 million, or 33%, to $0.8 million in 2003, as compared to $1.3 million in 2002, as the result of lower interest expense and amortization of debt issuance costs due to the repurchase and conversion of the convertible notes in 2003. The conversion of $1.0 million of convertible notes in March 2002 resulted in a non-cash debt conversion expense of $0.2 million attributable to the issuance of 45,031 incremental shares of common stock. The repurchase of $3.9 million of convertible notes in June 2003 and the conversion of $8.1 million of convertible notes in October and November 2003 resulted in a non-cash debt conversion expense of $0.5 million attributable to the issuance of 2,001,314 incremental shares of common stock.
      Net Income (Loss) Per Share. Net income was $2.1 million for the year ended December 31, 2003, compared to a loss of $0.4 million for 2002. Basic income (loss) per share was $0.14 and $(0.03) for the years ended December 31, 2003 and 2002, respectively, while diluted income (loss) per share was $0.13 and $(0.03) for the years ended December 31, 2003 and 2002, respectively.
QUARTERLY RESULTS — UNAUDITED
      The following table sets forth certain unaudited quarterly financial data for fiscal 2005, 2004 and 2003. This unaudited information has been prepared on the same basis as the audited information included elsewhere in this prospectus and includes all adjustments necessary to present fairly the information set forth therein. The operating results for any quarter are not necessarily indicative of results for any future period (all amounts excluding per share data are in thousands):

	Fiscal
	Year 2005	Fiscal Year 2004				Fiscal Year 2003

	Q1	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4

	(Restated)	(Restated)	(Restated)	(Restated)	(Restated)			(Restated)	(Restated)
Total revenues	$14,329	$9,767	$10,068	$11,047	$11,403	$11,010	$8,417	$9,259	$9,721
Gross profit	8,250	$5,289	$5,906	$6,829	$7,026	$7,160	$4,657	$5,098	$5,329
Net income (loss)	$1,564	$224	$983	$1,811	$929	$2,123	$(148)	$214	$(87)
Net income (loss) per share:
Basic	$0.06	$0.01	$0.05	$0.10	$0.05	$0.15	$(0.01)	$0.02	$(0.01)
Diluted	$0.06	$0.01	$0.05	$0.09	$0.05	$0.15	$(0.01)	$0.01	$(0.01)
      The gross profit, net income and net income per share results for the quarterly periods ended September 30, 2004, June 30, 2004, March 31, 2004 and September 30, 2003 are restated from the corresponding amounts set forth in the Quarterly Reports on Form 10-Q we filed pertaining to these periods as a result of the Company’s decision to amend its accounting treatment for unclaimed bill payment checks. The previously filed amounts for gross profit, net income and net income per share for these quarterly periods were:

	Quarter Ended

	September 30, 2004	June 30, 2004	March 31, 2004	September 30, 2003

Gross profit	$7,168,218	$6,124,283	$5,483,868	$5,247,600
Net income	$2,149,710	$1,201,018	$419,111	$363,804
Net income per share:
Basic	$0.12	$0.07	$0.02	$0.02
Diluted	$0.11	$0.06	$0.02	$0.02
LIQUIDITY AND CAPITAL RESOURCES
      Since inception, we have primarily financed our operations through private placements and public offerings of our common and preferred stock and the issuance of debt. We have also entered into various capital lease financing agreements. Cash and investments in securities available-for-sale were $48.8 and $4.7 million as of June 30, 2005 and December 31, 2004, respectively. The $44.1 million increase in cash and investments in available for sale securities results from $8.3 and $42.2 million in cash provided by operating and financing activities, respectively, partially offset by $3.1 million in capital expenditures and $3.3 million used to acquire IDS.
      Net cash provided by operating activities was $8.3 million for the six months ended June 30, 2005 as compared to $3.4 million during the six months ended June 30, 2004. Approximately 90% of the cash generated by operating activities in 2005 was recurring in nature, while approximately 98% of the cash generated by operating activities in 2004 was recurring in nature.
      Net cash used in investing activities for the six months ended June 30, 2005 was $50.7 million, which was the result of $3.1 million in capital expenditures, net purchases of $44.3 million in securities available-for-sale and $3.3 million used to acquire IDS. Net cash used in investing activities for the six months ended June 30, 2004 was $3.2 million, which was the result of $2.4 million in capital expenditures and net purchases of $0.8 million of securities available-for-sale.
      Net cash provided by financing activities was $42.2 million for the six months ended June 30, 2005 compared to $0.7 million for the six months ended June 30, 2004. During the six months ended June 30,2005, we generated $1.9 million in cash through the exercise of company-issued stock options and our employees’ participation in our employee stock purchase plan compared to $0.7 million during the six months ended June 30, 2004. We also generated $40.3 million in cash through the issuance of common stock in connection with a secondary offering in April 2005. We issued 5.1 million primary shares of our common stock at an offering price of $8.50, which we intend to use for acquisitions and accelerating development of products and services.

      Our material commitments under operating and capital leases and purchase obligations are as follows:

	Total	2005	2006	2007	Thereafter

Capital lease obligations	$28,562	$20,393	$8,169	$—	$—
Operating lease	20,516,980	1,281,981	2,747,749	2,257,216	14,230,034
Purchase obligations	555,000	130,000	305,000	120,000	—

Total obligations	$21,100,542	$1,432,374	$3,060,918	$2,377,216	$14,230,034

      Future capital requirements will depend upon many factors, including the timing of research and product development efforts and the expansion of our marketing effort. We expect to continue to expend significant amounts on expansion of facility infrastructure, ongoing research and development, computer and related equipment, and personnel.
      We currently believe that cash on hand, investments and the cash we expect to generate from operations will be sufficient to meet our current anticipated cash requirements for at least the next twelve months. We expect to have additional cash requirements over the next two to three years because of efforts we are undertaking to upgrade and rewrite certain of our infrastructure applications. We forecast that all incremental expenses related to this undertaking can be financed out of cash provided by operating activities.
      There can be no assurance that additional capital beyond the amounts currently forecasted by us will not be required or that any such required additional capital will be available on reasonable terms, if at all, at such time as required. We intend to invest our cash in excess of current operating requirements in marketable government, corporate and mortgage-backed securities.
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK.
      We invest primarily in short-term, investment grade, marketable government, corporate, and mortgage-backed debt securities. Our interest income is most sensitive to changes in the general level of U.S. interest rates and given the short-term nature of our investments, our exposure to interest rate risk is not material. We do not have operations subject to risks of foreign currency fluctuations, nor do we use derivative financial instruments in our operations or investment portfolio. We have classified all of our investments as available-for-sale financial instruments. The following table provides information about our available-for-sale investments that are sensitive to changes in interest rates.

	June 30, 2005

	Amortized Cost	Fair Value	Interest Rate

Commercial obligations	$3,100,000	$3,100,000	2.75%

Total investments	$3,100,000	$3,100,000

BUSINESS
Overview
      Online Resources provides outsourced, Internet financial technology services, to financial services provider clients nationwide. End-users may access and view their accounts online and perform various web-based self-service functions. They may also make electronic bill payments and funds transfers, utilizing our unique, real-time debit architecture. Additionally, we believe our value-added relationship management services reinforce a favorable user experience and drive a profitable and competitive Internet channel for our clients. Multi-year service contracts with these clients provide us with a recurring and predictable revenue stream that grows with increases in users and transactions.
      We provide the following specialized product offerings for three vertical financial services markets — banks and credit unions, credit card issuers and payment acquirers:

•	Our Quotiensm product line is designed for banks, credit unions and other depository financial institutions. We provide a fully integrated suite of web-based banking and payment services, giving clients a single point of accountability, an enhanced experience for their users and the marketing processes to drive Internet channel adoption. We also offer our electronic bill payment services on a stand-alone basis. Our bill payment service uses our patented payments gateway, which leverages the nation’s real-time electronic funds transfer, also known as EFT, infrastructure. By debiting end-users’ accounts in real-time, we are able to improve the speed, cost and quality of payments, while eliminating the risk that bills will be paid against unavailable funds. We also license Internet banking and related software applications.

•	Our Incurrentsm product line is designed for credit card issuers and processors. Cardholders may access their account information, view transactions, set up payments and perform other self-service functions. Additionally, we offer card issuers a low-cost, web-based inquiry service, which allows cardholders to clearly identify merchants in disputed card transactions. We also offer a web-based tool that improves collections of late and delinquent funds in a private, non-confrontational manner. Incurrent Solutions, Inc. (“Incurrent”), which we acquired in December 2004, developed our credit card services. We plan to adapt and offer our payment and relationship management services to credit card issuers and processors as well.

•	Our CertnFundssm product line has been recently introduced and is designed for e-commerce providers, primarily payment acquirers and large online billers. These services, which enable real-time debit for a variety of web-originated consumer payments and fund transfers, use our patented EFT payments gateway. This gateway has operated for over 10 years as the backbone for our bank and credit union bill payment business. By routing their web-originated consumer payments through our CertnFunds platform, payment acquirers and billers can lower their transaction costs, and increase the speed and certainty of collections.
      We believe our domain expertise fulfills the large and growing need among both smaller financial services providers, who lack the internal resources to build and operate web-based financial services, and larger providers, who choose to outsource niche portfolios in order to use their internal resources elsewhere. We also believe that, because our business requires significant infrastructure along with a high degree of flexibility, real-time solutions, and the ability to integrate financial information and transaction processing with a low tolerance for error, there are significant barriers to entry for potential competitors.
      We are headquartered in Chantilly, Virginia. We also maintain operations facilities in Parsippany, New Jersey, Woodland Hills, California, Pleasanton, California and a data center facility in McLean, Virginia. We were incorporated in Delaware in 1989.
Our Industry
      The Internet continues to grow in importance as an account presentation and payments channel for consumers and small businesses, driven in part by the 24 hours a day, seven days a week access to financial services providers that it makes available. Offering services through this channel allows financial services providers to enhance their competitive positions and gain market share by retaining their existing end-users, aggressively attracting new ones and expanding the end-user relationship. As referenced in the January 21, 2004 Online Banking Report, Jupiter Media Metrix, a technology research and advisory firm, supported this growth proposition for the bank and credit union market when it estimated that the number of U.S. households banking online will grow from 31.4 million in 2003 to 54.6 million in 2007.
      Financial services providers are also increasing access to their services through the Internet in order to increase profitability. The advantages provided by a web-based channel include the opportunity to offer financial services to targeted audiences while reducing or eliminating workload, paper and other back office expenses associated with traditional distribution channels. A study of the depository financial institution market was conducted in 2003 by the financial research and advisory firm, Boston Consulting Group. It concluded that online bill payment customers of depository financial institutions were up to 40 percent more profitable at the end of a 12-month period compared to those customers who did not pay bills online, because the online bill payment customers:

•	generate significantly higher revenues than offline customers by using more banking products and services and maintaining higher account balances;

•	cost less to serve because online users tend to utilize more self-service functions and therefore interact with the more costly retail branch and call center service channels less frequently than offline customers; and

•	are less likely to move their accounts to other financial institutions than offline customers.
      This further supported the conclusions published in Bank of America’s 2002 control group study, in which it reported that online bill payers were 31% more profitable for the bank than non-bill payers. Bank of America also concluded that online bill payers were less likely to move their accounts to other banks. Consequently, Bank of America and many other large financial institutions have eliminated their monthly end-user fees for online bill payment and launched aggressive marketing campaigns to promote adoption of the online channel. A rapidly growing segment of smaller financial institutions has also eliminated online bill payment fees and responded with similar marketing campaigns. This represents a positive trend for us because the elimination of online bill payment fees has generated significant increase in end-user adoption, more than offsetting any volume pricing discounts we may extend to our clients.
      The largest U.S. financial services providers typically develop and maintain their own hosted solution for the delivery of web-based financial services. By contrast, the majority of small to mid-sized providers, including the approximately 18,000 banks and credit unions in the U.S. with assets of less than $20 billion, prefer to outsource their web-based financial services initiatives to a technology services provider. These smaller providers understand that they need to provide an increasing level of web-based services, but frequently lack the capital, expertise, or information technology resources to develop and maintain these services in-house.
      Many of the factors driving the outsourcing of web-based financial services in the depository financial institution market are also driving the outsourcing of similar services in the credit card issuer and processor market. For example, card issuers are reducing operating costs while increasing cardholder loyalty as greater numbers of cardholders use the web to manage their credit card accounts. FiSite Research, a market research firm, reports that 53% of online consumers are using the Internet to manage their credit card accounts while almost one-third of these consumers use the Internet to pay their credit card bills. Moreover, FiSite reports that almost two-thirds of those managing their credit card accounts online rate this experience as very to extremely satisfying. Such high satisfaction suggests increasing consumer adoption and usage of the online channel to manage credit card accounts. Additionally, large credit card issuers are often outsourcing web-based services for smaller niche card offerings in order to devote their internal IT resources to their core offerings.

      Although the majority of financial services providers offer varying degrees of web-based services, and continue to look to technology to further improve operations and overall results, they are facing new obstacles created by technology adoption, including:

•	managing multiple technology vendors to provide account presentation, payments and other services;

•	providing integrated end-user support to an increasingly sophisticated client base;

•	understanding how to evaluate and enhance channel profitability; and

•	maximizing the value of the channel by increasing adoption.
      As a technology services provider, we assist our clients in meeting these challenges by delivering outsourced account presentation, payments and relationship management solutions.
Our Solution
      We provide proprietary account presentation, payments, relationship management and custom solutions services that enable our clients to maintain a competitive and profitable web-based channel. As an outsourcer, we bring economies of scale and technical expertise to our clients who would otherwise lack the resources to compete in the rapidly changing, complex financial services industry. We believe our services provide our clients with a cost-effective means to retain and expand their end-user base, deliver their services more efficiently and strengthen their end-user relationships, while competing successfully against offerings from other financial services providers. We provide our services through:

Our Technology Infrastructure. We connect to our clients, their core processors, their end-users and other financial services providers through our integrated communications, systems, processing and support capabilities. For our account presentation services, we employ both real-time and batch communications and processing to ensure reliable delivery of current financial information to end-users. For our payment services we use our patented process to ensure “real-time” funds availability and process payments through a real-time EFT gateway. This gateway consists of over 50 certified links to ATM networks and core processors, which in turn have real-time links to virtually all of the nation’s consumer checking accounts. These key links were established on a one-by-one basis throughout our history and enable us to access end-user accounts in order to draw funds to pay bills as requested. This gateway infrastructure has improved the cost, speed and quality of our bill payment services for the banking and credit union community and is a significant differentiator for us in our marketplace. We believe this infrastructure is difficult to replicate and creates a significant barrier to entry for potential payment services competitors.

Our Operating and Technical Expertise. After more than a decade of continuous operating experience, we have established the processes, procedures, controls and staff necessary to provide our clients secure, reliable services. Further, this experience, coupled with our scale and industry focus, allows us to invest efficiently in new product development on our clients’ behalf. We add value to our clients by relieving them of the research and development required to provide highly competitive web-based services.

Our Integrated Marketing Process. We use a unique integrated consumer management process that combines data, technology and multiple consumer contact points to activate, support and sell new services to our bank and credit union end-users. This proprietary process not only provides, in our opinion, a superior end-user experience, it also creates new sales channels for our clients’ products and services, including the ones we offer. This enables us to increase adoption rates of our services. Using this process, we are able to sell multiple products to consumers, which ultimately makes them more profitable for our clients. For example, the success of our proprietary process is evident in our ability to cause the users of our account presentation services to add bill payments to their services at approximately twice the estimated average industry rate.

Our Support Services. Our clients can purchase one or more of a comprehensive set of support services to complement our account presentation and payments services. These services include our web site design and hosting, training, information reporting and analysis, and other professional services.

Our Strategy
      Our objective is to become the leading supplier of outsourced account presentation and payments services to banks and credit unions, credit card issuers and payment acquirers, supported by the sale of related, customized software applications. Our strategy for achieving our objectives is to:

Grow Our Client Base. Our clients have traditionally been regional and community-based depository financial institutions with assets of under $10 billion. These small to mid-sized financial services providers are compelled to keep pace with the service and technology standards set by larger financial services providers in order to stay competitive, but often lack the capital and human resources required to develop and manage the technology infrastructure required to provide web-based services. With our acquisition of Incurrent Solutions, we have entered the credit card market, servicing mid-sized credit card issuers, processors for smaller issuers and large issuers who use us to service one or more of their niche portfolios. We believe that both our depository and credit card financial services providers can benefit from our flexible, cost-effective technology, and we intend to continue to market and sell our services to them under long-term recurring revenue contracts.

Increase Adoption Rates. Our clients typically pay us either usage or license fees based on their number of end-users and volume of transactions. Registered end-users using account presentation and payments services are the major drivers of our recurring revenues. Using our proprietary marketing processes, we will continue to assist our clients in growing the adoption rates for our services.

Extend Target Markets. We believe that many of our services have application in new markets. We continue to look for opportunities to offer both our payments and funds transfer services and our value-added relationship management services to new market segments. For example, our recently introduced CertnFundssm product line extends the payments services we offer to banks and credit unions though our EFT payments gateway to e-commerce providers such as payment acquirers and large online billers. We will continue to pursue opportunities, either through acquisition or product extension, to enter related markets well suited for our proprietary services and technologies.

Provide Additional Products and Services to Our Installed Client Base. We intend to continue to leverage our installed client base by expanding the range of new products and services available to our clients, through internal development, partnerships and alliances. For example, in May 2003, we introduced Money HQsm, a product that integrates account aggregation, bill presentment and money movement capabilities across multiple financial institutions. In the credit card market, we have recently introduced a collections support product that allows credit card issuers to direct past due end-users to a website where they can set up payment plans and schedule payments. We also introduced a service that provides a profile of recognizable merchant names, logos, business descriptions, customer service contact information, and customer service policies to help resolve cardholders’ transaction issues. Additionally, we intend to adapt and offer our payment and relationship management services to the credit card market.

Maintain and Leverage Technological Leadership. We have a history of introducing innovative web-based financial services products for our clients. For example, we developed and currently obtain real-time funds through a patented EFT gateway with over 50 certified links to ATM networks and core processors. We were awarded additional patents covering the confidential use of payment information for targeted marketing that is integrated into our proprietary marketing processes. Our technology and integration expertise has further enabled us to be among the first to adopt an outsourced web-based account presentation capability, and we pioneered the integration of real-time payments and relationship marketing.

We believe the scope and integration of our technology-based services give us a competitive advantage and with 75 personnel working on research and development, we intend to continue to maintain our technological leadership.

Pursue Strategic Acquisitions. To complement and accelerate our internal growth, we continue to explore acquisitions of businesses and products that will complement our existing institutional client offerings, extend our target markets and expand our client base.

Leverage Growth Over Our Relatively Fixed Cost Base. Our business model is highly scaleable. We have invested heavily in our processes and infrastructure and, as such, can add large numbers of clients and end-users without significant cost increases. We expect that, as our revenue grows, and as we begin to encounter the price pressures inherent to a maturing market, our cost structure will allow us to maintain or expand our operating margins.
Our Services
      We provide our financial services provider clients with account presentation, payments, relationship management and custom solutions services. Banks and credit unions providers can purchase established service offerings in all four of our service lines. Established account presentation services are available for credit card providers, along with a new collections support service in the payments line and a new transaction dispute resolution service in the relationship management line. We are also now offering new payments services for payment acquirers and billers, with the first service being real-time account debit for online bill payment. The following chart depicts the services we now offer and plan to offer for the three markets we serve:
      Our bank and credit union clients select one of two primary service configurations: full service, consisting of our integrated suite of account presentation, bill payment, customer care, end-user marketing and other support services; or stand-alone bill payment services. Our credit card clients use us for account presentation services, and we are offering our new payments and relationship marketing services to these clients and other card providers, either with or without account presentation services. We recently introduced real-time payment services for payment acquirers and billers.
      Our clients typically enter into long-term recurring revenue contracts with us. Most of our services generate revenues from recurring monthly fees charged to the clients. These fees are typically fixed amounts for applications access or hosting, variable amounts based on the number of end-users or volume of transactions on our system, or a combination of both. Clients also separately engage our professional services capabilities for enhancement and maintenance of their applications.
      In the banking market, our clients generally derive increased revenue, cost savings, account retention, increased payment speed and other benefits by offering our services to their end-users. Therefore, most of our clients offer the account presentation portion of our services free-of-charge to end-users and an increasing number are eliminating fees for bill payment services as well. In the credit card market, account presentation services are also typically offered to end-users free-of-charge, while usage based convenience fees may apply to certain payments services. Payment acquirers and billers also often charge convenience fees to their end-users for certain payment services.
      Account Presentation Services. We currently offer account presentation services to banking and credit card markets. These services provide a comprehensive set of online capabilities that allow end-users to:

•	view transaction histories and account balances;

•	review and retrieve current and past statements;

•	transfer funds and balances;

•	initiate or schedule either one-time or recurring payments;

•	access and maintain account information; and

•	perform many self-service administrative functions.
      In addition, we offer our banking clients a number of complementary services. We can provide these clients with either of two business banking services, a full cash management service for larger end-users and a basic business offering for small business end-users. Our web design and hosting capabilities give clients an integrated, outsourced solution for their informational web site. Money HQsm allows end-users to obtain account information from multiple financial institutions, see their bills, transfer money between accounts at multiple financial institutions, make person-to-person payments and receive alerts without leaving their financial institution’s web site. We also offer access to check images, check reorder, Quicken® interface, statement presentment and other functionality that enhances our solution.
      Payments Services. For our banking clients, our web-based bill payment services may be bundled with our account presentation services or purchased as a stand-alone service integrated with a third-party account presentation solution. Our payments services are unique in the industry because they leverage the banking industry’s ATM infrastructure through our real-time EFT gateway, which consists of over 50 certified links to ATM networks and core processors. Through this patented technology, our clients take advantage of existing trusted systems, security, clearing, settlement, regulations and procedures. End-users of our web-based payment service benefit from a secure, reliable, real-time direct link to their accounts. This enables them to schedule transactions using our intuitive web user interface. They can also obtain complete application support and payment inquiry processing through our customer care center. Additionally, clients offering our web-based payment services can enable their end-users to register for Money HQsm.
      Our remittance service is an attractive add-on service for banking providers of all sizes that run their own in-house online banking system, or for other providers of web-based banking solutions that lack a bill payment infrastructure. Our remittance service enhances their systems by adding the extra functionality of bill payment processing, backed by complete funds settlement, payment research, inquiry resolution, and merchant services. End-users provide bill payment instructions through their existing online banking interface, which validates the availability of funds on the date bills are to be paid. On a daily basis, we receive a file of all bill payment requests from the financial institution. We process and remit the bill payments to the designated merchants or other payees and settle the transactions with our financial institution clients.
      For our credit card clients, we offer the ability to schedule either one-time or recurring payments to the provider through our account presentation software. We do not currently process those payments, but have plans to do so in the future. We have also recently introduced a new collections support product for credit card providers that allows them to direct past due end-users to a specialized website where they can review their balances, calculate and set up payment plans and make or schedule payments.
      We have recently introduced our first service targeted toward billers and payment acquirers. Our real-time account debit allows billers and acquirers to accept payments from their customers at their web sites, and receive those funds immediately. This represents a significant advantage over other methods of payment, which can take one to three days to deliver the funds, especially in the case of past due or other high-risk payments.

      Relationship Management Services. Our relationship management services consist of the customer care services we maintain for our bank and credit union clients, and the marketing programs we run on their behalf. Our customer care center, located in Chantilly, Virginia, responds to end-users’ questions relating to enrollment, transactions or technical support. End-users can contact one of our more than 50 consumer service representatives by phone, fax or e-mail 24 hours a day, seven days a week.
      We view each interaction with an end-user or potential end-user as an opportunity to sell additional products and services, either our own or those offered by our clients. We use an integrated consumer management process as a significant service differentiator that is unique in the industry. It allows our traditionally small to mid-size financial institution client base to offer not only comprehensive support solutions to its consumers but also creates a sales channel and increases adoption of web-based services. This process combines data, technology and multiple consumer contacts to acquire and retain, and sell multiple services to, customers of our financial institution clients. Using this process, we help drive consumers through the online banking lifecycle, which ultimately makes these consumers more profitable for our clients. The success of our proprietary process is evident in our rate of up-selling account presentation customers to payments services at a rate that is approximately double the industry average.
      We have recently introduced a new relationship management service targeted towards the credit card market. This service provides a profile of recognizable merchant names, logos, business descriptions, customer service contact information, and customer service policies to help resolve cardholders’ transaction issues. Often a cardholder does not recognize the merchant or transaction presented on their monthly statement. This service employs a patent-pending process to associate merchant information on the statement with detailed merchant information not available in the credit card billing process. Whether accessed directly by the cardholder or by a consumer service representative in a call center, providing clearer and more relevant information about the merchant increases the likelihood that the cardholder will recall the merchant and the transaction, the inquiry resolution effort will be greatly reduced, and disputes processing paperwork or chargebacks will be eliminated in many cases.
      Custom Solutions Services. Our custom solution services include the development and customization of Internet banking and related software. These services also include implementation services, which convert existing data and integrate our platforms with the client’s legacy host system or third party core processor, and ongoing maintenance of client specific applications or interfaces. Additionally, we offer professional services intended to tailor our services to meet the clients’ specific needs, including customization of applications, training of client personnel, and information reporting and analysis.
      Third-Party Services. Though the majority of our technology is proprietary, embedded in our web-based financial services platforms are a limited number of service capabilities and content that are provided or controlled outside of our platform by third parties. These include:

•	fully integrated bill payment and account retrieval through Intuit’s Quicken®;

•	check ordering available through Harland, Deluxe, Clarke American or Liberty;

•	inter-institution funds transfer and account aggregation provided by CashEdge;

•	check imaging provided by AFS, Bisys, Fiserv, FSI/ Vsoft, Empire, Intercept, and Mid-Atlantic; and

•	electronic statement through BIT Statement.
Sales and Marketing
      We seek to retain and expand our financial services provider client base, and to help our clients drive end-user adoption rates for our web-based services. Our client services function consists of account managers who support and cross-sell our services to existing clients, a sales team focusing on new prospects, and a marketing department supporting both our sales efforts and those of our clients.
      Our account managers focus primarily on helping our existing clients maximize the benefit of their web-based channel. They do this by introducing our extensive relationship management capabilities and supporting our clients’ own marketing programs. The account management team is also the first contact point for cross-selling new and enhanced services to our clients. Additionally, this team handles contract renewals and supports our clients in resolving operating issues.
      Our sales team focuses on new client acquisition, either through direct contact with prospects or through our network of reseller relationships. Our target prospects are financial services providers who are either looking to replace their current web services provider, have no existing capability, or are looking for outsourced capability for a niche product line.
      Our marketing department concentrates on two primary audiences: financial services providers and their end-users. Our corporate marketing team supports our sales efforts through marketing campaigns targeted at financial services provider prospects. It also supports account management through marketing campaigns and events targeted at existing financial services provider clients. Our consumer marketing team focuses on attracting and retaining end-users. It uses our proprietary integrated consumer management process, which combines consumer marketing expertise, cutting-edge technology using embedded ePiphany software, and our multiple consumer contact points.
Our Technology
      Our systems and technology utilize both real-time and batch communications and processing to optimize reliability, scalability and cost. All of our systems are based on a multi-tiered architecture consisting of:

•	front-end servers — proprietary and commercial communications software and hardware providing Internet and private communications access to our platform for end-users;

•	middleware — proprietary and commercial software and hardware used to integrate end-user and financial data and to process financial transactions;

•	back-end systems — databases and proprietary software which support our account presentation and payments services;

•	support systems — proprietary and commercial systems supporting our end-user service and other support services; and

•	enabling technology — software enabling clients and their end-users to easily access our platform.
      Our systems architecture is designed to provide end-user access into one of two common databases. The first, for our bank and credit union clients, is integrated with our account presentation and payments services as well as our proprietary support services software. This integrated system also supports our payments offerings for payment acquirers and billers. The second database is integrated with our account presentation services for credit card clients. Supplementary third-party financial services are linked to our systems through the Internet, which we integrate into our end-user applications and transaction processing. Incorporating such third-party capabilities into our system enables us to focus our technical resources on our proprietary middleware and integration capabilities.
      We typically link to our clients or their core processors through the use of high-speed telecommunication circuits to facilitate the nightly download of account and transaction detail. We then use these same circuits to access the client or core processor databases when an end-user logs in to our systems, to retrieve updated information. This approach allows us to deliver responsive, high performing and reliable services through the use of a local data warehouse, while ensuring presentation of the most current information and providing enhanced functionality through real-time use of our communications gateways.
      For the processing of payments, we operate a unique, real-time EFT gateway, with over 50 certified links to ATM networks and core processors. This gateway, depicted below, allows us to use online debit to retrieve funds in real-time, perform settlement authentication and obtain limited supplemental financial information. By using an online payment network to link into a client’s primary database for end-user accounts, we take advantage of established EFT infrastructure. This includes all telecommunications and software links, security, settlements and other critical operating rules and processes. Using this real-time payments architecture, clients avoid the substantial additional costs necessary to expand their existing infrastructure. We also believe that our real-time architecture is more flexible and scalable than traditional batch systems.

Note: This diagram is a representation of our gateway and does not include all links. Connections depicted are for illustrative purposes only.
      Our payments gateway has allowed us to improve the cost, speed and quality of the bill payment services we provide to our bank and credit union clients. In addition to the benefits associated with bill payment, our ability to retrieve funds from end-user accounts in real-time is enabling us to develop the new payments services desired by financial services providers beyond our traditional client base. For example, we are now offering real-time account debit services to payment acquirers and billers. Other applications, such as the funding of stored value cards and the real-time movement of money between accounts at different financial institutions, are particularly well suited for our system of Internet delivery coupled with the real-time debiting of funds.
      Our services and related products are designed to provide security and system integrity, based on Internet and other communications standards, EFT network transaction processing procedures, and banking industry standards for control and data processing. Prevailing security standards for Internet-based transactions are incorporated into our Internet services, including but not limited to, Secure Socket Layer 128K encryption, using public-private key algorithms developed by RSA Security, along with firewall technology for secure transactions. In the case of payment and transaction processing, we meet security transaction processing and other operating standards for each EFT network or core processor through which we route transactions. Additionally, we have established a business resumption plan to ensure that our technical services and operating infrastructure could be resumed within an acceptable time frame should some sort of business interruption affect our data center. Furthermore, management receives feedback on the sufficiency of security and controls built into our information technology, payment processing, and end-user support processes from independent reviews such as semi-annual network penetration tests, an annual SAS70 — Type II Examination, periodic FFIEC examinations, and internal audits.
Proprietary Rights
      In June 1993, we were awarded U.S. patent number 5,220,501 covering our real-time EFT network-based payments process. This patent covers bill payment and other online payments made from the home using any enabling device where the transaction is routed in real-time through an EFT network. In March 1995, in settlement of litigation, we cross-licensed this patent to Citibank for their internal use.
      On February 9, 1999, we were awarded U.S. patent number 5,870,724 for targeting advertising in a home banking delivery service. This patent provides for the targeting of advertising or messaging to home banking users, using their confidential bill payment and other financial information, while preserving consumer privacy.

      On March 13, 2001, we were awarded U.S. patent number 6,202,054, a continuation of U.S. patent number 5,220,501. The continuation expands the claims in that patent, thereby increasing its applicability and usefulness.
      In addition to our patents, we have registered trademarks. A significant portion of our systems, software and processes are proprietary. Accordingly, as a matter of policy, all management and technical employees execute non-disclosure agreements as a condition of employment.
Competition
      We are not aware of any other company that offers a complete suite of account presentation, payments and relationship management services. However, a number of companies offer portions of the services provided by us and compete directly with us to provide such services. For example, companies such as Digital Insight, FundsXpress and S1 Corporation compete with our account presentation capabilities. These companies may in turn use bill payment providers, such as CheckFree, Princeton eCom, iPay and Metavante, to compete with our full service offering. These bill payment providers also compete with our stand-alone bill payment services. There are also other software providers such as Corillian and Sybase Financial Fusion that market their software to large financial institutions that may seek to penetrate our targeted regional and community banking market.
      Other competitors that serve primarily smaller depository financial institutions, such as Jack Henry, Fidelity Information Services, Metavante, Certegy, Fiserv and other core banking processors, have large distribution channels that bundle broader services and products for their clients. These competitors also have developed or acquired account presentation capabilities of their own. Metavante, Jack Henry and Certegy have also acquired or developed bill payment services.
      There are also Internet financial services providers who target non-banking firms, who may target our depository financial institution market. These potential competitors support brokerage firms, credit card issuers, insurance and other financial services companies. There are also Internet financial portals, such as Quicken.com, Yahoo Finance and MSN, who offer bill payment and aggregate consumer financial information from multiple financial institutions. Suppliers to these remote financial services providers potentially compete with us.
      Many of our current and potential competitors have longer operating histories, greater name recognition, larger installed end-user bases and significantly greater financial, technical and marketing resources. Further, some of our more specialized competitors, such as CheckFree, while currently targeting bill payment services to large financial institutions, may increasingly direct their marketing initiatives toward our targeted client base.
      We believe our advantage in the financial services market will continue to stem from our ability to offer a fully integrated end-to-end solution to our clients. In addition to our large installed end-user base and proprietary payments architecture, we believe our ability to continue to execute successfully will be driven by our performance in the following areas, including:

•	industry trust and reliability;

•	technical capabilities, scalability, and security;

•	speed to market;

•	end-user service;

•	ability to interface with financial services providers and their technology; and

•	operating effectiveness.
Government Regulation
      We are not licensed by the Office of the Comptroller of the Currency, the Board of Governors of the Federal Reserve System, the Office of Thrift Supervision, the Federal Deposit Insurance Corporation, the National Credit Union Administration or other federal or state agencies that regulate or supervise depository institutions or other providers of financial services. Under the authority of the Bank Service Company Act, the Gramm Leach Bliley Act of 1999 and other federal laws that apply to depository financial institutions, federal depository institution regulators have taken the position that we are subject to examination resulting from the services we provide to the institutions they regulate. In order not to compromise our clients’ standing with the regulatory authorities, we have agreed to periodic examinations by these regulators, who have broad supervisory authority to remedy any shortcomings identified in any such examination.
      We are also subject to encryption and security export laws and regulations that, depending on future developments, could render our business or operations more costly, less efficient or impossible.
      Federal, state or foreign agencies may attempt to regulate our activities. Congress could enact legislation that would require us to comply with consumer privacy, data, record keeping, processing and other requirements. The Federal Reserve Board may adopt new rules and regulations for electronic funds transfers that could lead to increased operating costs and could also reduce the convenience and functionality of our services, possibly resulting in reduced market acceptance. Because of the growth in the electronic commerce market, Congress has held hearings on whether to regulate providers of services and transactions in the electronic commerce market, and federal or state authorities could enact laws, rules or regulations affecting our business operations. We also may be subject to federal, state and foreign money transmitter laws, encryption and security export laws and regulations and state and foreign sales and use tax laws. If enacted or deemed applicable to us, such laws, rules or regulations could be imposed on our activities or our business thereby rendering our business or operations more costly, burdensome, less efficient or impossible, any of which could have a material adverse effect on our business, financial condition and operating results.
      The market we currently target, depository financial institutions and credit card institutions, is subject to extensive and complex federal and state regulation. Our current and prospective clients, which consist of financial institutions such as commercial banks, credit unions, brokerage firms, credit card issuers, consumer finance companies, other loan originators, insurers and other providers of retail financial services, operate in markets that are subject to extensive and complex federal and state regulations and oversight.
      Although we are not generally subject to such regulations, our services and related products must be designed to work within the extensive and evolving regulatory constraints in which our clients operate. These constraints include federal and state truth-in-lending disclosure rules, state usury laws, the Equal Credit Opportunity Act, the Electronic Funds Transfer Act, the Fair Credit Reporting Act, the Bank Secrecy Act, the Community Reinvestment Act, the Financial services Modernization Act, the Bank Service Company Act, the Electronic Signatures in Global and National Commerce Act, privacy and information security regulations, laws against unfair or deceptive practices, the Electronic Signatures in Global and National Commerce Act, the USA Patriot Act of 2001 and other state and local laws and regulations. Because many of these regulations were promulgated before the development of our system, the application of such regulations to our system must be determined on a case-by-case basis. We do not make representations to clients regarding the applicable regulatory requirements, but instead rely on each such client making its own assessment of the applicable regulatory provisions in deciding whether to become a client. Furthermore, some consumer groups have expressed concern regarding the privacy, security and interchange pricing of financial electronic commerce services. It is possible that one or more states or the federal government may adopt laws or regulations applicable to the delivery of financial electronic commerce services in order to address these or other privacy concerns. We cannot predict the impact that any such regulations could have on our business.
      We currently offer services on the web. It is possible that further laws and regulations may be enacted with respect to the web, covering issues such as user privacy, pricing, content, characteristics and quality of services and products.
Employees
      At June 30, 2005, we had 394 employees. None of our employees are represented by a collective bargaining arrangement. We believe our relationship with our employees is good.

MANAGEMENT
Directors and Executive Officers
      The following table presents information about each of our executive officers and directors as of September 8, 2005:

Name	Age	Position

Matthew P. Lawlor	57	Chairman of the Board and Chief Executive Officer
Raymond T. Crosier	50	President and Chief Operating Officer
Catherine A. Graham	45	Executive Vice President, Chief Financial Officer and Secretary
Stephen S. Cole	55	Director
Edward E. Furash	70	Director
Michael H. Heath	64	Director
Ervin R. Shames	65	Director
Joseph J. Spalluto	46	Director
William H. Washecka	58	Director
Barry D. Wessler	62	Director
      Matthew P. Lawlor is a co-founder of Online Resources and has served as chairman and chief executive officer since March 1989. He formerly served with Chemical Bank (now JP Morgan Chase), where he headed a regional consumer branch division and the bank’s international equity investment company. He also founded a venture development firm and served in the White House Office of Management and Budget. Mr. Lawlor is active in industry affairs and formerly chaired the eFinancial Enablers Council, a group of senior Internet executives whose firms serve the banking industry. Mr. Lawlor has a BS in mechanical engineering from the University of Pennsylvania and a MBA from Harvard University.
      Raymond T. Crosier joined Online Resources in January 1996 and initially served as senior vice president of client services. In January 2001 he was elected president and chief operating officer. Prior to joining us, Mr. Crosier spent 19 years with TeleCheck International, a check verification and guarantee firm, where he served in various management positions including as vice president of sales and customer service. Mr. Crosier received a BA in Psychology from the University of Virginia.
      Catherine A. Graham joined Online Resources in March 2002 and serves as executive vice president, chief financial officer and secretary. From 1998 until joining us, Ms. Graham served as chief financial officer of VIA NET.WORKS, Inc., a publicly held, international Internet service provider. Previously, she served in senior financial positions with Yurie Systems, a telecommunications equipment manufacturer, and other public companies, as well as with several commercial banks. Ms. Graham received a BA in Economics from the University of Maryland and a MBA from Loyola College.
      Stephen S. Cole has served as the president and chief executive officer of YMCA of Metropolitan Chicago since June 15, 2001. From 1986-2001, Mr. Cole was president and chief executive officer of Cash Station, Inc., an electronic banking company. Previously, Mr. Cole served in a variety of management positions for 14 years at First National Bank of Chicago. He serves as a director emeritus of Electronic Funds Transfer Association and as a director of EPAY, Inc. and Optiscan Technologies, Inc. Mr. Cole received a BA from Lake Forest College.
      Edward E. Furash has been a director since July 2003 and since 1998 has been the chairman of Monument Financial Group, LLC, a boutique merchant banking firm specializing in financial services companies. He is co-founder and former chairman and chief executive officer of Treasury Bank, N.A., an Internet-based financial institution. He is also the founder of Furash & Company, a management consulting firm to the financial services industry. He serves on the board of advisors of the American

Association of Bank Directors, and is a director of both Pennsylvania Business Bank and City First, a community development bank. Mr. Furash has a BA from Harvard University and a MBA from the University of Pennsylvania.
      Michael H. Heath has been a director since March 1989 and since 1991 has been the president of Convention Guides, a publisher of city guidebooks. He served as president of Online Resources from January 1995 to October 1997. Mr. Heath also served as president of MediaNews, which owned the Denver Post and the Houston Post, and held several senior management positions with Chemical Bank. Mr. Heath received his BA from Williams College and a MBA from Harvard University.
      Ervin R. Shames has been a director since January 2000 and is currently a visiting lecturer in consumer marketing at the University of Virginia’s Darden School of Business. From 1993 to 1995, Mr. Shames served as president and chief executive officer of Borden, Inc., a consumer marketing company. Previously, he served as president of both General Foods USA and Kraft USA. He also served as chairman, president and chief executive officer of Stride Rite Corporation. Mr. Shames is currently serving on the boards of directors of Select Comfort Corporation and Choice Hotels. Mr. Shames holds a BS/ BA from the University of Florida and a MBA from Harvard University.
      Joseph J. Spalluto has been a director since May 1995 and is since 1981 has been a managing director of corporate finance for Keefe Bruyette & Woods, Inc., an investment banking firm specializing in the financial services industry. Mr. Spalluto received a BA from Amherst College and a JD from the University of Connecticut School of Law.
      William H. Washecka has been a director since February 2004 and since November, 2004, has served as chief financial officer of Prestwick Pharmaceuticals, which specializes in therapies for central nervous system disorders. From 2001 until 2002, Mr. Washecka served as chief financial officer for USinternetworking, Inc., an enterprise and e-commerce software service provider. Previously, Mr. Washecka was a partner with Ernst & Young LLP, which he joined in 1972. Mr. Washecka serves on the board of directors of Visual Networks, Inc. and Audible, Inc. He has a BS in accounting from Bernard Baruch College of New York and completed the Kellogg Executive Management Program. Mr. Washecka is a certified public accountant.
      Barry D. Wessler has been a director since May 2000 and since 1995 has been a computer and communications consultant. Previously, Dr. Wessler co-founded GTE Telenet, an early packet switch service company (now Sprint Data). He also served as president of Plexsys International, a cellular telephone infrastructure manufacturer, and NetExpress, an international facsimile network company. In the 1960’s, while at the Advanced Research Projects Agency, Dr. Wessler directed research for ARPANet, the forerunner of the Internet. Dr. Wessler has a BSEE and MSEE from MIT and a Ph.D. in Computer Science from the University of Utah.
The Board of Directors
      Our bylaws provide that our business is to be managed by or under the direction of our Board of Directors. The members of our Board of Directors are divided into three classes for purposes of election. Our practice has been to elect one class, representing about one-third of the members of the Board, at each annual meeting of stockholders to serve for a three-year term. Our Board of Directors currently consists of eight members, classified into three classes as follows: (1) Michael H. Heath and Edward E. Furash constitute a class with a term ending at the 2006 annual meeting; (2) Matthew P. Lawlor, Ervin R. Shames, and Barry D. Wessler constitute a class with a term ending at the 2007 annual meeting; and (3) William H. Washecka, Stephen S. Cole and Joseph J. Spalluto constitute a class with a term ending at the 2008 annual meeting.
Committees of the Board of Directors and Meetings
      Compensation Committee. The committee has three members, Ervin R. Shames (Chairman), Stephen S. Cole and Edward E. Furash. All members of the Compensation Committee qualify as independent under the definition promulgated by the Nasdaq Stock Market. Our Compensation Committee reviews, approves and makes recommendations regarding our compensation policies, practices and procedures to ensure that legal and fiduciary responsibilities of the Board of Directors are carried out and that such policies, practices and procedures contribute to our success. For example, the Compensation Committee recommends the compensation arrangements for senior management and directors. The Compensation Committee is responsible for the determination of the compensation of our Chief Executive Officer, and shall conduct its decision making process with respect to that issue without the chief executive officer present. Our Board of Directors has adopted a charter for the Committee, which is available at http://www.orcc.com.
      Corporate Governance Committee. The committee has three members, Edward E. Furash (Chairman), Ervin R. Shames and Stephen S. Cole. All members of the Nominating Committee qualify as independent under the definition promulgated by the Nasdaq Stock Market. Our Corporate Governance Committee recommends candidates for nomination by the Board for election as Directors. The Nominating Committee may consider candidates recommended by stockholders as well as from other sources such as other directors or officers, third party search firms or other appropriate sources. In evaluating and determining whether to nominate a candidate for a position on the Company’s Board, the Committee will consider the criteria outlined in the Company’s corporate governance policy, which include high professional ethics and values, relevant management experience and a commitment to enhancing stockholder value. In evaluating candidates for nomination, the Committee utilizes a variety of methods. In general, persons recommended by stockholders will be considered on the same basis as candidates from other sources. The committee also reviews and recommends to the Board the role and composition of other Board committees and corporate governance practices. Our Board of Directors has adopted a charter for the Committee, which is available at http://www.orcc.com.
      Audit Committee. The committee has three independent members, Michael H. Heath (Chairman), William H. Washecka and Barry D. Wessler. Our Audit Committee has the authority to retain and terminate the services of our independent accountants, reviews annual financial statements, considers matters relating to accounting policy and internal controls and reviews the scope of annual audits. All members of the Audit Committee satisfy the current independence standards promulgated by the Securities and Exchange Commission and by the Nasdaq Stock Market, as such standards apply specifically to members of audit committees. The Board has determined that Michael H. Heath, Joseph J. Spalluto and William H. Washecka qualify as an “audit committee financial expert” as the Securities and Exchange Commission has defined that term in Item 401 of Regulation S-K. Please also see the report of the Audit Committee set forth elsewhere in this proxy statement. The Audit Committee is governed by a written charter approved by the Board of Directors, which is available at http://www.orcc.com.
      Corporate Finance Committee. The committee has three independent members, Joseph J. Spalluto (Chairman), Edward E. Furash and Ervin R. Shames. Our Corporate Finance Committee advises the Board of Directors on mergers and acquisitions and capital formation.
Compensation of Directors
      Each non-employee Director receives annually (i) a fee of $16,800, (ii) an additional fee of $3,000 for each Board Committee on which he or she serves as the Chairperson, (iii) an additional fee of $1,500 if he or she serves on the Audit Committee, (iv) an option to purchase shares of common stock with a fair market value of $11,200 (with an exercise price at the fair market value of the common stock at the time of grant), (v) an additional option to purchase shares of common stock with a fair market value of $2,000 for each Board Committee on which he serves as the Chairperson, and (vi) an additional option to purchase shares of common stock with a fair market value of $1,000 if he or she serves on the Audit Committee. The $16,800, $3,000 and $1,500 fees are paid in quarterly installments. The stock options are granted at the time of the annual meeting and vest over the course of one year. We reimburse Directors for expenses they incur in connection with attending Board and Committee meetings. The employee Director does not receive any compensation for his participation in Board or Committee meetings.

EXECUTIVE COMPENSATION
Summary Compensation Table
      The following table shows information about compensation we paid or accrued during the three years ended December 31, 2004, December 31, 2003 and December 31, 2002 with respect to (1) our Chief Executive Officer, and our (2) two other executive officers who earned more than $100,000 during the year ended December 31, 2004.

				Long-Term
				Compensation

	Annual Compensation			Securities
				Underlying	All Other
Name and Principal Position (at December 31, 2004)	Year	Salary	Bonus	Options	Compensation(1)

Matthew P. Lawlor	2004	$234,571	$116,420	9,300	$72
Chief Executive Officer and	2003	$209,839	$101,278	26,750	$72
Chairman of the Board	2002	$158,239	$15,114	208,582	$840
Raymond T. Crosier	2004	$201,436	$101,929	8,000	$72
President and Chief Operating Officer	2003	$193,639	$89,363	23,250	$72
	2002	$164,541	$13,336	150,700	$840
Catherine A. Graham(2)	2004	$188,189	$92,936	6,000	$72
Executive Vice President, Chief	2003	$182,464	$80,427	6,000	$72
Financial Officer and Secretary	2002	$137,388	$9,001	148,402	$840

(1)	Consists of premium amount paid by us for group life insurance on behalf of each of the named executive officers.

(2)	Ms. Graham commenced employment with us on March 18, 2002.
Option Grants in Our Last Fiscal Year
      The following table shows grants of stock options that we made during the year ended December 31, 2004 to each of the executive officers named in the Summary Compensation Table.

	Individual Grants				Potential Realizable
					Value at Assumed
	Number of	% of Total			Annual Rates of Stock
	Securities	Options	Exercise		Price Appreciation for
	Underlying	Granted to	of Base		Option Term(2)
	Options	Employees in	Price	Expiration
Name	Granted(1)	Fiscal Year	($/Share)	Date(3)	5%	10%

Matthew P. Lawlor	9,300	1.9%	$8.59	12/31/2014	$34,183	$101,750
Raymond T. Crosier	8,000	1.6%	$8.59	12/31/2014	$29,405	$87,527
Catherine A. Graham	6,000	1.6%	$8.59	12/31/2014	$22,053	$65,645

(1)	The options were granted pursuant to our 1999 Stock Option Plan.

(2)	In accordance with the rules of the SEC, we show in these columns the potential realizable value over the term of the option (the period from the grant date to the expiration date). We calculate this assuming that the fair market value of our common stock on the date of grant appreciates at the indicated annual rate, 5% and 10% compounded annually, for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. These amounts are based on assumed rates of appreciation and do not represent an estimate of our future stock price. Actual gains, if any, on stock option exercises will depend on the future performance of our common stock, the optionholder’s continued employment with us through the option exercise period, and the date on which the option is exercised.

(3)	Stock options vest immediately upon grant.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values
      The following table shows information regarding exercises of options to purchase our common stock by each executive officer named in the Summary Compensation Table during the fiscal year ended December 31, 2004. The table also shows the aggregate value of options held by each executive officer named in the Summary Compensation Table as of December 31, 2004. The value of the unexercised in-the-money options at fiscal year end is based on a value of $7.53 per share, the closing price of our common stock listed on the NASDAQ National Market System on December 31, 2004 (the last trading day of our fiscal year), less the per share exercise price.

			Number of Securities		Value of the
	Shares		Underlying Unexercised		Unexercised In-The-Money
	Acquired		Options at Fiscal Year-End		Options at Fiscal Year-End
	on	Value
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Matthew P. Lawlor	—	$—	393,462	151,077	$1,052,905	$682,961
Raymond T. Crosier	—	—	313,773	106,929	$817,842	$482,469
Catherine A. Graham	—	—	59,261	105,141	$195,240	$455,261
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
      The following table sets forth certain information with respect to the beneficial ownership of our common stock as of September 8, 2005 for (a) the executive officers named in the Summary Compensation Table on page 45 of this registration statement, (b) each of our Directors, (c) all of our Directors and executive officers as a group and (d) each stockholder known by us to own beneficially more than 5% of our common stock. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. We deem shares of common stock that may be acquired by an individual or group within 60 days of September 8, 2005 pursuant to the exercise of options or warrants or the conversion of other securities to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. Except as indicated in footnotes to this table, we believe that the owners of our common stock named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them based on information provided to us by these stockholders. Percentage of ownership is based on 25,024,285 shares of common stock outstanding on September 8, 2005.

	Shares Beneficially
	Owned(1)

Name and Address**	Number	Percent

Bruce Bent Associates, Inc.(2)	1,295,100	5.0%
303 Evernia Street, Suite 301
West Palm Beach, FL 33401
Federated Investors, Inc.(3)	2,473,818	9.5%
1001 Liberty Avenue
Pittsburgh, PA 15222
Matthew P. Lawlor(4)	1,561,144	6.0%
Stephen S. Cole(5)	858
Edward E. Furash(6)	12,894	*
Michael H. Heath(7)	80,488	*
Ervin R. Shames(8)	60,806	*
Joseph J. Spalluto(9)	65,535	*
William H. Washecka(10)	6,742	*
Barry D. Wessler(11)	39,252	*
Raymond T. Crosier(12)	405,118	1.6%
Catherine A. Graham(13)	83,511	*
All directors and current executive officers as a group (10 persons)(14)	2,316,348	8.9%

*	Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.

**	Addresses are given for beneficial owners of more than 5% of the outstanding common stock only. Addresses for our Directors and executive officers is c/o Online Resources Corporation, 4795 Meadow Wood Lane, Suite 300, Chantilly, VA 20151.

(1)	Attached to each share of common stock is a preferred share purchase right to acquire one one-hundredth of a share of our series B junior participating preferred stock, par value $0.01 per share, which preferred share purchase rights are not presently exercisable.

(2)	This information is based solely on a Schedule 13F filed by Bruce Bent Associates, Inc. with the Securities and Exchange Commission on July 28, 2005. Bruce Bent Associates, Inc., in its capacity as investment advisor, may be deemed the beneficial owner of these shares, which are owned by investment advisory client(s). To our knowledge no such client is known to have such right or power with respect to more than five percent of the common stock outstanding.

(3)	This information is based solely on a Schedule 13F filed by Federated Investors, Inc. with the Securities and Exchange Commission on August 12, 2005. Federated Investors, Inc. may be deemed the beneficial owner of these shares.

(4)	Includes 421,190 shares of common stock issuable upon exercise of options to purchase common stock. Of the total shares, 25,328 shares are held by the Rosemary K. Lawlor Trust, 55,957 shares are held by the Rosemary K. Lawlor Irrevocable Trust and 55,956 shares are held by the Matthew P. Lawlor Irrevocable Trust.

(5)	Represents 858 shares issuable upon the exercise of options to purchase common stock.

(6)	Includes 11,894 shares issuable upon exercise of options to purchase common stock.

(7)	Includes 56,783 shares issuable upon the exercise of options to purchase common stock. Of the total shares, 4,158 are held by Mr. Heath’s wife.

(8)	Includes 48,806 shares issuable upon the exercise of options to purchase common stock.

(9)	Includes 42,830 shares issuable upon the exercise of options to purchase common stock.

(10)	Represents 6,742 shares issuable upon the exercise of options to purchase common stock.

(11)	Includes 35,243 shares issuable upon the exercise of options to purchase common stock.

(12)	Includes 324,012 shares issuable upon the exercise of options to purchase common stock. Of the total shares, 6,250, 1,150 and 1,400 shares are held of record by Deborah Crosier (Mr. Crosier’s wife), William Crosier, II (Mr. Crosier’s son) and Jennifer Crosier (Mr. Crosier’s daughter), respectively.

(13)	Represents 83,511 shares issuable upon the exercise of options to purchase common stock.

(14)	Includes 1,031,869 shares issuable upon the exercise of options to purchase common stock. See also notes 6 through 14 above for further details concerning such options.
SELLING STOCKHOLDERS
      The shares of common stock being offered by the selling stockholders were issued in connection with the acquisitions of Incurrent and IDS. We are registering these shares in order to permit the selling stockholders to offer these shares for resale from time to time.
      The following table lists certain information with respect to these selling stockholders as follows: (i) each selling stockholder’s name, (ii) the number of outstanding shares of common stock beneficially owned by the selling stockholders prior to this offering; (iii) the number of shares of common stock to be beneficially owned by each selling stockholder after the completion of this offering assuming the sale of all of the shares of common stock offered by each selling stockholder; and (iv) if one percent or more, the percentage of outstanding shares of common stock to be beneficially owned by each selling stockholder after the completion of this offering assuming the sale of all the shares of the common stock offered by each selling stockholder.
      The selling stockholders may sell all, some, or none of their shares in this offering. See “Plan of Distribution.”
      Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. We deem shares of common stock that may be acquired by an individual or group within 60 days of September 8, 2005 pursuant to the exercise of options or warrants or the conversion of other securities to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. Except as indicated in footnotes to this table, we believe that the owners of our common stock named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them based on information provided to us by these stockholders. Percentage of ownership is based on 25,024,285 shares of common stock outstanding on September 8, 2005.

			Shares Beneficially
			Owned After
	Shares Beneficially		Offering
	Owned Prior to	Shares to be
	Offering(1)	Sold in Offering	Number	Percent

Edison Venture Fund SBIC, LP	532,285	446,255	86,030	*
The Hodson Trust	71,924	51,743	20,181	*
PA Early Stage Partners II, LP	251,690	210,617	41,073	*
Rolling Hill Investments, LLC	31,921	26,327	5,594	*
Ann Marie Michael	81,501	70,182	11,319	*
David and Kelly Benning Family Trust	79,871	68,778	11,093	*
Kelly Benning Separate Property Trust	1,630	1,404	226	*

Total	1,050,822	875,306	175,516	*

*	Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.

(1)	Attached to each share of common stock is a preferred share purchase right to acquire one one-hundredth of a share of our series B junior participating preferred stock, par value $0.01 per share, which preferred share purchase rights are not presently exercisable.
DESCRIPTION OF CAPITAL STOCK
General
      The following description of our capital stock and certain provisions of our restated certificate of incorporation and our amended and restated bylaws is a summary and is qualified in its entirety by the provisions of our restated certificate of incorporation and amended and restated bylaws.
      Our authorized capital stock consists of 70,000,000 shares of common stock, par value $0.0001 per share and 297,500 shares of Series B junior participating preferred stock, par value $0.01 per share, none of which are issued and outstanding. As of September 8, 2005, there were 25,024,285 shares of common stock outstanding.
Common Stock
      The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Subject to preferences that may be applicable to any outstanding shares of preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of funds legally available for the payment of dividends. See “Price Range of Common Stock and Dividend Policy.” If we liquidate, dissolve or wind up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and liquidation preferences of any outstanding shares of preferred stock. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of holders of any series of preferred stock which we may designate and issue in the future. Holders of common stock have no preemptive rights or rights to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock.
Preferred Stock
      Pursuant to our restated certificate of incorporation, the board of directors has the authority, without further action by the stockholders, to issue up to 3,000,000 shares of preferred stock in one or more series and to fix the designations, powers, preferences, privileges, and relative, participating, optional or special rights and the qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the common stock. The board of directors, without stockholder approval, can issue preferred stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of common stock. Of these 3,000,000 shares of preferred stock, 297,500 shares have been designated as Series B junior participating preferred stock in connection with the adoption of our rights plan. Our Board of directors has resolved not to designate any additional shares of preferred stock for anti-takeover purposes without prior stockholder approval. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of the common stock, and may adversely affect the voting and other rights of the holders of common stock.
Rights Plan
      Pursuant to our Stockholder Rights Plan, each share of common stock has an associated preferred share purchase right. Each right entitles the holder to purchase from Online Resources a unit consisting of one one-hundredth of a share (a “Unit”) of Series B junior participating preferred stock, par value $0.01 per share, of Online Resources at a price of $115 per Unit, subject to adjustment. The rights are not exercisable until after acquisition by a person or group of 15% or more of the outstanding common stock (an “acquiring person”) or after the announcement of an intention to make or commencement of a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the outstanding common stock (the earlier of such dates being called the “Distribution Date”); provided, however, we recently amended our Rights Plan so that no Distribution Date can occur until and unless our stockholders have adopted the plan. This means that until stockholder approval occurs, if at all, we cannot use our Rights Plan as an anti-takeover measure. Until a right is exercised, the holder thereof will have no rights as a stockholder of Online Resources. Until the Distribution Date (or earlier redemption or expiration of the Rights), the Rights will be transferred with and only with the common stock. The Rights will expire at the close of business on January 11, 2012.
      If any person or group becomes an acquiring person, each holder of a right, other than rights beneficially owned by the acquiring person, will thereafter have the right to receive upon exercise that number of shares of common stock having a market value of two times the purchase price, and if Online Resources is acquired in a business combination transaction or 50% or more of its assets are sold, each holder of a right will thereafter have the right to receive upon exercise that number of shares of common stock of the acquiring company which at the time of the transaction will have a market value of two times the purchase price.
      At any time after any person becomes an acquiring person and prior to the acquisition by such person or group of 50% or more of the outstanding common stock, our board of directors may cause the rights (other than rights owned by such person or group) to be exchanged, in whole or in part, for common stock or other equity securities of Online Resources, at an exchange rate of one share of common stock per right.

      At any time prior to ten days after the acquisition by a person or group of beneficial ownership of 15% or more of the outstanding common stock, our board of directors may redeem the rights in whole at a price of $0.01 per right.
      The rights have certain anti-takeover effects, in that they will cause substantial dilution to a person or group that attempts to acquire a significant interest in Online Resources on terms not approved by the board of directors.
      We describe the rights more completely in the rights agreement itself, which is contained in Exhibit 4.1 to our Current Report on Form 8-K filed on January 15, 2002. This summary of the provisions of the rights agreement is qualified in its entirety by reference to that agreement.
Registration Rights
      We have agreed to register the shares we have issued to the former shareholders of Incurrent and IDS and the shares we may issue to the former IDS shareholders in connection with our acquisitions of these two companies. As to the Incurrent shareholders, we agreed to register their shares by April 21, 2005 except, however, former Incurrent shareholders who were issued over 97% of the total shares we issued in our acquisition of Incurrent agreed to extend the date of registration until August 2, 2005. We, however, were precluded from registering the shares of the Incurrent shareholders because the SEC was reviewing our Form 10-K and the financial statements contained therein for the fiscal year ended December 31, 2004. Beyond the 734,492 shares we issued to the Incurrent shareholders being offered under this prospectus, an additional 185,179 shares remain subject to future registration. All of these shares, however, are being held in escrow to satisfy any indemnification claims that may arise in our favor in connection with our acquisition of Incurrent. Currently, one-half of these shares are subject to being released on each of December 22, 2005 and December 22, 2006. Since these shares, once released, will be salable under Rule 144 of the Securities Act of 1933, as amended, without registration, we are assuming we will not be required to register any of these additional shares.
      We have issued 181,108 shares to the former IDS shareholders. We agreed to register these shares by December 27, 2005. 163,002 of these shares are being offered under this prospectus. We do not anticipate any further registration statements will be required in connection with the shares we have issued and may issue to the former IDS shareholders either because the shares will be saleable under Rule 144 or because the value of the shares will not possess the aggregate value the shares must possess in order to require our registration of these shares.
Anti-Takeover Effects of Provisions of Our Charter and Bylaws
      Our restated certificate of incorporation provides for our board of directors to be divided into three classes, with staggered three-year terms. As a result, only one class of directors will be elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective three-year terms. Stockholders have no cumulative voting rights, and the stockholders representing a majority of the shares of common stock outstanding are able to elect all of the directors.
      Our bylaws require a stockholder who intends to nominate a candidate for election to the board of directors, or to raise new business at a stockholder meeting, to give at least 90 days advance notice to the Secretary. The notice provision requires a stockholder who desires to raise new business to provide us certain information concerning the nature of the new business, the stockholders and the stockholder’s interest in the business matter. Similarly, a stockholder wishing to nominate any person for election as a director will need to provide us with certain information concerning the nominee and the proposed stockholder. A special meeting of the stockholders may be called by the affirmative vote of a majority of our board of directors or an appropriate committee designated by the board of directors. These provisions may have the effect of delaying, deferring or preventing a change in control.
      The classification of our board of directors and lack of cumulative voting will make it more difficult for our existing stockholders to replace our board of directors as well as for another party to obtain control of us by replacing our board of directors. Since our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management.
      These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management. These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and in the policies of our board of directors and to discourage certain types of transactions that may involve an actual or threatened change in control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of the our shares that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management.
Transfer Agent and Registrar
      American Stock Transfer & Trust Company is the transfer agent and registrar for our common stock.
PLAN OF DISTRIBUTION
      We are registering the shares of common stock on behalf of the selling stockholders identified in this prospectus. The selling stockholders are acting independently of us in making decisions with respect to the timing, manner and size of each sale of the common stock covered by this prospectus.
      The distribution of shares of common stock by the selling stockholders is not subject to any underwriting agreement. The selling stockholders may, from time to time, sell all or a portion of the shares of common stock on any market upon which the common stock may be quoted, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. The shares may be sold by one or more of the following methods, without limitation:

•	A block trade in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	Purchases by a broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus;

•	Ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	Through options, swaps or derivatives;

•	Privately negotiated transactions;

•	In making short sales or in transactions to cover short sales; and

•	A combination of any of the above-listed methods of sale.
      None of the selling stockholders has any outstanding loans, advances or guarantees from the Company.
LEGAL MATTERS
      The validity of the common stock offered in this prospectus will be passed upon for us by Mintz Levin Cohn Ferris Glovsky and Popeo, P.C., Reston, Virginia. Attorneys of Mintz Levin own an aggregate of approximately 2,673 shares of our common stock.

EXPERTS
      Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements at December 31, 2004 and 2003 and for each of the three years in the period ended December 31, 2004, as set forth in their report. Ernst & Young LLP, also has audited management’s assessment of the effectiveness of our internal control over financial reporting as of December 31, 2004 and our financial statement schedules as of December 31, 2004 and 2003, and for each of the three years in the period ended December 31, 2004, included in our Annual Report on Form 10-K, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedules and management’s assessment, are made part of this prospectus and the registration statement in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
      We are a public company and file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Our SEC filings are also available to the public at the SEC’s web site at http://www.sec.gov. In addition, our stock is listed for trading on the Nasdaq National Market. You can read and copy reports and other information concerning us at the offices of the National Association of Securities Dealers, Inc. located at 1735 K Street, Washington, D.C. 20006.
      This prospectus is only part of a Registration Statement on Form S-1 that we have filed with the SEC under the Securities Act of 1933 and therefore omits certain information contained in the Registration Statement. We have also filed exhibits and schedules with the Registration Statement that are excluded from this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may:

•	inspect a copy of the Registration Statement, including the exhibits and schedules, without charge at the public reference room;

•	obtain a copy from the SEC upon payment of the fees prescribed by the SEC; or

•	obtain a copy from the SEC web site.

ONLINE RESOURCES CORPORATION
CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2005	2004

	(Unaudited)	(Restated)
ASSETS
Current assets:
Cash and cash equivalents	$45,644,486	$3,341,678
Restricted cash	2,151,967	1,650,723
Investments	3,100,000	1,298,909
Accounts receivable (net of allowance of approximately $154,000 and $152,000 at June 30, 2005 and December 31, 2004, respectively)	7,425,482	8,433,113
Deferred implementation costs	534,346	460,600
Prepaid expenses and other current assets	919,945	2,634,961

Total current assets	59,776,226	17,819,984
Property and equipment, net	13,662,871	13,099,829
Deferred implementation costs, less current portion	506,924	420,035
Goodwill	16,451,651	11,272,463
Intangible assets	2,606,160	1,569,800
Other assets	526,141	351,157

Total assets	$93,529,973	$44,533,268

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$979,229	$1,654,650
Accrued expenses and other current liabilities	3,692,455	3,159,743
Accrued compensation	1,801,478	1,808,233
Deferred revenues	1,722,701	972,890
Deferred rent obligation	158,237	158,237
Capital lease obligation	28,562	10,573

Total current liabilities	8,382,662	7,764,326
Deferred rent obligation, less current portion	1,728,446	1,524,828
Deferred revenues, less current portion	677,667	379,036
Other long term liabilities	—	94,422

Total liabilities	10,788,775	9,762,612
Commitments and contingencies	—	—
Stockholders’ equity
Series B junior participating preferred stock, $0.01 par value; 297,500 shares authorized; none issued at June 30, 2005 and December 31, 2004	—	—
Common stock, $0.0001 par value; 35,000,000 shares authorized; 25,076,973 issued and 25,001,448 outstanding at June 30, 2005; and 19,340,222 issued and 19,264,697 outstanding at December 31, 2004	2,500	1,926
Additional paid-in capital	158,846,338	114,647,954
Accumulated deficit	(75,879,840)	(79,651,309)
Treasury stock, 75,525 shares at June 30, 2005 and December 31, 2004, respectively	(227,800)	(227,800)
Accumulated other comprehensive loss	—	(115)

Total stockholders’ equity	82,741,198	34,770,656

Total liabilities and stockholders’ equity	$93,529,973	$44,533,268

See accompanying notes to consolidated unaudited financial statements.

ONLINE RESOURCES CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months		Six Months
	Ended June 30,		Ended June 30,

	2005	2004	2005	2004

		(Restated)		(Restated)
Revenues:
Account presentation services	$2,198,348	$776,257	$5,024,928	$1,561,514
Payment services	8,694,834	6,791,058	17,138,187	13,127,048
Relationship management services	1,912,164	1,933,118	3,957,205	3,864,346
Professional services and other	1,524,101	568,025	3,320,667	1,282,917

Total revenues	14,329,447	10,068,458	29,440,987	19,835,825
Costs and expenses:
Service costs	5,010,884	4,025,031	10,017,663	8,328,474
Implementation and other costs	1,068,387	327,108	1,986,092	668,144

Costs of revenues	6,079,271	4,352,139	12,003,755	8,996,618

Gross profit	8,250,176	5,716,319	17,437,232	10,839,207
General and administrative	3,352,702	2,086,277	6,547,528	4,197,702
Sales and marketing	2,491,450	1,784,021	4,966,881	3,650,569
Systems and development	1,023,566	878,779	2,298,101	1,814,146

Total expenses	6,867,718	4,749,077	13,812,510	9,662,417

Income from operations	1,382,458	967,242	3,624,722	1,176,790
Other income (expense):
Interest income	321,546	26,388	350,963	52,791
Interest expense	(5,198)	(1,422)	(8,937)	(4,040)

Total other income	316,348	24,966	342,026	48,751

Income before income tax provision	1,698,806	992,208	3,966,748	1,225,541
Income tax provision	135,281	9,000	195,281	18,000

Net income	$1,563,525	$983,208	$3,771,467	$1,207,541

Net income per share:
Basic net income per share	$0.06	$0.05	$0.17	$0.07
Diluted net income per share	$0.06	$0.05	$0.16	$0.06
Shares used in calculation of net income per share:
Basic	24,154,741	18,004,254	21,769,854	17,943,659
Diluted	26,508,684	20,029,657	24,123,591	20,084,646
See accompanying notes to consolidated unaudited financial statements.

ONLINE RESOURCES CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months
	Ended June 30,

	2005	2004

		(Restated)
Operating activities
Net income	$3,771,467	$1,207,541
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,795,953	1,908,349
Loss on disposal of assets	103,967	35,350
Provision for losses on accounts receivable	2,091	14,275
Amortization of bond (discount) premium	(976)	(14,245)
Changes in assets and liabilities, net of acquisition:
Restricted cash	(501,244)	(463,250)
Accounts receivable	1,164,145	(438,135)
Prepaid expenses and other current assets	1,717,183	(219,364)
Deferred implementation costs	(160,635)	58,974
Other assets	(149,250)	28,292
Accounts payable	(719,784)	269,240
Accrued expenses	258,491	174,416
Deferred rent obligation	203,618	—
Deferred revenues	(44,291)	400,347
Other long term liabilities	(94,422)	—

Net cash provided by operating activities	8,346,313	2,961,790
Investing activities
Purchases of property and equipment	(3,119,484)	(2,400,874)
Purchases of available-for-sale securities	(3,100,000)	(6,090,145)
Sales of available-for-sale securities	1,300,000	5,311,455
Acquisition of IDS, net of cash acquired	(3,316,653)	—

Net cash used in investing activities	(8,236,137)	(3,179,564)
Financing activities
Net proceeds from issuance of common stock (non-secondary related)	1,901,217	741,387
Net proceeds from issuance of common stock in secondary offering	40,297,932	—
Repayment of capital lease obligations	(6,517)	(80,035)

Net cash provided by financing activities	42,192,632	661,352

Net (decrease) increase in cash and cash equivalents	42,302,808	443,578
Cash and cash equivalents at beginning of period	3,341,678	7,054,537

Cash and cash equivalents at end of period	$45,644,486	$7,498,115

Supplemental information to statement of cash flows:
Cash paid for interest	$8,742	$4,030
Income taxes paid	154,650	—
Net unrealized gain (loss) on investments	115	(11,750)
Common stock issued in connection with Integrated Data Systems, Inc. acquisition	1,999,791	—
See accompanying notes to consolidated unaudited financial statements.

ONLINE RESOURCES CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

1.	DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION
      Online Resources Corporation (the “Company”) provides Internet technology services consisting of account presentation, payment and relationship management services to financial services providers nationwide. The Company offers services, branded in the clients’ name, that integrate seamlessly into a single-vendor, end-to-end solution, supported by 24×7 customer care, targeted consumer marketing, training and other network and technical professional products and services. The Company currently operates in two business segments — Banking and eCommerce (“banking”) and Card and Credit Services (“card”). The card segment is the result of the acquisition of Incurrent Solutions, Inc. (“Incurrent”) on December 22, 2004.
INTERIM FINANCIAL INFORMATION
      The accompanying unaudited consolidated financial statements have been prepared in conformity with generally accepted accounting principles for interim financial information and with the instructions for Form 10-Q and Article 10 of Regulation S-X. Accordingly, certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted, pursuant to the rules and regulations of the Securities and Exchange Commission. In the opinion of management, the consolidated financial statements include all adjustments necessary (which are of a normal and recurring nature) for the fair presentation of the results of the interim periods presented. These consolidated financial statements should be read in conjunction with our consolidated audited financial statements for the year ended December 31, 2004 included in the Annual Report on Form 10-K/ A filed by the Company with the Securities and Exchange Commission on August 19, 2005. The results of operations for any interim period are not necessarily indicative of the results of operations for any other interim period or for a full fiscal year.

2.	RESTATEMENT
      On August 15, 2005, the Company concluded that the its financial statements for fiscal periods ending December 31, 2004 and 2003 and the first interim period of 2005 should be restated to reflect a change in its policy regarding unclaimed bill payment checks and correct its accounting treatment with regard to its prior policy.
      In the third quarter of 2003, the Company adopted a policy to recognize stale bill payment checks as assets and began withdrawing funds related to certain stale unclaimed bill payment checks from an escrow account held for bill payments. The Company believed that there was a basis for making a claim of ownership of these funds for unclaimed bill payment checks after reviewing an appropriate legal analysis. Based on the length of time that the unclaimed checks were outstanding, the Company would withdraw the cash from the escrow accounts and record an asset with a corresponding liability. The Company then reduced the liability in accordance with FASB Statement No. 5, Accounting for Contingencies, based on an analysis of its payment history related to stale unclaimed bill payments with a corresponding reduction to payment processing costs. The amount by which payment processing costs were reduced from July 1, 2003 through December 31, 2004 totaled $1.7 million. The Company has determined that under this policy, the liability for the unclaimed bill payments should not have been reduced as the liability was not legally extinguished under paragraph 16 of FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.
      Under its revised policy, the Company will either return unclaimed funds to its financial institution clients or surrender the funds to the appropriate state escheat funds. The policy was revised to derive consistency with that of other bill payment providers, to take cognizance of changes occurring in the adoption of unclaimed property laws and to resolve issues regarding the manner in which the Company

ONLINE RESOURCES CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
accounted for unclaimed bill payment funds following the adoption of its initial policy. As a result of this revised policy, the Company restated its financial statements, which resulted in a reduction to net income of $1.0 million and $0.7 million and reduced earnings per share by $0.05 and $0.04 for the years ended December 31, 2004 and 2003, respectively.
      Following the restatement, unclaimed bill payment funds will no longer contribute to the Company’s financial performance or be reflected in its statements of operations. Unclaimed bill payment funds will no longer be used to reduce the Company’s service costs, thereby resulting in a corresponding decrease in the Company’s gross profits and net income. In addition, the Company will accrue a liability equal to the cash it obtained subsequent to the adoption of its initial policy to reflect its obligation to either return funds to its clients or to surrender the funds in accordance with unclaimed property laws. This cash and the corresponding liability will remain on the Company’s balance sheet until such funds have been disposed of in accordance with the new policy.
      The following table sets forth the effects of the restatement on certain line items within the Company’s consolidated statements of operations and comprehensive income for the three and six months ended June 30, 2004:

	Three Months		Six Months
	Ended June 30, 2004		Ended June 30, 2004

	Previously		Previously
	Reported	Restated	Reported	Restated

Service costs	$3,807,221	$4,025,031	$7,915,886	$8,328,474
Gross profit	5,934,129	5,716,319	11,251,795	10,839,207
Income from operations	1,185,052	967,242	1,589,378	1,176,790
Net income	1,201,018	983,208	1,620,129	1,207,541
Net income per share:
Basic	$0.07	$0.05	$0.09	$0.07
Diluted	$0.06	$0.05	$0.08	$0.06
Comprehensive income	$1,186,965	$969,155	$1,608,379	$1,195,791

3.	RECLASSIFICATION
      Certain amounts reported in prior periods have been reclassified to conform to the 2005 presentation.

4.	ACQUISITIONS

Incurrent
      On December 22, 2004, the Company completed the acquisition of Incurrent, a New Jersey corporation, pursuant to which Incurrent merged with and into the Company’s wholly-owned subsidiary, Incurrent Acquisition LLC, a New Jersey limited liability company. The Company now operates the Incurrent business as its card division. Founded in 1997, Incurrent develops and operates advanced web-based products for financial institutions in the global payment card industry, including issuers of consumer, small business, purchasing, corporate and private label cards. Incurrent’s products enhance the card issuers’ relationship with their cardholders by allowing the issuers to achieve enhanced service and functionality on the Internet. Services provided by Incurrent include account, statement and transaction inquiry, account maintenance requests, payments, compliant statements and collections. The Company issued 1,000,014 shares of common stock to the Incurrent shareholders. The Company paid to, and for the benefit of, the Incurrent shareholders, approximately $7.9 million in cash.

ONLINE RESOURCES CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The Company’s primary reasons for acquiring Incurrent were to allow the Company to enter a complementary vertical market, exploit potential product and customer synergies between the companies and acquire management for that business line. The value of this acquisition to the Company lay in what could be created by marketing new products to the card issuer community and through layering its technology onto the Incurrent platform.
      The acquisition has been accounted for using the purchase method of accounting. The purchase price was allocated to the estimated fair value of the assets acquired and liabilities assumed. The estimated fair value of the tangible assets acquired and liabilities assumed approximated the historical basis. Incurrent lacked significant intangible assets other than its customer list, technology and employee base. Identified values were assigned for the customer list and technology and the identified value assigned to the employee base was included in goodwill. No other significant intangible assets were identified or included in goodwill. The Company engaged a qualified, independent valuation firm to identify and value any intangible assets acquired in the transaction.
      The purchase price allocation to identifiable intangible assets was $1.6 million and goodwill was $11.6 million. The identifiable intangible assets will be amortized on a straight-line basis over the estimated useful life of five years.

Integrated Data Systems, Inc. (“IDS”)
      On June 27, 2005, the Company completed the acquisition of IDS, a California corporation, pursuant to which IDS merged with and into the Company’s wholly-owned subsidiary, IDS LLC, a California limited liability company. The Company now operates the IDS business as part of its banking division. Founded in 1990, IDS is a privately held software development firm that develops and implements software applications for credit unions and other financial institutions. The acquisition adds approximately 30 employees and facilities in Woodland Hills, California and Pleasanton, California.
      The Company’s primary reasons for acquiring IDS were to acquire additional distribution and complimentary software products and to exploit the potential product synergies between the companies and to acquire management for that business line. The value of this acquisition to the Company lay in what could be created by exploiting the potential product synergies between the two companies.

ONLINE RESOURCES CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The Company issued 181,108 shares of common stock to the IDS shareholders. The Company paid to, and for the benefit of, the IDS shareholders, approximately $3.3 million in cash. The acquisition has been accounted for using the purchase method of accounting. The purchase price was allocated to the estimated fair value of the assets acquired and liabilities assumed. The estimated fair value of the tangible assets acquired and liabilities assumed approximated the historical basis. IDS lacked significant intangible assets other than its customer list, non-compete covenants, technology and employee base. Identified values were assigned for the customer list, non-compete covenants and technology, and the identified value assigned to the employee base was included in goodwill. No other significant intangible assets were identified or included in goodwill. The Company engaged a qualified, independent valuation firm to identify and value any intangible assets acquired in the transaction. The following table summarizes the estimated fair value of the assets acquired and liabilities assumed at the date of acquisition:

At June 30,
2005

(In thousands)
Current assets	$145
Property, plant and equipment	82
Other assets	26
Identifiable Intangible Assets (five year weighted-average useful life):
Purchased technology (five year useful life)	823
Non-compete covenants (five year useful life)	32
Customer list (five year useful life)	338

1,193

1,446
Goodwill	4,815

Total assets acquired	6,261
Current liabilities	(960)

Total liabilities assumed	(960)

Net assets acquired	$5,301

      The purchase price allocation to identifiable intangible assets will be amortized on a straight-line basis over the estimated useful life of five years.
      As the acquisition occurred June 27, 2005, it was determined that IDS’ results were immaterial to the three and six months ended June 30, 2005, and thus, the acquisition was assumed to have taken place on June 30, 2005. In accordance with the purchase method of accounting, the purchased assets and assumed liabilities of IDS have been included in the balance sheet as of June 30, 2005. None of IDS’ operating results have been included in the consolidated statements of operations for the three and six months ended June 30, 2005.

5.	REPORTABLE SEGMENTS
      The Company manages its business through two reportable segments: banking and card. On January 1, 2005 the Company established the card segment with the acquisition of Incurrent. The operating results of the business segments exclude the allocation of intangible asset amortization.

ONLINE RESOURCES CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The results of operations from these reportable segments were as follows for the three and six months ended June 30, 2005 and 2004:

			Unallocated
	Banking	Card	Expenses(1)	Total

Three months ended June 30, 2005:
Revenues	$12,414,510	$1,914,937	$—	$14,329,447
Costs of revenues	4,919,524	1,109,747	50,000	6,079,271

Gross profit	7,494,986	805,190	(50,000)	8,250,176
Operating expenses	6,145,907	693,321	28,490	6,867,718

Income from operations	$1,349,079	$111,869	$(78,490)	$1,382,458

Three months ended June 30, 2004:
Revenues	$10,068,458	$—	$—	$10,068,458
Costs of revenues	4,352,139	—	—	4,352,139

Gross profit	5,716,319	—	—	5,716,319
Operating expenses	4,749,077	—	—	4,749,077

Income from operations	$967,242	$—	$—	$967,242

Six months ended June 30, 2005:
Revenues	$24,970,485	$4,470,502	$—	$29,440,987
Costs of revenues	9,766,738	2,137,017	100,000	12,003,755

Gross profit	15,203,747	2,333,485	(100,000)	17,437,232
Operating expenses	12,239,606	1,515,924	56,980	13,812,510

Income from operations	$2,964,141	$817,561	$(156,980)	$3,624,722

Six months ended June 30, 2004:
Revenues	$19,835,825	$—	$—	$19,835,825
Costs of revenues	8,996,618	—	—	8,996,618

Gross profit	10,839,207	—	—	10,839,207
Operating expenses	9,662,417	—	—	9,662,417

Income from operations	$1,176,790	$—	$—	$1,176,790

(1)	Unallocated expenses are comprised of intangible asset amortization that is not included in the measure of segment profit or loss used internally to evaluate the segments.

6.	SECONDARY OFFERING
      The Company completed the placement of 4,400,000 shares of its common stock on April 4, 2005 at a public offering price of $8.50. The underwriters subsequently exercised their option to purchase an aggregate of 720,734 additional shares on April 29,2005. The Company generated net proceeds from the offering of approximately $41 million, which it intends to use for acquisitions and accelerating development of products and services.

ONLINE RESOURCES CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

7.	STOCK BASED COMPENSATION
      The Company has accounted for stock option grants using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB No. 25”), for stock-based compensation and to furnish the pro forma disclosures required under Statement of Financial Accounting Standards (“SFAS”) No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure (“SFAS No. 148”). In electing to continue to follow APB No. 25 for expense recognition purposes, the Company has provided below the expanded disclosures required under SFAS No. 148 for stock-based compensation granted, including, if materially different from reported results, disclosure of pro forma net earnings or losses and earnings or losses per share had compensation expense relating to grants been measured under the fair value recognition provisions of SFAS No. 123, Accounting for Stock-Based Compensation (“SFAS No. 123”).
      The weighted-average fair values at date of grant for options granted during the three months ended June 30, 2005 and 2004 were $6.84 and $4.87, respectively, and during the six months ended June 30, 2005 and 2004 were $6.64 and $4.79, respectively. The fair values were estimated using the Black-Scholes option valuation model with the following weighted-average assumptions:

	Three Months		Six Months
	Ended June 30,		Ended June 30,

	2005	2004	2005	2004

Dividend yield	—	—	—	—
Expected volatility	80%	86%	81%	87%
Risk-free interest rate	3.63%	4.00%	3.70%	3.30%
Expected life in years	5.1	5.4	5.1	5.5
      A reconciliation of the Company’s net income to pro forma net income and the related basic and diluted pro forma net income per share amounts for the three and six months ended June 30, 2005 and 2004 is provided below. For purposes of pro forma disclosure, stock-based compensation expense is recognized in accordance with the provisions of SFAS No. 123. Further, pro forma stock-based compensation expense is amortized to expense on a straight-line basis over the vesting period.

	Three Months		Six Months
	Ended June 30,		Ended June 30,

	2005	2004	2005	2004

Net income as reported	$1,563,525	$983,208	$3,771,467	$1,207,541
Adjustment to net income for:
Pro forma stock-based compensation expense	(313,331)	(426,425)	(862,227)	(930,832)

Pro forma net income	$1,250,194	$556,783	$2,909,240	$276,709

Basic net income per share
As reported	$0.06	$0.05	$0.17	$0.07
Pro forma	$0.05	$0.03	$0.13	$0.02
Diluted net income per share
As reported	$0.06	$0.05	$0.16	$0.06
Pro forma	$0.05	$0.03	$0.12	$0.01

ONLINE RESOURCES CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

8.	MAJOR CUSTOMER
      One of the Company’s card segment clients, Sears, accounted for approximately $0.3 and $1.3 million, or 2% and 4% of the Company’s revenues, for the three and six months ended June 30, 2005, respectively. During 2004, Citigroup acquired the Sears credit card portfolio and converted the Sears customers to the Citigroup platform in the second quarter of 2005. The Company anticipated the loss of Sears as part of its acquisition of Incurrent.

9.	NET INCOME PER SHARE
      The following table sets forth the computation of basic and diluted net income per share:

	Three Months		Six Months
	Ended June 30,		Ended June 30,

	2005	2004	2005	2004

Net income	$1,563,525	$983,208	$3,771,467	$1,207,541
Shares used in calculation of income per share:
Basic	24,154,741	18,004,254	21,769,854	17,943,659
In the money warrants	—	79,778	—	83,515
In the money options	2,353,943	1,945,625	2,353,737	2,057,472

Diluted	26,508,684	20,029,657	24,123,591	20,084,646

Net income per share
Basic	$0.06	$0.05	$0.17	$0.07
Diluted	$0.06	$0.05	$0.16	$0.06

10.	COMPONENTS OF COMPREHENSIVE INCOME
      SFAS No. 130, Reporting Comprehensive Income, requires that items defined as comprehensive income or loss be separately classified in the financial statements and that the accumulated balance of other comprehensive income or loss be reported separately from accumulated deficit and additional paid-in capital in the equity section of the balance sheet.
      The following table summarizes the Company’s comprehensive income:

	Three Months		Six Months
	Ended June 30,		Ended June 30,

	2005	2004	2005	2004

Net income	$1,563,525	$983,208	$3,771,467	$1,207,541
Unrealized (loss) gain on marketable securities	—	(14,053)	115	(11,750)

Total comprehensive income	$1,569,525	$969,155	$3,771,582	$1,195,791

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Shareholders and Board of Directors
Online Resources Corporation
      We have audited the accompanying consolidated balance sheets of Online Resources Corporation as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Online Resources Corporation at December 31, 2004 and 2003, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States.
      As discussed in Note 2 to the consolidated financial statements, the consolidated financial statements have been restated.
      We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company’s internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated March 8, 2005, except for the effects of the material weakness described in the sixth paragraph of that report, as to which the date is August 15, 2005, expressed an unqualified opinion on management’s assessment of and an adverse opinion on the effectiveness of internal control over financial reporting.

/s/ ERNST & YOUNG LLP
March 8, 2005, except for Note 2,
as to which the date is August 15, 2005

ONLINE RESOURCES CORPORATION
CONSOLIDATED BALANCE SHEETS

	December 31,

	2004	2003

	(Restated)	(Restated)
ASSETS
Current assets:
Cash and cash equivalents	$3,341,678	$7,054,537
Restricted cash	1,650,723	595,520
Investments	1,298,909	5,983,869
Accounts receivable (net of allowance of approximately $152,000 and $67,000 at December 31, 2004 and 2003, respectively)	8,433,113	3,818,132
Deferred implementation costs	460,600	493,689
Prepaid expenses and other current assets	2,634,961	910,631

Total current assets	17,819,984	18,856,378
Property and equipment, net	13,099,829	7,344,170
Deferred implementation costs, less current portion	420,035	416,518
Goodwill	11,272,463	—
Intangible assets	1,569,800	—
Other assets	351,157	117,512

Total assets	$44,533,268	$26,734,578

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,654,650	$646,531
Accrued expenses and other current liabilities	3,159,743	1,255,993
Accrued compensation	1,808,233	1,526,926
Deferred revenues	972,890	585,804
Deferred rent obligation	158,237	—
Capital lease obligation	10,573	97,031

Total current liabilities	7,764,326	4,112,285
Deferred revenues, less current portion	379,036	302,535
Deferred rent obligation, less current portion	1,524,828	—
Capital lease obligation, less current portion	—	10,521
Other long term liabilities	94,422	—

Total liabilities	9,762,612	4,425,341
Commitments and contingencies	—	—
Stockholders’ equity
Series A convertible preferred stock, $0.01 par value; 1,000,000 shares authorized; none issued at December 31, 2004 and 2003	—	—
Series B junior participating preferred stock, $0.01 par value; 297,500 shares authorized; none issued at December 31, 2004 and 2003	—	—
Common stock, $0.0001 par value; 35,000,000 shares authorized; 19,340,222 issued and 19,264,697 outstanding at December 31, 2004; and 17,887,727 issued and 17,812,202 outstanding at December 31, 2003	1,926	1,781
Additional paid-in capital	114,647,954	106,128,290
Accumulated deficit	(79,651,309)	(83,598,361)
Treasury stock, 75,525 shares at December 31, 2004 and 2003	(227,800)	(227,800)
Accumulated other comprehensive (loss) income	(115)	5,327

Total stockholders’ equity	34,770,656	22,309,237

Total liabilities and stockholders’ equity	$44,533,268	$26,734,578

See accompanying notes to consolidated financial statements.

ONLINE RESOURCES CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,

	2004	2003	2002

	(Restated)	(Restated)
Revenues:
Account presentation services	$3,029,527	$4,064,083	$5,309,558
Payment services	28,277,468	21,041,685	15,253,963
Relationship management services	7,895,151	8,501,014	9,039,989
Professional services and other	3,083,306	4,800,833	2,750,673

Total revenues	42,285,452	38,407,615	32,354,183
Costs and expenses:
Service costs	15,927,447	14,681,696	13,020,405
Implementation and other costs	1,307,332	1,482,550	1,607,576

Costs of revenues	17,234,779	16,164,246	14,627,981

Gross profit	25,050,673	22,243,369	17,726,202
General and administrative	9,931,123	8,627,640	7,037,884
Sales and marketing	7,415,788	6,433,211	5,368,177
Systems and development	3,792,611	3,830,565	4,344,765

Total expenses	21,139,522	18,891,416	16,750,826

Income from operations	3,911,151	3,351,953	975,376
Other income (expense):
Interest income	147,185	79,090	126,876
Interest expense	(3,391)	(817,603)	(1,260,209)
Other income (expense)	38,107	(455)	(35,072)
Debt repurchase/conversion expense	—	(495,113)	(212,554)

Total other income (expense)	181,901	(1,234,081)	(1,380,959)

Income (loss) before income tax provision	4,093,052	2,117,872	(405,583)
Income tax provision	146,000	15,785	—

Net income (loss)	$3,947,052	$2,102,087	$(405,583)

Income (loss) per share:
Basic income (loss) per share	$0.22	$0.14	$(0.03)
Diluted income (loss) per share	$0.20	$0.13	$(0.03)
Shares used in calculation of income (loss) per share:
Basic	18,057,270	15,140,538	13,520,642
Diluted	20,128,093	16,685,602	13,520,642
See accompanying notes to consolidated financial statements.

ONLINE RESOURCES CORPORATION
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

							Accumulated	Receivable
	Common Stock		Additional		Deferred		Other	from the Sale	Total
			Paid-In	Accumulated	Stock	Treasury	Comprehensive	of Common	Stockholders’
	Shares	Amount	Capital	Deficit	Compensation	Stock	Income	Stock	Equity

Balance at December 31, 2001	13,248,390	$1,325	$89,937,671	$(85,294,865)	$(60,924)	$(148,581)	$25,370	$(122,381)	$4,337,615
Comprehensive loss:
Net loss	—	—	—	(405,583)	—	—	—	—	(405,583)
Unrealized loss on available-for-sale securities	—	—	—	—	—	—	(10,718)	—	(10,718)

Comprehensive loss									(416,301)
Exercise of common stock options	189,955	19	291,150	—	—	—	—	—	291,169
Conversion of notes payable	295,031	30	1,141,818	—	—	—	—	—	1,141,848
Issuance of common stock	29,395	2	45,906	—	—	—	—	—	45,908
Cancellation of over-issued shares	(25,673)	(3)	3	—	—	—	—	—	—
Amortization of deferred stock compensation	—	—	(6,195)	—	60,924	—	—	—	54,729
Surrender of stock subscription receivable	(30,677)	(3)	3	—	—	(79,219)	—	122,381	43,162

Balance at December 31, 2002	13,706,421	1,370	91,410,356	(85,700,448)	—	(227,800)	14,652	—	5,498,130
Comprehensive income, restated:
Net income, restated	—	—	—	2,102,087	—	—	—	—	2,102,087
Unrealized loss on available-for-sale securities	—	—	—	—	—	—	(9,325)	—	(9,325)

Comprehensive income, restated									2,092,762
Exercise of common stock options	746,911	75	2,167,806	—	—	—	—	—	2,167,881
Issuance of common stock	1,357,556	136	4,450,328	—	—	—	—	—	4,450,464
Conversion of notes payable	2,001,314	200	8,099,800	—	—	—	—	—	8,100,000

Balance at December 31, 2003, restated	17,812,202	1,781	106,128,290	(83,598,361)	—	(227,800)	5,327	—	22,309,237
Comprehensive income, restated:
Net income, restated	—	—	—	3,947,052	—	—	—	—	3,947,052
Unrealized loss on available-for-sale securities	—	—	—	—	—	—	(5,442)	—	(5,442)

Comprehensive income, restated									3,941,610
Exercise of common stock options	424,434	42	1,072,572	—	—	—	—	—	1,072,614
Issuance of common stock	28,047	3	157,090	—	—	—	—	—	157,093
Issuance of common stock in connection with Incurrent acquisition	1,000,014	100	7,290,002						7,290,102

Balance at December 31, 2004, restated	19,264,697	$1,926	$114,647,954	$(79,651,309)	$—	$(227,800)	$(115)	$—	$34,770,656

See accompanying notes to consolidated financial statements.

ONLINE RESOURCES CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,

	2004	2003	2002

	(Restated)	(Restated)
Operating activities
Net income (loss)	$3,947,052	$2,102,087	$(405,583)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Debt conversion expense	—	495,113	212,554
Depreciation and amortization	3,665,074	3,137,072	2,679,727
Amortization of debt issuance costs	—	164,766	252,663
Stock compensation	—	—	97,891
Loss on disposal of assets	38,014	—	—
Provision for losses on accounts receivable	—	(10,000)	88,000
Net realized loss (gain) on investments	12,939	(6,867)	(10,035)
Amortization of bond (discount) premium	(37,590)	1,366	(6,892)
Changes in assets and liabilities, net of acquisition:
Restricted cash	(1,102,342)	(595,520)	—
Accounts receivable	(1,997,625)	17,669	(1,278,063)
Prepaid expenses and other current assets	(1,592,810)	(138,645)	(22,789)
Deferred implementation costs	29,572	121,931	641,374
Other assets	(78,645)	332,568	513,094
Accounts payable	1,008,119	(244,782)	166,629
Accrued expenses and other current liabilities	1,674,427	1,055,277	374,436
Other long term liabilities	94,422	—	—
Lease incentive obligation	1,683,065	—	—
Deferred revenues	463,587	888	(559,468)

Net cash provided by operating activities	7,807,259	6,432,923	2,743,538
Investing activities
Purchases of property and equipment	(9,158,494)	(2,677,013)	(3,670,833)
Purchases of available-for-sale securities	(11,482,953)	(12,658,680)	(6,117,950)
Sales of available-for-sale securities	16,187,121	11,165,864	7,212,652
Acquisition of Incurrent, net of cash acquired	(8,198,520)	—	—

Net cash used in investing activities	(12,652,846)	(4,169,829)	(2,576,131)
Financing activities
Net proceeds from issuance of common stock	1,229,707	6,618,345	337,077
Repayment of capital lease obligations	(96,979)	(217,852)	(333,786)
Repurchase of notes payable	—	(3,900,000)	—

Net cash provided by financing activities	1,132,728	2,500,493	3,291

Net (decrease) increase in cash and cash equivalents	(3,712,859)	4,763,587	170,698
Cash and cash equivalents at beginning of year	7,054,537	2,290,950	2,120,252

Cash and cash equivalents at end of year	$3,341,678	$7,054,537	$2,290,950

Supplemental information to statement of cash flows:
Cash paid for interest	$10,403	$830,170	$1,061,917
Income taxes paid	37,274	48,500	—
Conversion of notes payable	—	8,100,000	1,000,000
Net unrealized loss on investments	(5,442)	(9,325)	(10,718)
Common stock issued in connection with Incurrent acquisition	7,290,102	—	—
See accompanying notes to consolidated financial statements.

ONLINE RESOURCES CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	ORGANIZATION
      Online Resources Corporation (the “Company”) is a leading outsourcer of web-based account presentation, payment and relationship management services to financial services providers nationwide. The Company offers services, branded in the clients’ name, that integrate seamlessly into a single-vendor, end-to-end solution, supported by 24×7 customer care, targeted consumer marketing, training and other network and technical professional products and services. The Company currently operates in two business segments — the Banking and eCommerce Division and the Card and Credit Services Division. The Card and Credit Services Division is the result of the acquisition of Incurrent on December 22, 2004. Since the acquisition occurred on December 22, 2004, however, no revenues or costs for the Card and Credit Services Division are included in the consolidated statement of operations for 2004 since its results were immaterial to the Company’s results.

2.	RESTATEMENT
      On August 15, 2005, the Company concluded that the Company’s financial statements for fiscal periods ending December 31, 2004 and 2003 and the first interim period of 2005 should be restated to reflect a change in its policy regarding unclaimed bill payment checks, and correct its accounting treatment with regard to its prior policy.
      In the third quarter of 2003, the Company adopted a policy to recognize stale bill payment checks as assets and began withdrawing funds related to certain stale unclaimed bill payment checks from an escrow account held for bill payments. The Company believed that there was a basis for making a claim of ownership of these funds for unclaimed bill payment checks after reviewing an appropriate legal analysis. Based on the length of time that the unclaimed checks were outstanding, the Company would withdraw the cash from the escrow accounts and record an asset with a corresponding liability. The Company then reduced the liability in accordance with FASB Statement No. 5, Accounting for Contingencies, based on an analysis of its payment history related to stale unclaimed bill payments with a corresponding reduction to payment processing costs. The amount by which payment processing costs were reduced from July 1, 2003 through December 31, 2004 totaled $1.7 million. The Company has determined that under this policy, the liability for the unclaimed bill payments should not have been reduced as the liability was not legally extinguished under paragraph 16 of FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.
      Under its revised policy, the Company will either return unclaimed funds to its financial institution clients or surrender the funds to the appropriate state escheat funds. The policy was revised to derive consistency with that of other bill payment providers, to take cognizance of changes occurring in the adoption of unclaimed property laws and to resolve issues regarding the manner in which the Company accounted for unclaimed bill payment funds following the adoption of its initial policy. As a result of this revised policy, the Company restated its financial statements, which resulted in a reduction to net income of $1.0 million and $0.7 million and reduced earnings per share by $0.05 and $0.04 for the years ended December 31, 2004 and 2003, respectively.
      Following the restatement, unclaimed bill payment funds will no longer contribute to the Company’s financial performance or be reflected in its statements of operations. Unclaimed bill payment funds will no longer be used to reduce the Company’s service costs, thereby resulting in a corresponding decrease in the Company’s gross profits and net income. In addition, the Company will accrue a liability equal to the cash it obtained subsequent to the adoption of its initial policy to reflect its obligation to either return funds to its clients or to surrender the funds in accordance with unclaimed property laws. This cash and the corresponding liability will remain on the Company’s balance sheet until such funds have been disposed of in accordance with the new policy.

ONLINE RESOURCES CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The impacts of these restatements to the Company’s consolidated statements of operations for the years ended December 31, 2004 and 2003 were decreases to net income of $1.0 and $0.7 million, respectively.
      The following tables set forth the effects of the restatement on certain line items within the Company’s consolidated balance sheets as of December 31, 2004 and December 31, 2003 and consolidated statements of operations and comprehensive income for the years ended December 31, 2004 and 2003:

	As of December 31,

	2004		2003

	Previously		Previously
	Reported	Restated	Reported	Restated

Current assets:
Cash and cash equivalents	$4,992,401	$3,341,678	$7,650,057	$7,054,537
Restricted cash	—	1,650,723	—	595,520
Accounts receivable	8,516,471	8,433,113	3,935,513	3,818,132
Total current assets	17,903,342	17,819,984	18,973,759	18,856,378
Total assets	44,616,626	44,533,268	26,851,959	26,734,578
Current liabilities:
Accrued expenses and other current liabilities	1,509,020	3,159,743	660,473	1,255,993
Other long term liabilities	133,580	94,422	51,219	—
Total liabilities	8,151,047	9,762,612	3,881,040	4,425,341
Accumulated deficit	(77,956,386)	(79,651,309)	(82,936,679)	(83,598,361)
Total stockholders’ equity	36,465,579	34,770,656	22,970,919	22,309,237
Total liabilities and stockholders’ equity	44,616,626	44,533,268	26,851,959	26,734,578

	Years Ended December 31,

	2004		2003

	Previously		Previously
	Reported	Restated	Reported	Restated

Service costs	$14,894,206	$15,927,447	$14,020,014	$14,681,696
Gross profit	26,083,914	25,050,673	22,905,051	22,243,369
Income from operations	4,944,392	3,911,151	4,013,635	3,351,953
Net income	4,980,293	3,947,052	2,763,769	2,102,087
Net income per share:
Basic	$0.28	$0.22	$0.18	$0.14
Diluted	$0.25	$0.20	$0.17	$0.13
Comprehensive income	$4,974,851	$3,945,450	$2,758,327	$2,143,784

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates
      The preparation of financial statements in conformity with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

ONLINE RESOURCES CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Cash and Cash Equivalents
      The Company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents. Cash held for bill payments in process is immediately disbursed on behalf of users and no net cash balance is reflected on the Company’s consolidated financial statements.

Fair Value of Financial Instruments
      At December 31, 2004, the carrying value of the following financial instruments: cash and cash equivalents, investments in available-for-sale securities, accounts receivable, accounts payable and accrued liabilities approximates their fair value based on the liquidity of these financial instruments or based on their short-term nature.

Concentration of Credit Risk
      Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and investments in available-for-sale securities. The Company has cash in financial institutions that is insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $100,000 per institution. At December 31, 2004 and 2003, the Company had cash and cash equivalent accounts in excess of the FDIC insured limits. Investments in available-for-sale securities are limited to investment-grade securities. The fair value of the Company’s financial instruments is substantially equivalent to their carrying value and, although there is some credit risk associated with theses instruments, the Company believes this risk to be insignificant.

Allowance for Doubtful Accounts
      The Company performs ongoing credit evaluations of its customers’ financial condition and limits the amount of credit extended when deemed necessary, but generally does not require collateral. Management believes that any risk of loss is significantly reduced due to the nature of the customers being financial institutions and credit unions as well as the number of its customers and geographic areas. The Company maintains an allowance for doubtful accounts to provide for probable losses in accounts receivable.

Property and Equipment
      Property and equipment, including leasehold improvements, are recorded at cost. Depreciation is calculated using the straight-line method over the assets’ estimated useful lives, which are generally three to five years. Equipment recorded under capital leases is also amortized over the lease term or the asset’s estimated useful life. Depreciation and amortization expense was $3.7 million, $3.1 million, and $2.7 million for the years ended December 31, 2004, 2003, and 2002, respectively.

Systems and Development
      The Company capitalizes the cost of computer software developed or obtained for internal use in accordance with SOP No. 98-1. Capitalized computer software costs consist primarily of payroll-related and consulting costs incurred during the development stage. The Company expenses costs related to preliminary project assessments, research and development, re-engineering, training and application maintenance as they are incurred. Capitalized software costs are being depreciated on the straight-line method over a period of three years upon being placed in service.

Goodwill and Intangible Assets
      With the acquisition of Incurrent on December 22, 2004, the Company recorded intangible assets and goodwill in accordance with SFAS No. 141, Business Combinations. In accordance with SFAS No. 142,

ONLINE RESOURCES CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Goodwill and Other Intangible Assets, goodwill is not amortized and is tested at the reporting unit level at least annually or whenever events or circumstances indicate that goodwill might be impaired. Other intangible assets include customer relationships and acquired technology, and they are amortized using the straight-line method over the periods benefited, which is five years. Other intangible assets represent long-lived assets and are assessed for potential impairment whenever significant events or changes occur that might impact recovery of recorded costs. See Note 4.

Impairment of Long-Lived Assets
      In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, the Company periodically evaluates the recoverability of long-lived assets, including deferred implementation costs, property and equipment and intangible assets, whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. There were no indicators of impairment that might indicate that impairment exists for a particular asset group.

Income Taxes
      The Company has a full valuation allowance on its deferred tax asset resulting from net operating loss carryforwards since the likelihood of the realization of that asset cannot be determined. The Company’s history of losses and relatively limited experience generating taxable income constitute significant negative evidence about the realization of the deferred tax asset. The Company’s projection of future taxable income does not provide positive evidence of equal or greater significance to overcome the negative evidence. Therefore, in accordance with SFAS No. 109, the Company recognizes a full valuation allowance on its net deferred tax assets until sufficient positive evidence exists that it is “more likely than not” that the benefit will be realized. See note 9 for further discussion.

Reclassification
      Certain amounts reported in prior periods have been reclassified to conform to the 2004 presentation.

Revenue Recognition
      The Company generates revenues from service fees, professional services, and other supporting services. Service fees are primarily generated by one of the Company’s three business lines: account presentation services, payment services and relationship management services. Revenues from service fees include new user registration fees, user fees, transaction fees, and relationship marketing support fees. Revenues from service fees are recognized on a monthly basis over the term of the contract as the services are provided.
      Professional services revenues consist of implementation fees associated with the linking of the Company’s financial institution clients to the Company’s Quotiensm e-financial suite through various networks, web development and hosting fees, training fees and communication services. In accordance with SAB No. 101, implementation fees and related direct implementation costs are recognized on a straight-line basis over the contract term, which typically range from three to five years. Due to the adoption of SAB No. 101, revenue that was previously recognized under the Company’s prior revenue recognition policy will be recognized under the Company’s revised revenue recognition policy through periods up to 2004 because some contract periods extend through 2004. During the years ended December 31, 2004, 2003 and 2002, the Company recognized revenue of $6,000, $37,000 and $275,000, respectively, and related direct incremental costs that were included in the cumulative effect adjustment at January 1, 2000. Revenues from web development, web hosting and training are recognized on a monthly basis over the term of the contract as the services are provided.

ONLINE RESOURCES CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Other revenues consist of service fees associated with enhanced third-party solutions, termination fees and interest earned on bill payment escrow accounts. Service fees for enhanced third-party solutions include fully integrated bill payment and account retrieval through Intuit’s Quicken, check ordering, inter-institution funds transfer, account aggregation and check imaging. Revenues from these service fees are recognized on a monthly basis over the term of the contract as the services are provided. Termination fees are recognized upon termination of a contract. The Company collects funds from end-users and aggregates them in clearing accounts which are not included on its consolidated balance sheets as the Company does not have ownership of these funds. For certain transactions, funds may remain in the clearing accounts until a payment check is deposited or other payment transmission is accepted by the receiving merchant. The Company earns interest on these funds for the period they remain in the clearing accounts. This interest totaled $0.6, $0.4 and $0.4 million for the years ended December 31, 2004, 2003 and 2002, respectively.
      In December 2002, EITF No. 00-21, was released effective for revenue arrangements entered into in fiscal periods beginning after June 15, 2003. EITF No. 00-21 establishes new requirements for determining whether an arrangement involving multiple deliverables contains more than one unit of accounting. The Company adopted EITF No. 00-21 in 2003, and there has been no material impact on the Company’s financial position or results of operations from the adoption of EITF No. 00-21.

Major Customer
      One of the Company’s financial institution clients, Cal Fed, accounted for approximately $3.4 and $4.8 million, or 9% and 15% of the Company’s revenues, for the years ended December 31, 2003 and 2002, respectively. During 2002, Citigroup acquired Cal Fed, and converted the Cal Fed customers to the Citigroup banking and bill payment platform in the first quarter of 2003. The Company extended its full service contract with Cal Fed through the first quarter of 2003 and terminated a subsequent bill payment only contract that was to run through 2005. In consideration of this extension and termination, the Company received a combination of service and termination fee revenue of $3.3 million that was recognized in the first quarter of 2003.

Advertising Costs
      The Company expenses advertising costs as incurred. The Company incurred $6,685, $695, and $250 in advertising costs for the years ended December 31, 2004, 2003 and 2002, respectively.

Net Income (Loss) Per Share
      Net income (loss) per share is computed by dividing the net income (loss) for the period by the weighted average number of common shares outstanding. Shares associated with stock options, warrants and convertible securities are not included to the extent they are anti-dilutive.

Comprehensive Income
      SFAS No. 130, Reporting Comprehensive Income, requires that items defined as comprehensive income or loss be separately classified in the financial statements and that the accumulated balance of other comprehensive income or loss be reported separately from accumulated deficit and additional paid-in capital in the equity section of the balance sheet.

ONLINE RESOURCES CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The following table summarizes the Company’s comprehensive income (loss):

	Year Ended December 31,

	2004	2003	2002

	(Restated)	(Restated)
Net income (loss)	$3,947,052	$2,102,087	$(405,583)
Unrealized loss on marketable securities	(5,442)	(9,325)	(10,718)

Total comprehensive income (loss)	$3,941,610	$2,092,762	$(416,301)

Stock-Based Compensation
      The Company has accounted for stock option grants using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB No. 25”), for stock-based compensation and to furnish the pro forma disclosures required under SFAS No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure (“SFAS No. 148”). In electing to continue to follow APB No. 25 for expense recognition purposes, the Company has provided below the expanded disclosures required under SFAS No. 148 for stock-based compensation granted, including, if materially different from reported results, disclosure of pro forma net earnings or losses and earnings or losses per share had compensation expense relating to grants been measured under the fair value recognition provisions of SFAS No. 123, Accounting for Stock-Based Compensation (“SFAS No. 123”).
      The weighted-average fair values at date of grant for options granted during 2004, 2003, and 2002 with an exercise price equal to the market price of the Company’s stock on date of grant were $4.79, $3.49 and $2.27, respectively. The weighted-average fair values at date of grant for options granted during 2004 and 2002 with an exercise price greater than the market price of the Company’s stock on date of grant were $4.89 and $2.20, respectively. No options were issued in 2003 with an exercise price greater than the market price of the Company’s stock on date of grant, and no options were issued in 2004, 2003 and 2002 with an exercise price less than the market price of Company’s stock on date of grant. The fair values were estimated using the Black-Scholes option valuation model with the following weighted-average assumptions:

	Year Ended
	December 31,

	2004	2003	2002

Dividend yield	—	—	—
Expected volatility	84%	91%	104%
Risk-free interest rate	3.42%	2.97%	4.91%
Expected life in years	5.2	5.2	6.6
      A reconciliation of the Company’s net income (loss) to pro forma net income (loss), and the related basic and diluted pro forma loss per share amounts, for the years ended December 31, 2004, 2003,and 2002, is provided below. For purposes of pro forma disclosure, stock-based compensation expense is

ONLINE RESOURCES CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
recognized in accordance with the provisions of SFAS No. 123. Further, pro forma stock-based compensation expense is amortized to expense on a straight-line basis over the vesting period.

	Year Ended December 31,

	2004	2003	2002

	(Restated)	(Restated)
Net income (loss) as reported	$3,947,052	$2,102,087	$(405,583)
Adjustment to net income (loss) for:
Stock based compensation included in net income (loss)	—	—	97,891
Pro forma stock-based compensation expense	(2,244,518)	(2,558,313)	(4,567,065)

Pro forma net income (loss)	$1,702,534	$(456,226)	$(4,874,757)

Basic net income (loss) per share
As reported	$0.22	$0.14	$(0.03)
Pro forma	$0.09	$(0.03)	$(0.36)
Diluted net income (loss) per share
As reported	$0.20	$0.13	$(0.03)
Pro forma	$0.08	$(0.03)	$(0.36)

Recent Pronouncements
      As permitted by SFAS No. 123, the Company currently accounts for share-based payments to employees using APB No. 25’s intrinsic value method and, as such, generally recognizes no compensation expenses for employee stock options. Accordingly, the adoption of SFAS No. 123(R)’s, Share-Based Payment (“SFAS No. 123(R)”) fair value method will have a significant impact on our results of operations, although it will have no impact on our overall financial position. The impact of adoption of SFAS No. 123(R) cannot be predicted at this time because it will depend on levels of share-based payments granted in the future, however, had we adopted SFAS No. 123(R) in prior periods, the impact of the standard would have approximated the impact of SFAS No. 123 as described in the disclosure of pro forma net income (loss) and net income (loss) per share in Note 2 to our consolidated financial statements. SFAS No. 123(R) also requires the benefits of tax deductions in excess of recognized compensation cost to be reported as a financing cash flow, rather than as an operating cash flow as required under current literature. This requirement will reduce net operating cash flows and increase net financing cash flows in periods after adoption. While the Company cannot estimate what those amounts will be in the future (because they depend on, among other things, when employees exercise stock options), there were no operating cash flows recognized in the years ended December 31, 2004, 2003 and 2002 for such excess tax deductions.

4.	ACQUISITION
      On December 22, 2004, the Company completed the acquisition of Incurrent, a New Jersey corporation, pursuant to which Incurrent merged with and into the Company’s wholly-owned subsidiary, Incurrent Acquisition LLC, a New Jersey limited liability company. The Company now operates the Incurrent business as its card and credit services division. Founded in 1997, Incurrent develops and operates advanced web-based products for financial institutions in the global payment card industry, including issuers of consumer, small business, purchasing, corporate and private label cards. Incurrent’s products enhance the card issuers’ relationship with their cardholders by allowing the issuers to achieve enhanced service and functionality on the Internet. Services provided by Incurrent include account,

ONLINE RESOURCES CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
statement and transaction inquiry, account maintenance requests, payments, compliant statements and collections. The acquisition adds 35 employees and a facility in Parsippany, New Jersey.
      The Company issued 1,000,014 shares of common stock to the Incurrent shareholders. The Company paid to, and for the benefit of, the Incurrent shareholders, approximately $7.9 million in cash. The acquisition has been accounted for using the purchase method of accounting. The following table summarizes the estimated fair value of the assets acquired and liabilities assumed at the date of acquisition:

At
December 31,
2004

(In thousands)
Current assets	$2,810
Property, plant and equipment	300
Other assets	155
Identifiable intangible assets (five year weighted-average useful life):
Purchased technology (five year weighted-average useful life)	1,000
Customer list (five year weighted-average useful life)	570

1,570

4,835
Goodwill	11,273

Total assets acquired	16,108
Current liabilities	(558)

Total liabilities assumed	(558)

Net assets acquired	$15,550

      The purchase price allocation to identifiable intangible assets will be amortized on a straight-line basis over the estimated useful life of five years. The amortization will be $313,960 for each of the next five years.
      As the acquisition occurred December 22, 2004, it was determined that Incurrent’s results were immaterial to the year, and thus, the acquisition was assumed to have taken place on December 31, 2004. In accordance with the purchase method of accounting, the purchased assets and liabilities of Incurrent have been included in the balance sheet as of December 31, 2004. None of Incurrent’s operating results for 2004 have been included in the consolidated statement of operations for the year ended December 31, 2004.
      Assuming the acquisition had taken place on December 31, 2002, the Company’s pro forma results for the year ended December 31, 2004 would have been:

	For the Year Ended
	December 31,

	2004	2003

	(Restated)	(Restated)
Revenues	$52,899,333	$48,180,905
Net income	$3,717,161	$2,200,540

ONLINE RESOURCES CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

5.	INVESTMENTS
      The Company classifies its investments as available-for-sale. Investments in securities that are classified as available-for-sale and have readily determinable fair values are measured at fair market value in the balance sheets. Fair market value is based on quoted market value. Any unrealized gains or losses are reported as a separate component of stockholders’ equity. Realized gains and losses are included in investment income. Interest and dividends also are included in investment income. The net realized loss on investments for the year ended December 31, 2004 was approximately $12,900 and a gain for the years ended 2003 and 2002 were approximately $6,900, and $10,000 respectively. For purposes of determining gross realized gains and losses, the cost of securities sold is based on the average cost method. As of December 31, 2004 the unrealized loss on investments was $115 and for 2003 the unrealized gain on investments was $5,327.
      The following is a summary of the Company’s available-for-sale securities:

	December 31, 2004		December 31, 2003

	Amortized Cost	Fair Value	Amortized Cost	Fair Value

US Government treasury obligations	$798,682	$798,720	$3,119,026	$3,122,780
Mortgage backed securities	150,342	150,180	2,809,516	2,810,935
Corporate obligations	350,000	350,009	50,000	50,154

	$1,299,024	$1,298,909	$5,978,542	$5,983,869

      At December 31, 2004, contractual maturities of available-for-sale securities were as follows:

Due in	Amortized Cost	Fair Value

2005	$1,299,024	$1,298,909

6.	PROPERTY AND EQUIPMENT
      Property and equipment consists of the following:

	December 31,

	2004	2003

Central processing systems and terminals	$22,883,521	$16,245,861
Office furniture and equipment	2,634,148	1,862,830
Central processing systems and terminals under capital leases	500,532	500,532
Office furniture and equipment under capital leases	572,117	572,117
Leasehold improvements	2,215,958	1,119,130

	28,806,276	20,300,470
Less accumulated depreciation and amortization	(14,633,798)	(12,048,873)
Less accumulated depreciation and amortization under capital leases	(1,072,649)	(907,427)

	$13,099,829	$7,344,170

7.	CONVERTIBLE NOTES
      The Company completed the private placement of $20 million in convertible subordinated notes (“Convertible Notes”) in 2000, $8 million of which was either repurchased or converted into common stock prior to 2002.

ONLINE RESOURCES CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      On March 27, 2002, the Company induced the conversion of $1.0 million of the Convertible Notes, resulting in the issuance of 295,031 shares. The Company recognized $141,848 in non-cash debt conversion expense and wrote off $70,706 of related debt issuance costs in connection with the transaction.
      On May 30, 2003 and June 9, 2003, the Company repurchased $1.9 million and $2.0 million, respectively, of the Convertible Notes at par value. This removed 975,000 shares from possible future issuance in conjunction with conversion of the repurchased Convertible Notes. The Company wrote off $181,179 of related debt issuance costs in connection with these transactions.
      Between October 1 and October 28, 2003, Noteholders converted $7.5 million in Convertible Notes into 1,875,000 shares of the Company’s common stock at $4.00 per share pursuant to the terms of the Notes. On October 29, 2003, the conversion price reset to $4.75 per share as defined by the terms of the Notes. And on November 18 and November 20, 2003, remaining Notes were converted into 126,314 shares. The Company wrote off $313,934 of related debt issuance costs in connection with the transactions.
      Interest expense related to the Convertible Notes was approximately $0, $627,000, and $980,000 in 2004, 2003 and 2002, respectively.

8.	COMMITMENTS

Office Space
      The Company leases office space under operating leases expiring in 2007 and 2014. The leases provide for escalating rent over the respective lease term. Rent expense under the operating leases for the years ended December 31, 2004, 2003, and 2002, are as follows:

Rent

2002	$1,179,000
2003	1,312,000
2004	1,636,000
      On May 21, 2004, the Company executed a ten-year leave covering 74,000 square feet of office and data center space. The rent commencement date of the new lease was October 1, 2004, and the Company received a lease incentive of approximately $1.7 million in connection to the lease. The benefit of this lease incentive has been deferred as part of lease incentive obligation and will be recognized over the term of the lease, which is ten years.

Equipment
      The Company also leases equipment under capital leases. Amortization of assets held under capital leases is included in depreciation and amortization in the statements of cash flows.

ONLINE RESOURCES CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Future minimum lease payments on operating and capital leases are as follows:

	Operating	Capital

	December 31,	December 31,
	2004	2004

2005	$2,200,753	$11,015
2006	2,420,520	—
2007	1,946,223	—
2008	1,722,751	—
2009	1,770,073	—
Thereafter	9,093,003	—

Total minimum lease payments	$19,153,323	11,015

Less amount representing interest		(442)

Present value of minimum lease payments		10,573
Less current portion		10,573

Long-term portion of minimum lease payments		$—

9.	INCOME TAXES
      The Company incurred a current tax liability for federal income taxes resulting from alternative minimum tax (“AMT”) of $105,000 and $16,000 for 2004 and 2003, respectively. In addition, the Company incurred a current state tax liability of $41,000 for 2004. Since it incurred a loss for 2002, the Company did not pay income taxes for 2002. As a result of the AMT paid, the Company has approximately $77,000 in AMT credits that can be used to offset regular income taxes paid in the future.
      At December 31, 2004, the Company has net operating loss carryforwards of approximately $90.4 million that expire at varying dates from 2010 to 2022. Of that $90.4 million, approximately $4.3 million relates to the exercise of stock options. Associated with the acquisition of Incurrent in December 2004, the Company generated a net deferred tax asset of $1.6 million representing the acquisition of Incurrent’s net operating loss carryforwards and the inclusion of non-deductible intangible assets. The timing and manner in which the Company may utilize the net operating loss carryforwards in subsequent tax years will be limited to the Company’s ability to generate future taxable income and, potentially, by the application of the ownership charge rules under Section 382 of the Internal Revenue Code. The Company is currently determining whether the limitations of Section 382 apply to it. Since the Company has not generated consistent taxable income and no assurance can be made of the future taxable income needed to utilize these net operating loss carryforwards, a valuation allowance in the amount of the deferred tax assets has been recorded. The Company expects to utilize approximately $3.7 of net operating loss carryforwards for the year ended December 31, 2004.

ONLINE RESOURCES CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Significant components of the Company’s net deferred tax assets are as follows:

	December 31,

	2004	2003

Deferred tax assets:
Net operating loss carryforwards/ AMT credits	$35,842,000	$35,184,000
Deferred wages	107,000	166,000
Other deferred tax assets	255,000	169,000

Total deferred tax assets	36,204,000	35,519,000
Deferred liabilities:
Acquired intangible assets — Incurrent	(568,000)	—
Depreciation	(268,000)	(534,000)

Total deferred tax liabilities	(836,000)	(534,000)
Valuation allowance for net deferred tax assets	(35,368,000)	(34,985,000)

Net deferred tax assets	$—	$—

      The following is a summary of the items that caused the income tax expense to differ from taxes computed using the statutory federal income tax rate for the years ended December 31, 2004, 2003 and 2002:

	Year Ended December 31,

	2004	2003	2002

Tax expense (benefit) at statutory Federal rate	$1,743,000	$945,000	$(138,000)
Effect of:
State income tax (benefit), net	197,000	35,000	(20,000)
Other	112,000	20,000	26,000
Alternative minimum tax	105,000	16,000	—
(Decrease) increase in valuation allowance	(2,011,000)	(1,000,000)	132,000

Income tax expense	$146,000	$16,000	$—

10.	PREFERRED STOCK
      Of the 3,000,000 authorized preferred shares of the Company, 1,000,000 shares have been designated as Series A convertible Preferred Stock (“Series A Preferred Stock”). Holders of Series A Preferred Stock shares are entitled to receive dividends at the same rate as holders of common stock and have voting rights equal to their common stock equivalent on an as if converted basis. Additionally, each Series A Preferred Stock holder is entitled to a liquidation preference equal to $1.00 plus declared but unpaid dividends. There were no shares of Series A Preferred Stock outstanding at December 31, 2004 and 2003.
      In connection with the adoption of a stockholders rights plan that was implemented on January 11, 2002, the Company, through a certificate of designation that became effective on December 24, 2001, authorized 297,500 shares of Series B Junior Participating Preferred Stock (“Series B Preferred Stock”). Under the stockholders right plan, which is intended to protect the Company’s stockholders from unsolicited attempts to acquire or gain control of the Company, each holder of record of a share of common stock received a right to purchase a unit of 1/100th of a share of Series B Preferred Stock at a price, subject to adjustment, of $115 per unit. The right is not exercisable until an attempt occurs to

ONLINE RESOURCES CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
acquire or gain control of the Company that is unsolicited and does not have the approval of the Company’s board of directors. Upon exercise of a right, each holder of a right will be entitled to receive 1/100th of a share of Series B Preferred Stock or, in lieu thereof, a number of shares of common stock equal to the exercise price of the right divided by one-half of the current market price of the Company’s common stock. Until exercise of a right for 1/100th of a share of Series B Preferred Stock, no shares of Series B Preferred Stock will be issued. Holders of a share of Series B Preferred Stock are entitled to receive cumulative quarterly dividends equal to the greater of $1.00 per share or 100 times any dividend declared on the Company’s common stock and have voting rights equal to 100 votes per share. Additionally, each holder of a share of Series B Preferred Stock is entitled to a liquidation preference equal to $100 plus accrued and unpaid dividends thereon, whether or not declared.

11.	STOCKHOLDERS’ EQUITY

Stock Options
      In February 1989, the Company adopted an Incentive Stock Option Plan (the “Plan”). During June 1997, the Company’s Board of Directors authorized an increase of 124,747 shares of common stock that can be issued under the Plan. During 1998, the Company’s Board of Directors increased the number of shares of common stock that can be issued under the plan to 2,316,730. The option price under the Plan cannot be less than fair market value of the Company’s common stock on the date of grant. The vesting period of the options is determined by the Board of Directors and is generally four years. Outstanding options expire after ten years.
      During 1999, the Company adopted the 1999 Stock Option Plan (the “1999 Plan”). The 1999 Plan permits the granting of both incentive stock options and nonqualified stock options to employees, directors and consultants. The aggregate number of shares that can be granted under the 1999 Plan is 5,858,331. The option exercise price under the 1999 Plan will not be less than fair market value of the Company’s common stock on the date of grant. The vesting period of the options is determined by the Board of Directors and is generally four years. Outstanding options expire after seven to ten years.
      As of December 31, 2004, the Company has 5,378,631 and 200,000 shares reserved for issuance for stock options and warrants, respectively.
      On December 8, 2004, the Board of Directors authorized the acceleration of the vesting of 99,500 options with an exercise price equal to or above $13.

ONLINE RESOURCES CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Additional information with respect to stock option activity under the stock option plans is summarized as follows:

	Year Ended December 31,

	2004		2003		2002

		Weighted-		Weighted-		Weighted-
		Average		Average		Average
		Exercise		Exercise		Exercise
	Shares	Price	Shares	Price	Shares	Price

Outstanding at beginning of period	5,357,072	$5.38	5,917,076	$5.13	4,414,017	$6.53
Options granted — exercise price equal to market price	456,497	6.89	438,677	4.87	2,365,346	2.71
Options granted — exercise price greater than market price	36,300	8.59	—	—	36,000	5.50
Options exercised	(424,434)	2.53	(746,911)	2.86	(189,000)	1.54
Options canceled or expired	(297,335)	7.23	(251,770)	6.17	(709,287)	6.75

Outstanding at end of period	5,128,100	$5.67	5,357,072	$5.38	5,917,076	$5.13

Options exercisable at end of period	3,240,461	$6.63	3,375,885	$6.12	3,672,699	$5.58
      The following table summarizes information about stock options outstanding at December 31, 2004.

	Options Outstanding			Options Exercisable

		Weighted-
		Average	Weighted-		Weighted-
		Remaining	Average		Average
	Number	Contractual Life	Exercise	Number	Exercise
	Outstanding	(In Years)	Price	Exercisable	Price

$ 0.06 to $ 2.30	950,335	5.58	$2.00	792,515	$1.99
$ 2.31 to $ 2.86	874,409	6.86	2.80	223,929	2.73
$ 2.88 to $ 3.81	973,283	5.86	3.19	510,183	3.25
$ 3.88 to $ 8.40	1,495,836	4.60	7.12	897,597	7.54
$ 8.42 to $20.19	833,399	2.58	13.12	815,399	13.12
$21.50 to $21.50	838	2.20	21.50	838	21.50

	5,128,100	5.08	$5.67	3,240,461	$6.63

Warrants
      The Company’s warrant activity is as follows:

Warrants

Balance at December 31, 2001	1,442,182
Exercise of warrants during 2002	—
Cancellation of warrants during 2002	(630,736)

Balance at December 31, 2002	811,446
Exercise of warrants during 2003	—
Cancellation of warrants during 2003	(611,446)

Balance at December 31, 2003	200,000
Exercise of warrants during 2004	—
Cancellation of warrants during 2004	—

Balance at December 31, 2004	200,000

ONLINE RESOURCES CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Outstanding warrants were issued in 2000 in connection with the Convertible Notes with an exercise price of $4.75 and an expiration date of September 30, 2005.

12.	NET INCOME (LOSS) PER SHARE
      The following table sets forth the computation of basic and diluted net loss per share:

	Year Ended December 31,

	2004	2003	2002

	(Restated)	(Restated)
Net income (loss)	$3,947,052	$2,102,087	$(405,583)
Shares used in calculation of income (loss) per share:
Basic	18,057,270	15,140,538	13,520,642
In the money warrants	62,525	38,073	—
In the money options	2,008,298	1,506,991	—

Diluted	20,128,093	16,685,602	13,520,642

Net income (loss) per share:
Basic	$0.22	$0.14	$(0.03)
Diluted	$0.20	$0.13	$(0.03)
      Due to their anti-dilutive effects, outstanding shares from the conversion of the Convertible Notes, stock options and warrants to purchase 3,432,622, 4,113,639 and 9,736,686 shares of common stock at December 31, 2004, 2003 and 2002, respectively, were excluded from the computation of diluted earnings per share.

13.	EMPLOYEE BENEFIT PLANS

Employee Savings and Retirement Plan
      The Company has a 401(k) plan that allows eligible employees to contribute up to 15% of their salary. The Company has total discretion about whether to make an employer contribution to the plan and the amount of the employer contribution. The Company has historically not chosen to match the employee contributions and, therefore, has not incurred any contribution expense.

Employee Stock Purchase Plan
      The Company has an employee stock purchase plan for all eligible employees to purchase shares of common stock at 85% of the lower of the fair market value on the first or the last day of each six-month offering period. Employees may authorize the Company to withhold up to 10% of their compensation during any offering period, subject to certain limitations. The employee stock purchase plan authorizes up to 400,000 shares to be granted. During the year ended December 31, 2004 and 2003, shares totaling 28,046 and 21,557 were issued under the plan at an average price of $5.62 and $4.11 per share, respectively. At December 31, 2004, 242,540 shares were reserved for future issuance.

14.	RELATED PARTY TRANSACTIONS
      During 2002, the Company surrendered the recourse right under the stock subscription receivables for two employees in the amount of $122,381 and the Company held the related collateral of 30,677 shares. The Company accounted for the conversions as a repurchase of shares previously exercised as a treasury stock transaction. The fair value of the collateral on the conversion date was $126,159, and $79,219,

ONLINE RESOURCES CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
respectively, and was recorded as treasury stock. The shares under the new non-recourse notes were accounted for as the grant of new stock compensation arrangement and were accounted for as a variable award pursuant to the terms in EITF No. 95-16, Accounting for Stock Compensation Arrangement with Employer Loan Features. Stock compensation expense was not material during the three years ended December 31, 2004. The agreements expired during 2003 and were not renewed, and the Company retained the collateral it held.

15.	SUBSEQUENT EVENT
      The Company filed a registration statement with the Securities and Exchange Commission for a proposed public offering of 4,400,000 shares of its common stock on February 10, 2005. The Company will offer 4,100,000 shares, and 300,000 will be offered by a selling shareholder. In addition to the shares described in the registration statement, other stockholders, who acquired their shares in conjunction with the acquisition of Incurrent, have the right to include up to an additional 814,835 shares in the offering. Underwriters have the option to purchase up to an aggregate of 615,000 additional shares of common stock from the Company in over-allotments, if any.

16.	SUMMARIZED QUARTERLY DATA (UNAUDITED)
      The following financial information reflects all normal recurring adjustments that are, in the opinion of management, necessary for a fair statement of the results of the interim periods. Summarized quarterly data for the years 2004 and 2003 is as follows:

	Quarter Ended

	March 31,	June 30,	September 30,	December 31,
	2004	2004	2004	2004

	(Restated)	(Restated)	(Restated)	(Restated)
Total revenues	$9,767,367	$10,068,458	$11,046,654	$11,402,973
Gross profit	5,289,090	5,906,473	6,829,165	7,025,945
Net income	$224,333	$983,208	$1,810,657	$928,854
Net income per share:
Basic	$0.01	$0.05	$0.10	$0.05
Diluted	$0.01	$0.05	$0.09	$0.05
Total revenues	$11,009,998	$8,417,410	$9,259,122	$9,721,085
Gross profit	7,159,509	4,656,985	5,097,659	5,329,216
Net income (loss)	$2,123,172	$(148,215)	$213,863	$(86,733)
Net income (loss) per share:
Basic	$0.15	$(0.01)	$0.02	$(0.01)
Diluted	$0.15	$(0.01)	$0.01	$(0.01)
      The impacts of these restatements to the Company’s consolidated statements of operations for the quarters ended March 31, 2004, June 30, 2004, September 30, 2004 and December 31, 2004 were decreases to net income of $0.2, $0.2, $0.3 and $0.3 million, respectively. The impacts of these restatements to the Company’s consolidated statements of operations for the quarters ended September 30, 2003 and December 31, 2003 were decreases to net income of $0.1 and $0.5 million, respectively.

ONLINE RESOURCES CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The previously reported consolidated statements of operations (unaudited) by quarter for 2004 and 2003 are presented below:

	Quarter Ended

	March 31,	June 30,	September 30,	December 31,
	2004	2004	2004	2004

Total revenues	$9,767,367	$10,068,458	$11,046,654	$11,402,973
Gross profit	5,483,868	6,124,283	7,168,218	7,307,545
Net income	$419,111	$1,201,018	$2,149,710	$1,210,454
Net income per share:
Basic	$0.02	$0.07	$0.12	$0.07
Diluted	$0.02	$0.06	$0.11	$0.06

	Quarter Ended

	September 30,	December 31,
	2003	2003

Total revenues	$9,259,122	$9,721,085
Gross profit	5,247,600	5,840,957
Net income	$363,804	$425,008
Net income per share:
Basic	$0.02	$0.02
Diluted	$0.02	$0.02

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.
      The following table sets forth the Registrant’s estimates (other than the SEC registration fees) of the expenses in connection with the issuance and distribution of the shares of common stock being registered. None of the following expenses are being paid by the selling stockholders.

Item	Amount

SEC registration fee	$978
Legal fees and expenses	10,000
Accounting fees and expenses	10,000
Printing fees	30,000

Total	$50,978

Item 14.	Indemnification of Directors and Officers.
      In accordance with General Corporation Law of the State of Delaware (being Chapter 1 of Title 8 of the Delaware Code), Articles TENTH and ELEVENTH of the Registrant’s Certificate of Incorporation provide as follows:

TENTH:

A. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a Director or an Officer of the Corporation or is or was serving at the request of the Corporation as a Director, Officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a Director, Officer, employee or agent or in any other capacity while serving as a Director, Officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section C hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

B. The right to indemnification conferred in Section A of this Article TENTH shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter and “advancement of expenses”); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a Director or Officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, services to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article TENTH shall be contract rights and such rights shall continue to an indemnitee who has ceased to be a Director, Officer, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.

C. If a claim under Section A or B of this Article TENTH is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expenses of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article TENTH or otherwise shall be on the Corporation.

D. The rights to indemnification and to the advancement of expenses conferred in this Article TENTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation’s Certificate of Incorporation, Bylaws, agreement, vote of stockholders or Disinterested Directors or otherwise.

E. The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer, employee or agent of the Corporation or subsidiary or Affiliate or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

F. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article TENTH with respect to the indemnification and advancement of expenses of Directors and Officers of the Corporation.

ELEVENTH: A Director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability: (i) for any breach of the Director’s duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the Director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

      Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification.
      At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under the Registrant’s Certificate of Incorporation. The Registrant is not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

Item 15.	Unregistered Sales of Securities and Use of Proceeds.
      On December 22, 2004, we acquired Incurrent. As part of this acquisition, we issued 1,000,014 of our shares of common stock. We relied upon Section 4(2) of the Securities Act of 1933, as amended, to exempt from registration the issuance of these shares.
      On June 27, 2005, we acquired IDS. As part of the acquisition, we issued 181,108 of our shares of common stock. We relied upon Section 4(2) of the Securities Act of 1933, as amended, to exempt from registration the issuance of these shares.

Item 16.	Exhibits.
      (a) Exhibits.

Exhibit
Number	Description of Document

2.1	Agreement and Plan of Merger Among Online Resources Corporation, Incurrent Acquisition LLC and Incurrent Solutions, Inc. (Incorporated by reference from our Form 8-K filed on October 21, 2004)

4.1	Form of Amended and Restated Certificate of Incorporation of the Company (Incorporated by reference from our registration statement on Form S-1; Registration No. 333-74777)

4.2	Form of Amended and Restated Bylaws of the Company (Incorporated by reference from our registration statement on Form S-1; Registration No. 333-74777)

4.3	Certificate of Designation of Shares of Series B Junior Participating Preferred Stock (Filed as Exhibit 3.3 to our Form 10-K for the year ended December 31, 2002 filed on March 31, 2003 and incorporated herein by reference)

4.4	Specimen of Common Stock Certificate of the Company (Incorporated by reference from our registration statement on Form S-1; Registration No. 333-74777)

4.5	Rights Agreement dated as of January 11, 2002, between the registrant and American Stock Transfer & Trust Company (filed as Exhibit 4.1 to our Form 8-K filed on January 15, 2002 and incorporated herein by reference)

5.1	Opinion of Mintz Levin Cohn Ferris Glovsky and Popeo, P.C.**

10.1	Online Resources & Communications Corporation 1989 Stock Option Plan (Incorporated by reference from our registration statement on Form S-1; Registration No. 333-74777)

10.2	1999 Stock Option Plan (Incorporated by reference from our registration statement on Form S-1; Registration No. 333-74777)

10.3	Employee Stock Purchase Plan (Incorporated by reference from our registration statement on Form S-8; Registration No. 333-40674)

10.4	Lease Agreement for premises at 4795 Meadow Wood Lane, Chantilly, Virginia (Filed as an exhibit to our Form 10-Q for the quarter ended September 30, 2004 filed on November 5, 2004 and incorporated herein by reference)

Exhibit
Number		Description of Document

10	.5 128291	2005 Restricted Stock and Option Plan (Incorporated by reference from our registration statement on Form S-8; Registration No. 333-
23.1		Consent of Mintz Levin Cohn Ferris Glovsky and Popeo, P.C. (included in the opinion filed as Exhibit 5.1)**

23.2		Consent of Ernst & Young LLP*

24.1		Powers of Attorney (set forth on signature page of this Registration Statement)*

*	Filed herewith

**	To be provided by amendment

Item 17.	Undertakings
      (a) The undersigned Registrant hereby undertakes that:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(2) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
      (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      (c) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chantilly and State of Virginia on the 13th day of September, 2005.

ONLINE RESOURCES CORPORATION

By:	/s/ MATTHEW P. LAWLOR

Matthew P. Lawlor
Chairman and Chief Executive Officer
POWER OF ATTORNEY
      The registrant and each person whose signature appears below constitutes and appoints Matthew P. Lawlor and Catherine A. Graham and each of them singly, his, her or its true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him, her or it and in his, her or its name, place and stead, in any and all capacities, to sign and file (i) any and all amendments (including post-effective amendments) to this Registration Statement, with all exhibits thereto, and other documents in connection therewith, and (ii) a registration statement, and any and all amendments thereto, relating to the offering covered hereby filed pursuant to Rule 462(b) under the Securities Act of 1933, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he, she, or it might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ MATTHEW P. LAWLOR Matthew P. Lawlor	Chairman and Chief Executive Officer (Principal Executive Officer)	September 13, 2005

/s/ CATHERINE A. GRAHAM Catherine A. Graham	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	September 13, 2005

/s/ William H. Washecka William H. Washecka	Director	September 13, 2005

/s/ Joseph J. Spalluto Joseph J. Spalluto	Director	September 13, 2005

/s/ Stephen S. Cole Stephen S. Cole	Director	September 13, 2005

Signature	Title	Date

/s/ Ervin R. Shames Ervin R. Shames	Director	September 13, 2005

/s/ Edward E. Furash Edward E. Furash	Director	September 13, 2005

/s/ Barry D. Wessler Barry D. Wessler	Director	September 13, 2005

/s/ Michael H. Heath Michael H. Heath	Director	September 13, 2005